CONNECTIVITY+COMPUTING FORCE+ABILITY ANNUAL REPORT China Mobile Limited Stock Code:941

FORWARD-LOOKING STATEMENTS Cert ain st atements cont ained in this annual report may be viewed as “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended,  and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual performance, financial condition or results of operations of the Company  to be materially different from those implied by such  forward-looking  statements. In addition, we do not intend to update these for ward-looking statements. Further information regarding these risks, uncertainties and other factors is included in the Company’s most recent Annual Report on Form 20-F filed and other filings with the U.S. Securities and Exchange Commission. THEME China Mobile endeavours to build a new information service system of “connectivity, computing force and ability” based on 5G, computing force network and smart mid-end platforms, promoting computing force as an essential service serving the whole society in the same plug-and-play way as access to water and electricity, thus achieving ubiquitous network, omnipresent computing force and omnipotent intelligence.

THE FIRST RED-CHIP COMPANY LISTED ON THE MAIN BOARD OF THE A-SHARE MARKET

CONTENTS2 Milestones 4 Corporate Information 5 Financial Highlights 6 Company Profile 7 Biographies of Directors and Senior Management 14 Chairman’s Statement 26 Corporate Recognitions 28 Business Review 36 Financial Review 42 Sustainability Report 46 Corporate Governance Report

67 Human Resources Development 68 Report of Directors 79 Independent Auditor’s Report 84 Consolidated Statement of Comprehensive Income 86 Consolidated Balance Sheet 88 Consolidated Statement of Changes

in Equity 89 Consolidated Statement of Cash Flows 92 Notes to the Consolidated Financial Statements 164 Financial Summary

January 2021 Signed specific collaboration agreements in relation to 5G co-construction and sharing with China Broadcasting Network Corporation Ltd. May 2021 The Board approved the proposed RMB Share Issue July 2021 Officially started  the C2 Three Energy-China Mobile Carbon Peak Carbon Neutrality Action Plan July 2021 China Mobile Wing Loong, a large and long-duration UAV emergency communication system, was deployed to fully support communications in disaster-stricken areas in Henan March 2021 Officially announced the “Joint Innovation Plus” action plan June 2021 China Mobile Hong Kong accumulated more than 5 million mobile customers August 2021 China Mobile accumulated more than 300 million 5G package customers

November 2021 Released the China Mobile Computing Force Network Whitepaper jointly with industry partners November 2021 The RMB Share Issue was approved by the Issuance Examination Committee of the CSRC December 2021 Jointly released the Smart Port 2.0 commercial operating solution comprising 5G, Beidou and driverless services January 2022 China Mobile Limited was successfully listed on the Main Board of the Shanghai Stock Exchange (stock code: 600941) December 2021 Our Hong Kong Fotan Data Center in the Guangdong-Hong Kong-Macao Greater Bay Area officially started construction Stones

CORPORATE INFORMATION BOARD OFDIRECTORS ExecutiveDirectors Mr. YANG Jie (Executive Director & Chairman) Mr. DONG Xin (Executive Director & Chief Executive Officer) Mr. WANG Yuhang (Executive Director) Mr. LI Ronghua (Executive Director & Chief Financial Officer) Independent Non-Executive Directors Dr. Moses CHENG Mo Chi Mr. Paul CHOW Man Yiu Mr. Stephen YIU Kin Wah Dr. YANG Qiang PRINCIPAL BOARD COMMITTEES Audit Committee Mr. Stephen YIU Kin Wah (Chairman) Dr. Moses CHENG Mo Chi Mr. Paul CHOW Man Yiu Dr. YANG Qiang Remuneration Committee Dr. Moses CHENG Mo Chi (Chairman) Mr. Paul CHOW Man Yiu Mr. Stephen YIU Kin Wah Nomination Committee Mr. Paul CHOW Man Yiu (Chairman) Dr. Moses CHENG Mo Chi Mr. Stephen YIU Kin Wah COMPANY SECRETARY Ms. WONG Wai Lan, Grace AUDITORS KPMG Registered Public Interest Entity Auditor KPMG Huazhen LLP Recognised Public Interest Entity Auditor LEGAL ADVISER Sullivan & Cromwell (Hong Kong) LLP REGISTERED OFFICE 60/F, The Center 99 Queen’s Road Central Hong Kong PUBLIC AND INVESTOR RELATIONS Tel: 852 3121 8888 Fax: 852 2511 9092 Website: www.chinamobileltd.com Stock code: (HKEX) 941 (SSE) 600941 CUSIP Reference Number: 16941M109 HK SHARE REGISTRAR Hong Kong Registrars Limited Shops 1712–1716, 17/F Hopewell Centre 183 Queen’s Road East Wanchai, Hong Kong RMB SHARE REGISTRAR China Securities Depository and Clearing Corporation Limited (CSDC) Head Office Address: No. 17 Tai Ping Qiao Street, Xicheng District, Beijing, P.R. China Postal Code: 100033 www.chinaclear.cn PUBLICATIONS As requ ired by the laws and regulations of People’s Republic of China, Hong Kong SAR and the United States, the Company shall file an annual report with Shanghai Stock Exchange, Hong Kong Stock Exchange, and an annual report on Form 20-F with the US SEC by the end of April each year. Copies of the annual reports of the Company as well as the annual report on Form 20-F, once filed, will be available at: Hong Kong and the mainland of China: China Mobile Limited 60/F, The Center, 99 Queen’s Road Central Hong Kong 29 Jing Rong Avenue, Xi Cheng District, Beijing, China www.chinamobileltd.com SSE: www.sse.com.cn HKEX: www.hkexnews.hk US SEC: www.sec.gov

Annual Report 2021 05

FINANCIAL HIGHLIGHTS

Operating Revenue
(RMB million)

2021
848,258

2020
768,070

EBITDA
(RMB million)

2021
311,008

2020
285,135

Profit Attributable to Equity Shareholders
(RMB million)

2021
116,148

2020
107,843

Dividend per Share (Full Year)
(HK$)

2021
4.06

2020
3.29

		2021	2020
Operating revenue (RMB million)		**848,258**	768,070
Of which: Revenue from telecommunications services (RMB million)		**751,409**	695,692
EBITDA[1] (RMB million)		**311,008**	285,135
EBITDA margin[2]		**36.7%**	37.1%
EBITDA as % of revenue from telecommunications services		**41.4%**	41.0%
Profit attributable to equity shareholders (RMB million)		**116,148**	107,843
Margin of profit attributable to equity shareholders[3]		**13.7%**	14.0%
Basic earnings per share (RMB)		**5.67**	5.27
Dividend per share	– Interim (HK$)	**1.63**	1.53
	– Final (HK$)	**2.43**	1.76
	– Full year (HK$)	**4.06**	3.29

1 EBITDA = profit from operations + depreciation and amortization
2 EBITDA margin = EBITDA/operating revenue
3 Margin of profit attributable to equity shareholders = profit attributable to equity shareholders/operating revenue

06 China Mobile Limited

COMPANY PROFILE

China Mobile Limited (the "Company", and together with its subsidiaries, the "Group") was incorporated in Hong Kong on 3 September 1997. The Company was listed on the New York Stock Exchange ("NYSE") and The Stock Exchange of Hong Kong Limited ("HKEX" or the "Hong Kong Stock Exchange") on 22 October 1997 and 23 October 1997, respectively. The Company was admitted as a constituent stock of the Hang Seng Index in Hong Kong on 27 January 1998. On 7 May 2021, the NYSE filed a Form 25 with the US Securities and Exchange Commission (the "US SEC") to strike the Company's ADSs from listing and registration, which have taken effect on 18 May 2021. On 5 January 2022, the Company's RMB ordinary shares ("RMB Shares" or "A-Shares") were listed on the Main Board of Shanghai Stock Exchange ("SSE").

As the leading ICT services provider in the mainland of China, the Group provides communications and information services in all 31 provinces, autonomous regions and directly-administered municipalities throughout the mainland of China and in Hong Kong SAR, and boasts a world-class telecommunications and information operator with the world's largest network and customer base, a leading position in profitability and market value ranking. Its businesses primarily consist of mobile voice and data business, broadband and other services. As of 31 December 2021, the Group had a total of 449,934 employees, and a total of 957 million mobile customers and 240 million wireline broadband customers, with its annual revenue totalling RMB848.3 billion.

The Company's ultimate controlling shareholder is China Mobile Communications Group Co., Ltd. ("CMCC"), which, as of 31 December 2021, indirectly held approximately 72.72% of the total number of issued shares of the Company. The remaining approximately 27.28% was held by public investors.

In 2021, the Company was once again selected as one of The Global 2,000 World's Largest Public Companies by Forbes magazine and Fortune Global 500 by Fortune magazine. The China Mobile brand was once again listed in BrandZ™ Top 100 Most Valuable Global Brands 2021 by Millward Brown ranking 68. Currently, the Company's corporate credit ratings are equivalent to China's sovereign credit ratings, namely, A+/Outlook Stable from Standard & Poor's and A1/Outlook Stable from Moody's.

China Mobile Principal Organizational Structure as at 31 December 2021


China Mobile Communications Group Co., Ltd.
China Mobile (Hong Kong) Group Limited
China Mobile Hong Kong (BVI) Limited
72.72%
27.28%
Public shareholders
China Mobile Limited
China Mobile International Limited
China Mobile Communication Co., Ltd.
Aspire Holdings Ltd.
Operating subsidiaries in 31 provinces, autonomous regions and directly–administered municipalities in the mainland of China and Hong Kong
Other specialized subsidiaries*

* Other specialized subsidiaries include:

- China Mobile Group Design Institute Co., Ltd.
- China Mobile IoT Company Limited
- China Mobile Group Device Co., Ltd.
- China Mobile Information Technology Company Limited
- China Mobile Online Services Co., Ltd.
- MIGU Co., Ltd.
- China Mobile (Suzhou) Software Technology Co., Ltd.
- China Mobile (Hangzhou) Information Technology Company Limited
- China Mobile Internet Company Limited
- China Mobile TieTong Company Limited
- China Mobile Investment Holdings Co., Ltd.
- China Mobile System Integration Co., Ltd.
- China Mobile Financial Technology Co., Ltd.
- China Mobile (Chengdu) ICT Co., Ltd.
- China Mobile (Shanghai) ICT Co., Ltd.
- China Mobile e-Commerce Co., Ltd.
- China Mobile Xiong'an ICT Co., Ltd.
- China Mobile Information System Integration Co., Ltd.
- China Mobile Group Finance Co., Ltd.

Annual Report 202107 BIOGRAPHIES OF DIRECTORS AND SENIOR MANAGEMENT EXECUTIVE DIRECTORS Mr. YANG Jie Age 59, Executive Director and Chairman of the Company, joined the Board of Directors of the Company in March 2019, in charge of the overall management of the Company. He is currently the Chairman of China Mobile Communications Group Co., Ltd. (“CMCC”) and a Director and the Chairman of China Mobile Communication Co., Ltd. (“CMC”). Mr. Yang formerly served as deputy director general of Shanxi Posts and Telecommunications Administration, general manager of Shanxi Te le communic ations Corporation, vice president of China Telecom Beijing Research Institute, general manager of Business Department of the Northern Telecom of China Telecommunications Corporation, vice president, president and chairman of China Telecommunications Corporation, and president and chief operating officer, and chairman and chief executive officer of China Telecom Corporation Limited. Mr. Yang graduated from the Beijing University of Posts and Telecommunications majoring in radio engineering in 1984 and obtained a doctorate degree in business administration from the ESC Rennes School of Business, France in 2008. Mr. Yang is a professor-level senior engineer with long-term involvement in the operation and management of basic telecommunications enterprises as well as extensive experience in management and the ICT industry. Mr. DONG Xin Age 55, Executive Director and Chief Executive Officer of the Company, joined the Board of Directors of the Company in March 2017, in charge of the operation of the Company. He is also a Director and President of CMCC and CMC. Mr. Dong formerly served as a deputy director of Corporate Finance Division of Finance Department of the former Ministry of Posts and Telecommunications, a director of Economic Adjustment Division of the Department of Economic Adjustment and Communication Clearing of the former Ministry of Information Industry of China, director general of the Finance Department and Planning and Construction Department of CMCC, chairman and president of Hainan Mobile, Henan Mobile and Beijing Mobile, Vice President and Chief Accountant of CMCC, and Vice President and CFO of the Company. During the period between May 2018 and August 2020, Mr. Dong served as a Non-Executive Director of China Tower Corporation Limited (listed in Hong Kong). Mr. Dong received a Bachelor’s degree from Beijing University of Posts and Telecommunications in 1989, a Master’s degree in financial and accounting management from Australian National University, and a Doctoral degree in business administration jointly issued by Shanghai Jiao Tong University and ESC Rennes School of Business, France. Mr. Dong is a senior engineer and senior accountant with many years of operational and financial management experience in the ICT industry.

08 China Mobile Limited BIOGRAPHIES OF DIRECTORS AND SENIOR MANAGEMENT Mr. WANG Yuhang Age 60, Executive Director of the Company, joined the Board of Directors of the Company in October 2019, principally in charge of human resources and inspection matters. He is also a Director of CMCC and CMC. Mr. Wang formerly served as a deputy general manager of Development Department, general manager of Supervision Department, deputy director of Supervision and Inspection Office, the chief director of Legal Center, general manager of Human Resources Department and executive vice president of China Ocean Shipping (Group) Company; a vice president of COSCO Americas Inc.; the general manager of COSCO Shipbuilding Industry Company; the general manager of COSCO Shipyard Group Co., Ltd. as well as the executive vice president of China COSCO SHIPPING Corporation Limited. Over the past three years, Mr. Wang had served as a non-executive director and vice chairman of China International Marine Containers (Group) Co., Ltd. (listed in Hong Kong and Shenzhen), a non-independent and nonexecutive director and the chairman of COSCO SHIPPING International (Singapore) Co., Ltd. (listed in Singapore), a non-executive director of COSCO SHIPPING

Holdings Co., Ltd. (listed in Hong Kong and Shanghai), and an executive director and the chairman of COSCO SHIPPING International (Hong Kong) Co., Ltd. (listed in Hong Kong). Mr. Wang graduated from Dalian Maritime College in 1983 with a major in marine engineering management. He is a senior engineer with many years of experience in the shipping industry and in human resources and corporate management. Mr. LI Ronghua Age 56, Executive Director and Chief Financial Officer of the Company, joined the Board of Directors of the Company in October 2020, principally in charge of finance, internal audit and investor relations of the Company. Currently he is also the Chief Accountant of CMCC, and a director and Vice President of CMC. Mr. Li formerly served as Vice Manager and Manager of Finance and Assets Department of State Grid Corporation of China, Deputy General Accountant of State Grid Corporation of China, Director and Chairman of State Grid Overseas Investment Limited (Hong Kong), and Chairman of State Grid Yingda International Holdings Group Ltd. During the period between December 2019 and September 2020, Mr. Li had served as the Head of the preparatory team, and Director and Chairman of State Grid Yingda Co., Ltd. (listed in Shanghai). Mr. Li received a Bachelor’s degree in Accounting from Zhongnan University of Economics in 1998, and an Executive Master of Business Administration degree from Wuhan University in 2004.

Annual Report 2021 09 BIOGRAPHIES OF DIRECTORS AND SENIOR MANAGEMENT INDEPENDENT NON-EXECUTIVE DIRECTORS Dr. Moses CHENG Mo Chi, GBM, GBS, OBE, JP Age 72, Independent Non-Executive Director of the Company, joined the Board of Directors of the Company in March 2003. He was appointed as the Chairman of the Remuneration Committee in May 2016. Dr. Cheng is a practising solicitor and a consultant of Messrs. P.C. Woo & Co. after serving as its Senior Partner from 1994 to 2015. Dr. Cheng was a member of the Legislative Council of Hong Kong and chairman of the Insurance Authority. He is the founder chairman of the Hong Kong Institute of Directors of which he is now the Honorary President and Chairman Emeritus. Dr. Cheng currently holds directorships in Liu Chong Hing Investment Limited, China Resources Beer (Holdings) Company Limited, Towngas Smart Energy Company Limited (formerly known as Towngas China Company Limited), K. Wah International Holdings Limited, Guangdong Investment Limited, Tian An China Investments Company Limited and The Hong Kong and China Gas Company Limited, all of which are public listed companies in Hong Kong. Dr. Cheng was formerly a non-executive director of Kader Holdings Company Limited. Mr. Paul CHOW Man Yiu, GBS, SBS, JP Age 75, Independent Non-Executive Director of the Company, joined the Board of Directors of the Company in May 2013. He was appointed as the Chairman of the Nomination Committee in May 2016. He was the Chief Executive of the Asia Pacific Region (ex-Japan) of HSBC Asset Management (Hong Kong) Limited from 1997 to 2003, an executive director and Chief Executive of Hong Kong Exchanges and Clearing Limited from April 2003 to January 2010, the Chairman of Hong Kong Cyberport Management Company Limited from June 2010 to May 2016, an independent nonexecutive director of Bank of China Limited from October 2010 to August 2016, a member of the Advisory Committee on Innovation and Technology of the Government of the Hong Kong Special Administrative Region from April 2015 to March 2017, an independent non-executive director of CITIC Limited from March 2016 to June 2019 and an independent non-executive director of Julius Baer Group Ltd. and Bank Julius Baer & Co. Ltd. from April 2015 to May 2020.

10 China Mobile Limited BIOGRAPHIES OF DIRECTORS AND SENIOR MANAGEMENT Mr. Stephen YIU Kin Wah Age 61, Independent Non-Executive Director of the Company, joined the Board of Directors of the Company in March 2017. He was appointed as the Chairman of the Audit Committee in May 2018. Mr. Yiu is currently the Chairman of the Hong Kong Insurance Authority, a director of Hong Kong Academy of Finance, an Independent Non-Executive Director of Hong Kong Exchanges and Clearing Limited and ANTA Sports Products Limited, a Council member and the Treasurer of The Hong Kong University of Science and Technology, and a member of the Exchange Fund Advisory Committee of The Hong Kong Monetary Authority and ICAC Complaints Committee. Mr. Yiu joined the global accounting firm KPMG (“KPMG”) in Hong Kong in 1983 and was seconded to KPMG in London, the United Kingdom from 1987 to 1989. Mr. Yiu became a partner of KPMG in 1994, served as the Partner in Charge of Audit of KPMG from 2007 to 2010, and served as the Chairman and Chief Executive Officer of KPMG China and Hong Kong as well as a member of the Executive Committee and the Board of KPMG International and KPMG Asia Pacific from April 2011 to March 2015. Mr. Yiu formerly also served as a member of the Audit Profession Reform Advisory Committee and the Mainland Affairs Committee of the Hong Kong Institute of Certified Public Accountants. Mr. Yiu is a fellow member of the Association of Chartered Certified Accountants, the Hong Kong Institute of Certified Public Accountants and the Institute of Chartered Accountants in England and Wales. Mr. Yiu received a professional diploma in accountancy from The Hong Kong Polytechnic (now known as The Hong Kong Polytechnic University) in 1983, and holds a master’s degree in business administration from the University of Warwick in the United Kingdom. Dr. YANG Qiang Age 60, Independent Non-Executive Director of the Company, joined the Board of Directors of the Company in May 2018. Dr. Yang is currently the Chief AI Officer of WeBank Co., Ltd., the Chair Professor and the former Head of the Department of Computer Science and Engineering of the Hong Kong University of Science and Technology (HKUST), as well as the Co-founder and a nonexecutive director of Shenzhen Qianhai 4Paradigm Data Technology Co., Ltd. (now known as Beijing Fourth Paradigm Technology Co., Ltd.). Dr. Yang had served as, among other posts, an Assistant Professor and a Tenured Associate Professor at the Department of Computer Science of the University of Waterloo in Canada from September 1989 to August 1995, a Tenured Associate Professor, an Industrial Research Chair and a Full Professor at the School of Computing Science of Simon Fraser University in Canada from August 1995 to August 2001, and an Associate Professor, a Full Professor and an Associate Head of the Department of Computer Science and Engineering of HKUST from August 2001 to June 2012. From 2012 to November 2014, Dr.Yang was also the Founding Head of Huawei’s Noah’s Ark Research Lab. He was the President of International Joint Conference on Artificial Intelligence (IJCAI) from 2017 to 2019 and an executive committee member of the Association for the Advancement of Artificial Intelligence (AAAI) from 2016 to 2019. He was the AAAI Conference Chair in 2021. Dr. Yang is a Fellow of several international professional societies, including AAAI, Association for Computing Machinery (ACM), Institute of Electrical and Electronic Engineering (IEEE), etc. Dr. Yang received a bachelor’s degree in astrophysics from Peking University in 1982, master’s degrees in astrophysics and computer science from the University of Maryland, College Park in the United States in 1985 and 1987 respectively, and a doctor’s degree in computer science from the University of Maryland, College Park in 1989.

Annual Report 2021 11 BIOGRAPHIES OF DIRECTORS AND SENIOR MANAGEMENT SENIOR MANAGEMENT Mr. LI Huidi Age 53, Vice President of the Company, appointed in September 2019, principally in charge of planning and construction, network, information harbor, information security, procurement and others. He is also a Vice President and Chief Cyber Security Officer of CMCC, and a Director and Vice President of CMC. Previously he served as a research fellow in Lucent Technologies – Bell Labs Innovations, a vice president of UTStarcom Inc., a vice president and general manager of New Mobile Technology and High-end Products Division of Lenovo Group Limited, chief technology officer and chairman of Technology Innovation Committee of Lenovo Mobile Communication Technology Co., Ltd. Mr. Li graduated in 1990 with a Bachelor of Electronic Engineering from Harbin Institute of Technology, and received a master’s degree in Mobile Communications from Polytechnic Institute of New York University and a doctoral degree in management from Hong Kong Polytechnic University. Mr. Gao Tongqing Age 58, Vice President of the Company, appointed in February 2020, principally in charge of legal and regulatory matters, technology R&D, international business, investment, information technology and others. He is also a Vice President and General Counsel of CMCC, a Director and Vice President of CMC. In June 2020, Mr. Gao was appointed as a non-executive director of China Communications Services Corporation Limited (listed in Hong Kong) and vice chairman of True Corporation. In August 2020, Mr. Gao was appointed as a Non-Executive Director of China Tower (listed in Hong Kong). Mr. Gao previously served as a deputy director general of Xinjiang Uygur Autonomous Region Posts and Telecommunications Administration, deputy general manager and general manager of Xinjiang Uygur Autonomous Region Telecom Company, general manager of China Telecom Jiangsu branch, vice president of China Telecommunications Corporation, and executive director and executive vice president of China Telecom Corporation Limited. He graduated from the Changchun Institute of Posts and Telecommunications with a major in telecommunications engineering and received a doctorate degree in business administration from the Hong Kong Polytechnic University.

12 China Mobile Limited BIOGRAPHIES OF DIRECTORS AND SENIOR MANAGEMENT Mr. JIAN Qin Age 56, Vice President of the Company, appointed in September 2019, principally in charge of marketing, customer service, terminals, mobile Internet, financial technology and others. He is also a Vice President of CMCC, a Director and Vice President of CMC and a Director of Phoenix Media Investment (Holdings) Limited. Previously he served as a deputy director of the Nanchang Telecom Bureau, chairman and president of Jiangxi Mobile, Sichuan Mobile and Guangdong Mobile. Mr. Jian graduated in 1989 from Beijing University of Posts and Telecommunications majoring in Computer and Communication, and received a doctoral degree in Industrial Economics from Jiangxi University of Finance and Economics. Mr. ZHAO Dachun Age 51, Vice President of the Company, appointed in September 2019, principally in charge of corporate customers, software technology R&D, IoT, ICT and other matters. He is also a Vice President of CMCC and a Director and Vice President of CMC. Previously he served as the chairman and president of Shaanxi Mobile and Sichuan Mobile. Mr. Zhao graduated in 1993 from Southeast University majoring in Radio Technology and received an EMBA from Nanjing University.

HIGH-SPEED AND UBIQUITOUS SPACE-GROUND INTEGRATION

HIGH-SPEED AND UBIQUITOUS SPACE-GROUND INTEGRATION

14 China Mobile LimitedThe information and communications sector, as the key driver of the burgeoning growth of digital economy, has ample room for development. The Company will advance towards its new position of becoming a world-class information services and sci-tech innovation enterprise and implement its new strategy of becoming a world-class enterprise by building a dynamic “Powerhouse”, striving to drive new infrastructure, integrate new elements and instigate new growth momentum and consistently creating greater value for its shareholders and customers. CHAIRMAN’S STATEMENT

Annual Report 2021 15chairman’s statement Dear Shareholders, In 2021, faced with various obstacles and challenges including the prevention and control of COVID-19, the disruption of industrial supply chains and the need for business transformation, we managed to mobilize everyone at China Mobile (the Company) to work together and firmly seize the opportunities arising from the accelerated digital transformation of the economy and society. By upholding our overarching strategy of becoming a worldclass enterprise by building a dynamic “Powerhouse”, focusing our efforts on spearheading our “4x3”1 strategy and furthering our “5G+” plans, we drove the comprehensive and integrated development of our CHBN2 markets. By doing so, we advanced towards our goal of becoming a world-class information services and sci-tech innovation enterprise. Our digital intelligent transformation and accelerated high-quality development have yielded fresh outcomes. Over the year, we achieved all-round growth in customer and enterprise values and shareholder returns, along with our fastest revenue growth rate in a decade. Our net profit grew favorably and overall business performance was remarkable. 2021 RESULTS We recorded operating revenue of RMB848.3 billion for the year of 2021, up by 10.4% year-on-year. Of this, telecommunications services revenue amounted to RMB751.4 billion, up by 8.0% year-on-year, and the growth rate was 4.8 percentage points higher than that of 2020. All four CHBN businesses expanded in terms of both customer base and revenue. The HBN business revenue contributed 35.7% to the revenue of telecommunications services, up by 4.3 percentage points year-on-year, showing a further enhanced revenue structure. Driven by rapid business expansion in areas including smart home services, DICT (data, information and communications technology) services, mobile cloud, and digital content, digital transformation revenue3 increased by 26.3% year-on-year to reach RMB159.4 billion, contributing 59.5% of the growth of telecommunications services revenue and to become our largest revenue growth driver. Overall, we have passed through a turning point and achieved a breakthrough in terms of revenue growth. Our most emphasized second curve of growth, with digital transformation revenue as the major component, is leading the Company to explore a boarder market in the blue-ocean of information services. As part of our consistent efforts to reduce costs and enhance operating efficiency, we tightened cost-control measures involving all staff members and elements of production, as well as our entire workflow, which generated favorable outcomes. Profit attributable to equity shareholders reached RMB116.1 billion, or RMB5.67 per share, up by 7.7% year-on-year. Our profitability remained in a leading position among top-tier global telecommunications operators. EBITDA4 increased by 9.1% year-on-year to RMB311.0 billion, with an EBITDA margin of 36.7%. EBITDA accounted for 41.4% of telecommunications services revenue, representing a 0.4 percentage point increase yearon-year. Return on equity was 9.8%, up by 0.3 percentage points compared to 2020. Our capital expenditure totaled RMB183.6 billion and we maintained a healthy cash flow, with free cash flow amounting to RMB131.2 billion, or an increase of 3.2% year-on-year. We have maintained industry-leading profitability, return on assets and cash flow for a number of consecutive years, demonstrating our outstanding operating level and management efficiency, and laying a solid ground for future development. 1 Speed up the “three changes”, which means extending our business from telecommunications services to information services, from primarily promoting the “Customer” (to C) market to comprehensively promoting the integrated development of all four CHBN markets, and from being resources-driven to being innovation-driven; follow the “three new directions”, which means promoting new infrastructure, integrating new elements and instigating new momentum; reinforce the “three approaches”, which means setting up a scale-based and value-oriented business operating system with an emphasis on business convergence, integration and digitalization; and strengthen the “three forces”, which means building up an organizationalstructure that incorporates our capabilities, collaboration and vitality to deliver high operating efficiency and synergy across our operations. 2 CHBN refers to the “Customer” market (C), the “Home” market (H), the “Business” market (B) and the “New” market (N). 3 Digital transformation revenue includes the revenues from new businesses from the “Customer” market (and-Caiyun and others), the revenues from smart home added-value businesses from the “Home” market, the revenues from DICT, IoT and dedicated lines businesses from the “Business” market and the revenue from the “New” market. 4 EBITDA = profit from operations + depreciation and amortization.

16 China Mobile Limited chaiman’s statement The Board recommends a cash dividend of 60% of the profit attributable to equity shareholders5 for the full year of 2021. It also recommends a final dividend payment of HK$2.43 per share6 for the year ended 31 December 2021, an increase of 38.0% year-on-year. Together with the interim dividend of HK$1.63 per share already paid, total dividend for the full year of 2021 amounted to HK$4.06 per share, an increase of 23.4% from that of 2020. To create higher returns for our shareholders and share the results of our operating gains, after giving full consideration to the Company’s profitability, cash flow conditions and future development needs, in the three-year period from 2021, the profit to be distributed in cash for each year will gradually increase to 70% or above of the profit attributable to equity shareholders5 of the Company for that year. The Company will strive to create more value for shareholders. VALUE-ORIENTED OPERATING PRACTICES AND INTEGRATED DEVELOPMENT ACHIEVED SIGNIFICANT PROGRESS Capturing the new opportunities presented to the industry by accelerated 5G development and digital economic growth, we focused on value-oriented practices while drawing on the advantages of our business scale. Through continuous efforts to promote their comprehensive and integrated development, all four of the CHBN markets delivered outstanding performance, with increasing customer satisfaction. “Customer” Market: Scale Expansion with Value Uplift We furthered the integrated operation of data access, applications, and customer benefits, while competing in the market in a rational and regulated way to drive an industry-wide value uplift. We stepped up efforts to encourage customers to switch from 4G to 5G and to create more synergy between the “Customer” market and the “Home” and “Business” markets, expanding our 5G customer base and value and continuously boosting personal information and communications consumption. At the same time, we implemented more measures to carry out customer segmentation and precision marketing and to generate revenue from our members. Through promoting diversified and dedicated products, applications and customer benefits, and further differentiating the services on offer from our three major brands (GoTone, M-zone and Easy Own), we continued to enhance customer value and user experience. In 2021, revenue from the “Customer” market reversed its downward trajectory and recorded positive growth, increasing by 1.4% year-on-year to RMB483.4 billion. Our mobile customer base reached 957 million, with a net addition of 14.97 million customers. Of these, 387 million customers were our 5G package customers – a net increase of 222 million customers. The scale of growth anchored us at the forefront of the industry. The number of customers with integrated benefit products reached 190 million, with a net addition of 112 million customers. The number of monthly active users of our cloud product “and-Caiyun” increased 32.43 million to reach 135 million. Thanks to the traction created by the upgrade of 5G and the incremental value engendered by integrated operations, the ARPU (average revenue per user per month) of our mobile business reached RMB48.8, up by 3.0% year-on-year. 5 The base of the Company’s profit distribution is the profit attributable to equity shareholders under International Financial Reporting Standards. 6 Dividends will be denominated and declared in Hong Kong dollars. Dividends for A-shares will be paid in Renminbi with the conversion rate to be calculated based on the average central parity rate between Hong Kong dollars and Renminbi announced by the People’s Bank of China in the week before the date of the declaration of dividends at the annual general meeting, and a separate announcement will be made before the annual general meeting as regards the exact amount. Dividends for Hong Kong shares will be paid in Hong Kong dollars

Annual Report 2021 17 chairam’s statement “Home” Market: Strong Growth Momentum with Increased Scale and Revenue With a focus on setting up a service suite that combines full-gigabit network connections with cloud-based applications, we strove to extend our smart home application services to the wider community, and to rural areas by supporting digital village development. To foster leadership in broadband services, we sped up the upgrade of gigabit broadband and optimized our end-to-end service and quality management system; to foster leadership in contentdriven TV services, we further integrated the operation of big – and small-screen content and created a household information service portal consisting of broadband television, digital cinema and vertical content; to foster leadership in smart home services, we expanded our applications by covering more household service scenarios, boosting the uptake of household applications including smart home network deployment, home security and smart remote controls, and exploring more new application scenarios of HDICT (home data, information and communications technology) solutions. In 2021, revenue from the “Home” market maintained rapid growth and reached RMB100.5 billion, up by 20.8% year-on-year. We added 25.88 million household broadband customers, bringing the total number to 218 million, which was the highest in the industry. We also made significant progress in expanding our smart home business, with customers of our digital set-top box service “Mobaihe” reaching 167 million, accounting for 76.8% of our household customer base. Customers deploying smart home networks increased by 110.2% yearon-year, while those using our home security services and smart remote controls grew by 164.7% and 132.3%, respectively. Household broadband blended ARPU increased 5.6% year-on-year to reach RMB39.8. The value contribution from smart home applications grew significantly. “Business” Market: Revenue Growth Driver with Strong Momentum Drawing on our innovative computing and network integration and our well-established nationwide localized services, we focused on key industries to foster the scale and integrated development of networks, cloud, and DICT. In 2021, the revenue from the “Business” market maintained rapid growth to reach RMB137.1 billion, up by 21.4% year- onyear. We gained 4.99 million corporate customers, bringing the total to 18.83 million. The revenue from DICT amounted to RMB62.3 billion, with an increase of 43.2% year-on-year, contributing 2.7 percentage points to the telecommunications services revenue growth. We nurtured our differentiated advantages in the convergences of cloud and networks, cloud and big data, cloud and intelligence, and cloud and edge computing, further strengthening our product structure with the goal of expediting our development to become a top-tier player in this space. Mobile cloud revenue amounted to RMB24.2 billion, up by 114% year-on-year. For 5G vertical industry sectors, we created an image of industry superiority and continued to make full use of our 5G industry-leading position to spearhead the development of dedicated network and promote the deep assimilation of 5G applications into industry sectors. A number of industry segments have seen their application solutions entering large-scale replication phase, and these efforts have underscored our leadership in 5G. We launched 200 leading 5G showcases, signed agreements with more than 2,800 high-quality commercial projects and developed 1,590 5G dedicated network projects, bringing the DICT contract value to more than RMB16.0 billion. We have started implementing these projects at scale across a wide range of industries, covering smart mining, smart factories, smart grid, smart metallurgy, smart ports and smart hospitals. In terms of Industrial Internet, we have built a “1+1+1+N”7 product suite and further promoted the deep integration of 5G and Industrial Internet. Considering the differentiated needs of industry customers, we have built a manageable and controllable 5G dedicated industry network that is adaptive to industry development with devicecloud integration, helping the industry boost digital transformation and upgrading 7 1+1+1+N is made up of one 5G industrial device module, one 5G dedicated industry network (with three (superior/exclusive/privileged) service modes, virtual networks for multiple tenants and other services), one industrial Internet platform OnePower, and 5G application scenarios for numerous (N) industry segments including smart factories, smart grid, smart metallurgy and smart mining.

18 China Mobile Limited chairman’s statemnt“New” Market: Innovative Strategic Layout with Visible Results Upholding the spirit of innovation, entrepreneurship and originality, we strove for new breakthroughs in the “New” market by fostering synergetic growth across four key areas: international business, equity investment, digital content, and FinTech. Our efforts have yielded notable results. In 2021, revenue from the “New” market achieved rapid double-digit growth, increasing by 34.2% year-on-year to RMB30.3 billion. In the international business, we deepened synergy between the domestic and international markets and sped up the introduction of our quality and proven capabilities to overseas markets, with the goal of further optimizing the deployment of international resources and enhancing our international operations. In 2021, our international business revenue amounted to RMB13.3 billion, representing an increase of 20.1% year-on-year. In terms of equity investment, we used the capital to achieve value growth, ecosystem formation, and synergy creation with a range of industries. We persisted in the dual approach of combining direct investment and investment in funds, focusing strategically on key areas. By establishing the dual links through industry and capital, we nurtured the digitalized and intelligent industry ecosystem. In 2021, our equity investment income accounted for 10.3% of our net profit. With regards to digital content and FinTech, we have developed high-quality Internet products in areas including videos, games, VR/AR, and payment systems. By constantly reinforcing our capabilities in combining scenarios, content, and operations, we expanded the scale of these products and enhanced user experience. In 2021, the revenue generated from digital content grew by 47.1% yearon-year and the number of monthly active users of MIGU Video across all platforms was up by 45.0% year-on- year. The revenue from Internet Finance increased 102.1% year-on-year and the number of monthly active users of “and-Wallet” also showed an increase of 155.7% year-on-year. During the Beijing Winter Olympics, MIGU Video’s ubiquitous and immersive live coverage of the events won wide recognition and reached a cumulative 34 billion viewership on programmes related to the Olympics. MIGU Video was one of the most downloaded apps in the Apple App Store, delivering 71.8 billion instances of brand exposure for China Mobile. We spared no efforts in enhancing customer satisfaction, including by optimizing the service system that covers every aspect of services and processes and engages every member of staff, and by speeding up digital-intelligent service innovation. These efforts have resulted in continued improvements in service quality and rising customer recognition. In optimizing the all-round service system, we further integrated the service management process – from standards-setting to evaluation and feedback – into our operations to support the development of the CHBN markets. We significantly improved our multi-scenario service capabilities and customer perceptions by identifying shortcomings that hamper customer perceptions, increasing consumer rights protection and delivering better service across consumer touchpoints. We initiated company-wide campaigns to increase service awareness among our employees. In terms of digital-intelligent service innovation, we sped up the transformation of our service management model by launching the industry’s first enterprise-level digital and intelligent service management platform Dayin and setting up the 10086 integrated smart service gateway. Another industry first was our introduction of video customer service, as part of our new online service system. To reinforce our brand awareness, we launched the “Heartwarming Service” customer service brand, which has gained wide recognition among our customers. SYSTEMATIC OPTIMIZATION OF NEW INFORMATION INFRASTRUCTURE LAYOUT As the digital economy continues to increase in strength, quality and scope, we have stressed further efforts to expedite the construction of a high-speed, ubiquitous, intelligent, agile and comprehensive digital information infrastructure that integrates space and ground, and the cloud and the network. The infrastructure is also green, lowcarbon, secure and controllable, centering around 5G, CFN (computing force network) and smart mid-end platforms and serving as the ‘artery’ to help information flow throughout the economy and society.

Annual Report 2021 19 chaiman’s statement An industry-leading 5G network. We fully implemented our “5G+” plan while deepening network co-construction and sharing with China Broadcasting Network Corporation Limited. Leveraging these efforts, we were able to yield the combined advantages of the 2.6GHz/4.9GHz capacity and 700MHz coverage to create synergy from a multi- frequency network and enable efficient deployment, making our high-quality 5G offering more practical, open and secure. In 2021, our 5G-related investments amounted to RMB114.0 billion. We put in use a cumulative more than 730,000 5G base stations, of which 200,000 were 700MHz 5G base stations. We have basically achieved continuous 5G network coverage across urban districts, counties, towns and villages, with favorable coverage in some of the key regions and locations, developed villages, key buildings and venues. With the number of 5G network customers reaching 207 million, we boast the world’s largest 5G network and customer base. In addition, we maintained our leadership in 5G network technology and perception by helping to promote the maturity of the R16 standard and leading 47 projects in relation to R17 standard-setting, and we have become one of the first-tier industry players in the world in this area. We published a whitepaper on 5G-Advanced technology, took steps to promote network digitalization upgrades and set the path for how R18 standards are developed. The cloud migration of our network saw steady progress, resulting in further streamlining and integration. We initiated the 5G voice function upgrade, equipping the 5G network with the VoNR (Voice over New Radio) feature for commercial use. In terms of typical 5G application scenarios, we launched network solutions for vertical industry sectors including ports and mining. We attached importance to low-carbon development by applying green technologies in base stations and terminals, and conducting research into an energysaving smart 5G platform. CFN took off the ground. CFN represents a new information infrastructure that puts computing at its core, with the network serving as its foundation. This infrastructure deeply integrates ABCDNETS8 , making one-stop service possible. To meet the demand arising from the digital-intelligent development of productivity, we set the goal of developing ubiquitous computing, co-existing computing and network, smart orchestration, and integrated services to speed up the construction of an extensive and integrated CFN. We will promote computing force as an essential service serving the whole society in the same plug-and-play way as access to water and electricity. At the China Mobile Global Partners Conference, held in November 2021, we officially published Computing Force Network Whitepaper to clearly outline our overall strategy and implementation roadmap. In terms of the provision of computing force, we have responded to the national strategy of channeling more computing resources from the eastern areas to the western regions by establishing our “4+3+X”9 facilities, with a total of 407,000 IDC cabinets available for external use, representing a net addition of 47,000. We continued to build up our cloud infrastructure and enhance our “N+31+X”10 mobile cloud infrastructure to include 13 central nodes, cumulatively commissioning more than 480,000 cloud servers. Going forward, we will explore market demand for computing force and provide diversified computing force services to society. For management of computing force, we will accelerate the convergence of computing force and network, evolving our network from one with connecting computing force to one with sensing, carrying and scheduling computing forces. By assimilating data and intelligence into the network, we will gradually build a brain system of computing network, promoting the intelligent arrangement and centralized management of computing network resources and capabilities. In terms of computing force services, we proactively explored business integration and innovation. During the Beijing Winter Olympics, we applied CFN and integrated the metaverse concept to create digital and intelligent sports personas, XR broadcasting studios, AR snow towns and other snow-themed applications to promote winter sports. In addition, China Mobile aims to make breakthroughs in original technologies, lay out research on frontier technologies such as next-generation optical communications and next-generation IP, and lead the formulation of more than ten domestic and foreign standards to accelerate the construction of a technologically advanced, open and integrated computing force trial network. Going forward, we will set omnipresence and synergy creation as our initial CFN goal. Building on this, we will optimize top-layer design and consolidate existing resources to enhance our CFN capabilities to promote the mature development of our CFN. 8 ABCDNETS refers to AI, blockchain, cloud, data, network, edge, terminal and security. 9 4 hotspot regional centers + 3 trans-provincial centers + X (multiple) provincial centers and business nodes. 10 N (numerous) central resources + 31 provincial level resource pools + X (multiple) edge cloud nodes.

20 China Mobile Limited chairman’s statement Smart mid-end platform building up. We strove to build and fully implement our industry-leading smart mid-end platform by leveraging the abundant resources and outstanding capabilities in data, AI, blockchain and other fields that we have accumulated over time. By centralizing our capabilities, we were able to launch the unified gateway and branding of the China Mobile Smart Mid-end Platform, combining the salient features of telecommunications operators and our own. This platform has an AaaS (Ability as a Service) system that combines business, data, and technology. Internally, this platform supported our digital and intelligent transformation and has achieved initial outcomes. It has been further deployed to support various aspects of our business, including marketing and sales, service, management, and innovation. Externally, we explored potential digital and intelligent applications in wider society to support sectors including public administration, finance, and cultural tourism. To date, the China Mobile Smart Mid-end Platform has centralized 325 common capabilities and was deployed more than 8.1 billion times per month on average, empowering digitalization and intelligence in more than 2,000 internal and external scenarios. Our Wutong big data service cumulatively processed more than 600 petabyte of data, a scale that put us at the forefront of the industry. Through building a mutually beneficial AaaS ecosystem, we strove to scale up the service by strengthening its three pillars – mobile cloud, Wutong big data platform and Jiutian AI platform – in order to amass additional capabilities on the platform. We also plan to offer modular and ready-to-deploy services by launching feature capabilities such as basic communications, AI, big data, blockchain, security certification and precise positioning, empowering cloud migration, digitalization and intelligent transformation of all industries. CONTINUOUSLY STRENGTHENING CAPABILITIES FOR SUSTAINABLE DEVELOPMENT To seize the opportunities in the thriving digital economy, we drove technological innovation and enhanced our product portfolio. At the same time, we also deepened industry collaboration to bring benefits to all industry partners and furthered enterprise reforms. All these efforts have equipped us with future-proof capabilities for sustainable development. Deepened technological innovation. We continued to increase investment in research and development (R&D), with R&D investment as a proportion of revenue11 reaching 2.2% and R&D staff force numbering around 14,000. As part of the national technological innovation system and strategic technological force, we devoted ourselves to scaling critical technological breakthroughs and made sound progress, developing first-class original technologies and serving as a leader in the modern industrial chain. The innovation consortia we founded with industry partners worked together effectively to yield breakthroughs in areas including cloud and network convergence, 5G+BeiDou, and a cooperative vehicle infrastructure system. We are an industry leader in standard-setting, having cumulatively led 155 5G international standard-setting projects and applied for 3,600 5G patents, which positioned us among the top-tier global telecommunications operators in terms of the number of applications. Further, we have rapidly enhanced critical digital and intelligent capabilities and managed to occupy a leading position among our peers in the world in terms of network digitalization standards, algorithms and application R&D. With our industry-leading technologies such as the proprietary Jiutian AI platform, cloud computing, Internet of Things (IoT), smart home and ultra-high-definition videos, we are able to fundamentally lay out a system of core competencies for digitalization. 11 R&D investment as a proportion of revenue = R&D investment / operating revenue. R&D investment includes expensed R&D investments and capitalized R&D investments.

Annual Report 2021 21 chairaman’s statement Stable enhancements to product development capabilities. We have further improved the work mechanism of our Product Management Committee and strengthened the “five-in-one” product management system incorporating product development, operations, support, sales, and service. In particular, product managers were given responsibility for their respective products. We further strengthened the closed-loop management of competitive product benchmarking and full life-cycle product management. We systematically organized our products across all portfolios and set out clearer details of the “8+2”12 strategic product layout that guides the formation of a product system that fully covers our CHBN businesses. We formed taskforces for strategic products with the aim of enhancing both the quantity and quality of these products. The outcome of these taskforces has been encouraging. Ten of the products, including video connecting tones, MIGU Video and “and-Duohao” (add-on numbers) have each recorded more than 100 million customers. Mobile certification boasted the highest penetration rate in the industry, while the revenue share of our public cloud ranked in the top 7 in the market; that of private cloud ranked fifth; that of public administration cloud ranked third. We have also achieved an industry-leading position in terms of additions of 5G dedicated network projects, and delivered more than 100 solutions for 5G application scenarios. Our “9 one platform” functionalities for smart city, smart transportation, smart healthcare and other vertical industry sectors steadily improved, with a gradual expansion of the scale of implementation. Extended open collaboration. We proactively formed and deepened strategic partnerships with local governments, enterprises and public institutions, collaborating on the promotion of digital industry and digitalization of industries. In doing so, we worked to create cross-disciplinary synergy in information services, to support the innovation and development of the digital economy. We made concerted efforts to help upgrade the industry chain through capital investment and funding. We followed the guiding direction of digital and intelligent transformation, further expanding the information service ecosystem and forming the “Circle of Relatives” to encourage diversity. We launched the “Yunshang Yidong”, “Wutong Yinfeng” and “Jiutian Lanyue” programs to share data services and capabilities with a view to promoting cooperation and helping traditional sectors with digital and intelligent upgrades. We set up a joint fund with the National Natural Science Foundation of China to carry out advance research into next-generation information and communications technologies, including 6G. Drawing on the complementary effects of collaborative and proprietary research, we established the Joint Innovation Plus scheme. Through collaboration with national platforms and tertiary institutes, we also supported applied and fundamental research. In addition, we explored enterprise joint research with a view to speeding up the formation of our hard capabilities. 12 “8” refers to and-Caiyun, super SIM, mobile certification, 5G message, video connecting tones, cloud-based games, cloud VR and cloud AR; “2” refers to FinTech and HDICT (Home data, information and communications technology solutions).

22 China Mobile Limited chairam’s statement Deepened enterprise reforms. With the goal of establishing China Mobile as a world-class model enterprise, we systemically furthered reforms to governance, staff deployment and incentive mechanisms. Through reforming these three key areas, we built new momentum towards the high-quality development of our organization. We have furthered the “Double-hundred Action” – an initiative for reforming state-owned enterprises that benchmarks world-leading companies, and the national reform program that drives selected Chinese technology companies to implement market-oriented reforms. We spun off the chip business of our IoT subsidiary to form XinSheng Tech, which saw us introduce strategic investors and kick off mixed-ownership reforms. We furthered the development of the Jiutian “special zone” to set the benchmark for technological research. To support research teams that are capable of independent operations, have a clear profit model and show outstanding core capabilities, we explored the possibility of allowing them to operate with an enterprise model and giving them market-based incentives. We also continued our efforts to build up our “T-H-T” (Ten-Hundred-Thousand) technical expert system, bringing into full play our leading industry expertise to continuously stimulate creativity and entrepreneurial spirit. We continued to connect with partners throughout the industry chain to form pan-terminal and cross-channel sales alliances in an effort to form an encompassing direct sales system to drive channel transformation and upgrade. We promoted reforms to the operations of our terminal business, enhancing its ability to provide support for our business transformation and to pool resources. At the same time, reforms were also launched at China Mobile Tietong, with the aim of improving efficiency and quality of localized services including installation, maintenance, marketing and sales. We have also taken steps to optimize the development direction of our design institute, building a digital-intelligent, transformative consulting service system. Our provincial and specialized subsidiaries continued to deliver synergy which strongly supported our high-quality development. We also deepened reforms to our grid operations, fully implementing plans to reduce the workload of frontline grid operations and forming an inverted pyramid under which managers have been urged to provide support to frontline staff to effectively unleash the vitality enabled by grid operations. SETTING THE BENCHMARK FOR ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) PERFORMANCE As a responsible corporate citizen, we consistently place importance on integrating ESG practice into our operations as we undergo business transformation and development. We are committed to achieving this goal by creating greater good for the wider community with the utmost sincerity. Leveraging our expertise and striving to become a model enterprise, we have placed particular emphasis on compliance, integrity, and green operations. In addition, we have consistently reinforced our risk management and internal controls, put people first and proactively contributed to society to ensure the healthy and sustainable development of the Company. Practiced green operations. We are committed to growing in harmony with the environment. Since the launch of our “Green Action Plan” 15 years ago, we have been devoted to full lifecycle environmental management covering three aspects: the Company ourselves, the industry, and society. We built green industry and supply chains and developed innovative environmental governance and ecological protection solutions to contribute to the goals of peaking carbon emissions and achieving carbon neutrality. In 2021, we published the C2 Three Energy-China Mobile Carbon Peak Carbon Neutrality Action Plan whitepaper in order to establish a new development model based on three aspects of energy and six green initiatives13. We conducted further research into energy-saving technology in our networks and applied the outcomes to our business. We promoted the green transformation of our network structure and proactively adopted clean energy. All these steps have helped us advance low-carbon development and contribute to society-wide efforts to reduce carbon emissions by means of information technology. As a result, the total energy consumption per unit of our telecommunications business decreased by 22.1% year-on-year. 13 “Three aspects of energy” refers to three courses of actions: energy saving, clean energy and empowerment; “Six green initiatives” alludes to six implementation roadmaps: green networks, green energy consumption, green supply chain, green office, green empowerment and green culture

Annual Report 2021 23  Fulfilled social responsibility. Drawing on our expertise, we continued to contribute to social development and endeavored to meet people’s demands for a better life. In 2021, we accelerated the development of new infrastructure, and further implemented network speed upgrade and tariff reduction to benefit corporate and individual customers. We also assisted the digital and intelligent upgrades for a large number of industry sectors and facilitated the digital transformation of the economy and society. In addition, we made full use of 5G, big data, AI, and other network information technologies to build a strong defense against COVID-19, combating COVID-19 using intelligent means, at the same time making every endeavor to provide reliable communications, maintain service continuity and step up comprehensive prevention and control measures. We have successfully completed telecommunications and network security missions for various large-scale events, including the Beijing Winter Olympics. In emergency rescue and disaster relief communications missions, we employed technological solutions such as using drones to form high-altitude base stations to support the rainstorm-stricken areas in Henan – an approach that received widespread acclaim. We proactively prevented and combated malicious telecommunications and cyber-crimes and strengthened personal information protection, creating a healthy and safe communications environment for our customers. Furthermore, based on the “1+3+X”14 network plus rural revitalization model, we launched a digital-intelligent village revitalization plan with the aims of consolidating the outcomes of poverty alleviation, and narrowing the digital and application divide to empower the modernization and intelligentization of agriculture and of rural areas. We continued to initiate philanthropic campaigns to promote common prosperity. The “Blue Dream” project has now provided professional training for a cumulative of nearly 130,000 primary and secondary school headmasters in rural villages in the mid-west of China. Meanwhile, the “Heart Caring” campaign has provided free congenital heart disease surgery to more than 7,000 children from underprivileged families. China Mobile’s philanthropy platform was approved by the Ministry of Civil Affairs as one of the third batch of online fundraising information platforms, making us the first and only domestic telecommunications operator to be granted this qualification. Enhanced corporate governance. We adhered to the principles of integrity, transparency, openness, and efficiency to fully comply with all applicable listing rules to ensure sound corporate governance. We pursued policies to maintain board member diversity and ensured the independent non-executive directors contribute their respective experience and expertise to help us further improve our corporate governance and decision-making mechanisms. By consistently following the compliance principles of “strictly observing laws, duly respecting rules, fulfilling commitments and upholding integrity”, we implemented our “Compliance Escort Plan”, which helped to strengthen our compliance management system, extend compliance practice to new businesses, and improve our compliance management capabilities. We are also committed to enhancing our risk detection ability and risk control through digital and intelligent means, in order to strengthen our supervision over key businesses, projects and areas, and to ensure sound operations. Our overall performance has received widespread acclaim. We were named one of the top ten “National Pillar” brands at China Media Group’s second China Brand Power Grand Ceremony. In addition, we won the Best of Asia – “Asia’s Icon on ESG”, Best Investor Relations Company, Best Corporate Social Responsibility and Best Corporate Communications awards from Corporate GovernanceAsia, Asia’s Honored Company award from Institutional Investor, and the Titanium Award from The Asset ESG Corporate Awards. Our parent company was named by the State-owned Assets Supervision and Administration Commission as a Model State-owned Enterprise on Corporate Governance, and won the 11th China Charity Award, which is the most prestigious government award in philanthropy in China. 14 With the overarching goal of improving the service capability of rural information infrastructure, the company has consistently heightened emphasis on securing resources on organizations, funds and talent, while fully integrating network information services into and serving the agricultural sector, the countryside and farmers, and promoting rural revitalization through digital and intelligent means.

24 China Mobile Limited A-SHARE LISTING MARKED A NEW MILESTONE On 5 January 2022, the Company’s A-shares were officially listed on the Main Board of the Shanghai Stock Exchange, making us the first red-chip stock listed on the Main Board of the A-share market and marking another milestone in our history of development. With the listing of our A-shares, we successfully formed a “Hong Kong+ Ashare” capital operation platform, effectively connecting customers, business, and the capital market, and allowing our customers to share the returns of our growth. Capital will also serve as a link for us to build a new ecosystem for open collaboration and create new advantages for our brand. The Company’s A-share listing raised net proceeds of around RMB51.4 billion, making it the largest IPO for the Ashare Main Board listing in a decade. The Company has introduced 19 diverse and high-quality strategic investors, including national-level investment platforms, well-known leading enterprises in various fields, and long-term financial investors such as the National Social Security Fund. The powerful joint force resulting from the collaboration of strong enterprises is set to maximize synergies to create a brighter future for the digital economy. The Company will rigorously follow the regulatory rules of the jurisdictions in which it is listed. We will use the proceeds in a highly efficient manner, with the goal of creating new information infrastructure of first-class quality, as well as a new digital ecosystem that enables open collaboration. In addition, we will continue to improve our corporate governance structure and decision-making mechanism, providing premium information services and delivering remarkable operating results to our customers and investors. FUTURE OUTLOOK With the advancement of a new wave oftechnologicalrevolution and industry transformation, information technology has increasingly become the fiber of every aspect and process of the economy, society, and people’s livelihoods. The pace at which the digital economy is developing, and the breadth and depth of its impact are at previously unseen levels. China’s digital economy is expected to grow from 38.6% of its GDP in 2020 to more than 50% by 2025. The information and communications sector, as the key driver of digital economic development, will have ample room for growth. We are blessed with valuable opportunities and a solid foundation from which to accelerate the expansion of information services. To start with, 5G traction has gradually emerged, which has not only unleashed domestic consumption demand but also effectively transformed traditional industries, nurturing new revenue growth areas. “Connectivity, computing force and ability” have gradually become the pillars that support the digital-intelligent transformation of the whole society. It is estimated that by 2025, the revenue of China’s information services industry will exceed RMB20 trillion, with a compound annual growth rate (CAGR) of 14.4%, while its computing force network market size will exceed RMB1 trillion, with a CAGR of 25%. At the same time, in order to increase the strength, quality and scope of its digital economy, China has provided very favorable policy support. More proactive steps are taken to strengthen the overall planning of the construction of Digital China, build digital information infrastructure, launch the scale application of 5G, promote the digital transformation of industries and develop smart cities and digital villages. The industry has reached a consensus on high-quality development and is competing in a more rational manner, launching more co-construction and sharing initiatives. All these are steering the industry towards healthier and more orderly development. However, we face uncertainties in our transformation and development. The shortage in chip supplies, fluctuations in energy and raw material prices, and other factors will all somehow affect our operations. While the information services market landscape has become more complex and volatile, the trend towards cross-disciplinary collaboration and convergence has become more prominent. Our core business has faced competition from multiple fronts which has become more intense. These challenge us to increase our efforts in digital-intelligent platform operations and product offerings. In addition, there is the rising threat of cyberattacks, which is driving us to further raise risk awareness of cybersecurity, and information and data protection, as well as continuously strengthening risk prevention and control.

Annual Report 2021 25 We need to be adept at long-term planning, while taking practical steps to deliver solid outcomes. Faced with a complex reality in which both opportunities and challenges exist, we reiterate our development goal of becoming a world-class information services and sci-tech innovation enterprise. We will spare no effort in building a new information service system of “connectivity, computing force and ability” based on 5G, computing force network and smart mid-end platforms, in order to create a new model of value growth. We will drive new infrastructure by systematically creating new information architecture centered around 5G, computing force, and smart midend platforms to accelerate the realization of ubiquitous network, omnipresent computing force and omnipotent intelligence. We will also fully integrate new elements, boosting the integration and application of information technology and data to develop a new growth model and an industry ecosystem driven by digitalization and intelligence. In addition, we will instigate new growth momentum through information technology integration and innovation, as well as deeply embedding information technology in the economy, society, and people’s livelihoods. Through promoting the digital industry, we will help the digitalization of industries, thus nurturing new industries, new landscapes and new models of information services. 2022 is a critical transitional year in the 14th Five-Year Plan, building on the past and preparing for the future. We will embrace the new phase of development, fully, accurately and comprehensively implement the new principles of development, and devote ourselves to the new paradigm to promote high-quality development. We will pursue stable progress while forging ahead with a steadfast focus on innovation-driven development. At the same time, we will advance towards the new position of becoming a world-class information services and sci-tech innovation enterprise and implement our new strategy of becoming a world-class enterprise by building a dynamic “Powerhouse”. We will drive new infrastructure, integrate new elements and instigate new growth momentum, striving to achieve favourable growth in telecommunications services revenue and net profit and consistently creating greater value for our shareholders and customers. ACKNOWLEDGEMENT Finally, on behalf of the Board, I would like to take this opportunity to express my heartfelt gratitude for the support of our shareholders, customers, and the public, and for the dedication and contribution of our employees. Yang Jie Chairman Hong Kong, 23 March 2022

ORPORATE RECOGNITIONS

CLOUD-NETWORK INTEGRATION INTELLIGENT AND AGILE

CLOUD-NETWORK INTEGRATION INTELLIGENT AND AGILE

28 China Mobile Limited

BUSINESS REVIEW

In 2021, we continued our scale-based and value-oriented business operations while maintaining a clear focus on customers, driving the comprehensive and integrated development of our CHBN markets. We consolidated our fundamental competencies, and advanced channel transformation and delicate operations. Along with enhancing product competitiveness and service quality, we achieved favourable growth in our overall business, as well as increasing customer satisfaction. Our operating revenue amounted to RMB848.3 billion, of which revenue from telecommunications services was RMB751.4 billion, representing an increase of 8.0% year-on-year.

KEY OPERATING DATA

	2021	2020	Change%
Mobile Business			
Customer Base (million)	**957**	942	1.6
Of Which: 4G Customer Base (million)	**822**	775	6.1
5G Package Customer Base (million)	**387**	165	134.4
Net Additional Customers (million)	**14.97**	–8.36	–
Of Which: Net Additional 4G Customers (million)	**47**	17	172.3
Net Additional 5G Package Customers (million)	**222**	162	36.5
Average Minutes of Usage per User per Month (MOU) (minutes/user/month)	**264**	267	–1.3
Average Handset Data Traffic per User per Month (DOU) (GB/user/month)	**12.6**	9.4	34.0
Average Revenue per User per Month (ARPU) (RMB/user/month)	**48.8**	47.4	3.0
Broadband Business			
Wireline Broadband Customer Base (million)	**240**	210	14.2
Of Which: Household Broadband Customer Base (million)	**218**	192	13.5
Wireline Broadband ARPU (RMB/user/month)	**34.7**	34.0	2.1
Household Broadband Blended ARPU (RMB/user/month)	**39.8**	37.7	5.6
Corporate Business			
Corporate Customer Base (million)	**18.83**	13.84	36.1
IoT Smart Connections (million)	**1,049**	873	20.1

BUSINESS REVIEW DEEPENED INTEGRATED OPERATIONS TO DRIVE COMPREHENSIVE GROWTH OF CHBN The “Customer” Market Centered around 5G, we further enhanced the unified product suite comprising data access, applications, and customer benefits, while strengthening the joint operations of our three major consumer brands. Our two key approaches in this market were: firstly, we put a focus on package, device and network customers, strove to occupy an advantageous position in the competitive device market and managed different customer groups with precision. Fully leveraging the intersective nature of the market, we integrated our business development efforts to drive 4G customers to switch to 5G plans. Secondly, we firmly seized the opportunities brought about by the digital economy, leveraging customer demand for digital services and tapping into the platform economy. We also focused on generating more revenue from members, and by providing a series of benefit products and off-the-shelf benefit experience, we fully integrated internal and external service touchpoints and optimize our resources, thus further refining our scale-based and value-oriented operating practices. The enormous traction of 5G, coupled with integrated product benefit operations, has helped us achieve rapid breakthroughs in 5G business. As of the end of December 2021, our 5G network customer base reached 207 million, accounting for 21.6% of the total number of mobile customers. With a net addition of 148 million customers, equivalent to a monthly average net addition of more than 12 million customers, we boasted an industry-leading growth rate in this area. Meanwhile, the ARPU and DOU of 5G customers reached RMB82.8 and 22.0 gigabytes, or growth of 7.5% and 18.6% respectively, compared to the numbers before customers switched to 5G plans, helping the growth of overall mobile ARPU reverse its downward trajectory to return to positive growth.

BUSINESS REVIEW The “Home” Market In the Home market, our focus was on broadband quality upgrade. Following China’s Dual Gigabit Network Coordinated Development Action Plan, we strove for the synchronized coverage of Gigabit and 5G networks by promoting joint operation in high-value residential areas. We continued to optimize WiFi, FTTR (Fiber to the Room) and network deployment solutions and promoted scenario-based broadband services to drive broadband up-speed and value uplift. At the same time, we placed a focus on various new HDICT scenarios including pan security, home education, elderly healthcare and home office to consistently innovate family information services. Aligning with the smart community and digital village initiatives, we drove the scale and value growth of services such as family WiFi, home security, big screen content-on-demand, and smart voice services. By expanding the broadband customer base and consolidating the advantages of our gigabit broadband brand, we launched HDICT and other initiatives, resulting in rapid growth in the Home market and in its customer value. As of the end of December 2021, our household broadband customers reached 218 million, with a monthly average new addition of more than 2.15 million customers. Our digital set-top box “Mobaihe” registered a total of 167 million customers, with a net addition of 26.57 million customers and a continuous increase in penetration rate. Smart home network deployment, big screen content, security and other smart home businesses scaled up rapidly with 134 HDICT showcases launched. Revenue for household broadband grew by 16.6% while smart home value-added business revenue increased by 33.1%, contributing to the further growth of household broadband blended ARPU. The “Business” Market For the Business market, we continued to grow in scale and customer value through our focus on key products, including by developing our government and corporate product and solution lists. Scale, quality, and service improvement represented our guiding direction, from which we continued to enhance the quality of fundamental offerings such as dedicated lines, IoT and enterprise SMS and MMS, while managing to sustain growth amidst the already large base of these businesses. Cloud leadership was another focus, which saw us building up cloud-based products and other core capabilities. The technology of more than 20 of our products, including cloud server, cloud hardware and elastic public network IP, was at the forefront of the industry, allowing us to drive scale growth with public cloud and revenue growth with private cloud, and achieve rapid growth rate for the cloud business. We also maintained our 5G leadership through delivering benchmark showcases for the accelerated commercialization of 5G+AICDE1 to scale our business in various industry segments. The proliferation of 5G in the digital transformation of various sectors helped us achieve a breakthrough in our 5G dedicated network revenue. In 2021, industry cloud revenue amounted to RMB19.2 billion, with a year-on-year growth rate of 109.6%. We launched more than 230 proprietary IaaS, PaaS and SaaS products, alongside more than 2,700 jointly developed SaaS products. Our IDC, ICT and dedicated lines revenue reached RMB21.6 billion, RMB14.4 billion and RMB26.4 billion respectively, representing increases of 33.2%, 35.2% and 10.0% year-on-year. We boasted 1.049 billion smart IoT connections, a net addition of 175 million connections, boosting IoT revenue to RMB11.4 billion, or growth of 21.3% year-on-year. 1 AICDE refers to artificial intelligence (AI), Internet of Things (IoT), cloud computing, big data and edge computing respectively.

Annual Report 2021 31 BUSINESS REVIEW The “New” Market Our international business strove to minimize the impact of COVID-19 and scaled a higher level of globalization and greater business scope. The international business maintained favourable growth. We continued to optimize the infrastructure of our international network that comprises our Information Highways (connectivity resources), Information Stations (PoPs) and Information Islands (data centers), while strengthening cross-border cloud networks, DICT and other key products, in order to enhance our end-to-end service quality and expand our business “circle of friends”. During the year, revenue from the international business increased by 20.1% year-on-year to RMB13.3 billion. In terms of equity investment, we generated synergy through a complementary approach to direct investment and investment through funds. Our direct investment was focused on the key aspects of digital and intelligent transformation including products, networks and mid-end platforms to create a bigger collaborative “circle of relatives” through which to expand our information services. In terms of investment through funds, we strove to manage this with a more professional and market-oriented approach and on a larger scale, leveraging the funds’ function as an amplifier and radar in the market. By doing so, we further unleashed the potential of capital. In the area of digital content, we served as a content disseminator, generator and aggregator to develop an industry-leading content ecosystem, centering around sports IP, to solidify our leadership in “sports+ culture” digital content. The number of active users for MIGU Video, cloud games and video connecting tones saw relatively fast growth. During the year, revenue from the content business increased by 47.1%. MIGU Video’s monthly active customers across all platforms recorded a year-on-year increase of 45.0% and the customer base of video connecting tones exceeded 240 million. During the Beijing Winter Olympics, MIGU Video exercised forward-planning and added creative features and innovative technology such as 5G+8K Ultra-high-definition streaming, AI-powered subtitles, multi-screen viewing and HDR Vivid2 . We were able to deliver uninterrupted, the most comprehensive livestreaming content that covered all 530 games and received very positive market feedback. In the area of FinTech, revenue from Internet finance increased 102.1% year-on-year, and monthly active customers of “and-Wallet” recorded a year-on-year increase of 155.7%. Our advantages in big data helped us break new ground in finance credit scoring. We continued to enhance our business where our products can be purchased with credit and we ran the largest offline purchase by installment platform in China. We also joined hands with ICBC to launch the world’s first super SIM-based digital currency payment product. TARGETED INVESTMENTS AND UPGRADED NETWORK CAPABILITIES Attributable to our forward-thinking and targeted approach to investment, we were able to lay out an ingenious new information infrastructure focusing on 5G, computing force network and smart mid-end platform. From this foundation, we drove cloud migration and the digitalization of our network to ensure our all-round leadership in network coverage, quality, technology and customer experience, and support the comprehensive and integrated development of the CHBN markets. At the same time, we strengthened investment control and specialized management to optimize our investment structure and ensure investment efficiency, with the aim of enabling high- quality development. As of the end of December 2021, the number of our commissioned base stations had exceeded 5.50 million, ranking first globally. Among them, 3.32 million were 4G base stations, covering more than 99% of the administrative villages across the country. The total length of our optical network reached 22.43 million cable kilometers. Our dedicated network for government administration and enterprises, and backbone transmission network boasted bandwidth of more than 1,520Tbps and 5,100Tbps respectively, while the bandwidth of CMNET, cloud dedicated network and IP dedicated network exceeded 365Tbps. We have developed digital and differentiated capacity to support public Internet, cloud-network convergence and other businesses.2 High dynamic range video technology standard issued by China UHD Video Industry Alliance.

32 China Mobile Limited BUSINESS REVIEW We continued to optimize our international information infrastructure. As of the end of December 2021, we had more than 70 submarine and land cable resources that enabled global coverage. Our total bandwidth for international transmission reached 106Tbps and our 225 POPs covered all major countries and regions worldwide. In addition, our international roaming and 5G services covered 264 and 51 locations respectively. The worldwide users covered by our Hand-in-Hand global partnership program exceeded 3 billion. In 2021, our capital expenditure amounted to approximately RMB183.6 billion. In 2022, we expect total capital expenditure to stand at approximately RMB185.2 billion, which will be primarily spent on areas including constructing premium 5G network, a ubiquitous and integrated computing force network, and an industry-leading smart mid-end platform, and will support the development of CHBN businesses. Of the total capital expenditure, 5G-related capital expenditure will account for approximately RMB110.0 billion. These funds will come mainly from cash flow from operating activities. STEPPED UP MARKETING EFFORTS RESULTING IN GREATER CUSTOMER SATISFACTION Channel Transformation Drawing on scenario-based operations, we explored opportunities for customer acquisition by establishing a proactive and targeted customer outreach system and transforming our marketing system to a channel-driven one. Our efforts have yielded notable outcomes. Firstly, we have built a full-fledged direct sales system. We joined hands with upstream 5G terminal manufacturers and downstream sales channels in the industry chain to build a sales alliance involving all terminals and sales channels. By doing so, we have optimized the choice of terminal products, built a direct sales system and provided high-quality after-sales service. We have also deeply integrated the system with 5G, smart home, customer benefits and other businesses, gradually establishing “the handset seller of choice” reputation in the market and driving the rapid development of the 5G terminal industry chain. Secondly, we have expanded new sales channels. We have developed online marketing and sales channels, promoted the integration of online touchpoints, strengthened cooperation with leading Internet companies and rapidly increased the proportion of online sales of key businesses. We also actively carried out cross-industry pan-channel cooperation, and built a cooperative ecosystem that covers customers’ daily life and work scenarios, extending customer service touchpoints to a wide range of industries. Thirdly, we have furthered grid operations. We launched programs to drive quality improvements and clarified responsibilities. By improving grid frontline operations support, we have persistently reduced the burden on the frontline, continuously enhanced grid operations and unleashed the vitality of individual employees. As a result, we have continued to enhance our grid operation efficiency and the satisfaction of our frontline personnel. Thanks to effective channel transformation, we enhanced our go-to-market efforts in 2021, achieving favourable revenue growth, at the same time continuously lowering sales expenses as a proportion of revenue.

Annual Report 2021 33 BUSINESS REVIEW Brand Operations We further promoted brand awareness by optimizing our brand structure and carrying out joint brand operations. We focused on establishing brand propositions built around GoTone’s exclusivity, M-zone’s trendiness, and EasyOwn’s popularity. Leveraging the opportunities arising from rapid 5G development, we launched products and created scenarios under these three major brands catering to customers’ needs, throughout the lifecycle of market operations. This has helped us deliver targeted operations and maintenance, increase customer value, and enhance customer loyalty. In addition, by focusing on creating a sense of privilege among mid- to high-end customers, we rewarded them with more sought-after and exclusive benefits of a higher standard, to enhance their sense of gain. We also strengthened our brand assets surrounding philanthropy, culture, and health to create customer resonance. As a result, GoTone customers scaled up to exceed 170 million. Centering around the interests of young customers, we carried out in-circle campaigns and gradually expanded them to reach new customers. We innovatively launched virtual spokespeople for M-zone and cultivated social media connections, creating a sense of being part of an ingroup. Thus, the number of customers for M-zone reached 67.02 million. Leveraging customer stickiness and expanding to different verticals and the “silver-haired” customer group, we further cultivated Easy-Own as an approachable popular brand. Customer Services Putting customers at its heart, we sped up the building of a service system covering every process and aspect of service and involving every member of staff. As a result, our service capability and quality increased steadily, helping us to generate better value from our services. We specified standards guiding the end-to-end process of responding to customers, the customer experience in information services consumption, and product quality management. By doing so, we established a pool of new service standards, as well as new methodologies of standard-setting covering every business and process. Additionally, we launched campaigns to increase customer satisfaction, protect consumer rights and increase complaint-handling efficiency, substantially improving customer experience. Our “10086” service hotline provided round-the-clock support to all customers across all four CHBN markets. We upgraded the hotline by replacing its traditional IVR (interactive voice response) model with a smart interactive voice system that can operate on a single voice instruction from callers. With the aim of providing caring, reliable, pleasant, and hassle-free services, we continue to enhance our customer communications while promoting and implementing our “China Mobile Heartwarming Service”. In 2021, customer satisfaction with mobile Internet, household broadband and other businesses continued to improve. Customer satisfaction with our CHBN markets improved acrossboard, with customer complaints reducing significantly.

China Mobile Limited BUSINESS REVIEW HIGHLIGHTS FOR 2022 In 2022, we will focus on a new position, implement a new strategy, drive new infrastructure, integrate new elements and instigate new growth momentum. We will continue to be guided by digital and intelligent transformation and high-quality development and focus our efforts on the following four areas. Firstly, we will consolidate our foundation for business transformation and build new information infrastructure. With a clear strategic focus and leveraging our strong foundation, we will advance the systematic construction of new information infrastructure centered around 5G, CFN and a smart mid-end platform, serving as the artery to help information flow throughout the economy and society. We will continue to reinforce our leading position in 5G through delivering high-quality 5G services powered by advanced technology, while striving to establish a ubiquitous and integrated CFN and stepping up our efforts in CFN standard-setting to secure industry leadership. We also plan to build the industry’s leading smart mid-end platform by spearheading its comprehensive construction and operations. Secondly, we will promote value-oriented operations by leveraging our business scale and continuously drive the comprehensive and integrated development of CHBN markets, as well as building the new information services system. Progress and consolidation will be the dual strategy for us to achieve value-oriented operations, drawing on advantages in our business scale. Delivering competitive products will stand at the core of our operations, which will see us develop more high-quality core products and seek new models for value-oriented operations to realize consistent quality improvements and rational scale growth. We will further advance the comprehensive and integrated development of CHBN markets. In terms of the Customer and Home markets, we will steer their development from scale expansion to value uplift, while doing the reverse for the Business and New markets. In addition, we will build the new information services system integrating “connectivity, computing force and ability”, shifting our offerings from providing network connectivity and data traffic to computing force and ability, to further empower our information services with computing force. Thirdly, we will systematically optimize our management system and further improve our service quality. In pursuit of a scientific, standardized, smart and sophisticated management model, we will optimize our management by benchmarking world-class standards. We will deepen collaboration between headquarters, regional companies, and specialized teams to generate greater synergy while embracing more quality open cooperation to enhance the digital and intelligent operation and maintenance of our network. With the principles of putting quality first and striving for excellence, we will foster competitive advantage by winning wider customer recognition. We will fully implement a service suite that involves all staff members and elements of production, as well as our entire workflow. The deepened implementation of our comprehensive service system will help us continuously improve the quality of our network, service touchpoints and products, in order to increase customer satisfaction and enhance customers’ sense of gain. Lastly, we will foster technological innovations while deepening system reforms. To attain technology-based and innovation-driven development,we willstrive for criticaltechnological breakthroughs, promote the effective operation of the 5G innovation consortia, develop more original technologies and consolidate our role as a leader of the modern industrial chain, carrying out our responsibilities to support, coordinate and lead innovation. To unleash the vitality of the Company and build momentum for future development, we will further reforms in corporate governance, staff deployment and incentive mechanisms, as well as in technology iteration and innovation. We will continue to implement precise grid operations to form a solid foundation for talent development.

GREEN AND LOW-CARBON SECURE AND CONTROLLABLE

GREEN AND LOW-CARBON SECURE AND CONTROLLABLE

36 China Mobile Limited FINANCIAL REVIEW In 2021, we firmly seize the opportunities  arising  from  the  accelerated  digital  transformation  of  the  economy and society. Over the year, we achieved all-round growth in customer and enterprise values  and  shareholder returns, along with our fastest revenue growth rate in a decade. Our net profit grew favorably and overall business performance was remarkable. 20212020 Change Operating revenue (RMB million) 848,258768,07010.4% Revenue from telecommunications services (RMB million) 751,409695,6928.0% Revenue from sales of products and others (RMB million) 96,84972,37833.8% EBITDA (RMB million) 311,008285,1359.1% EBITDA margin36.7%37.1%–0.4pp Profit attributable to equity shareholders (RMB million) 116,148107,8437.7% Margin of profit attributable to equity shareholders13.7%14.0%–0.3pp Basic earnings per share (RMB) 5.675.277.7% We strived to reduce costs, enhance efficiency and strengthen “All Members, All Elements, All Processes” cost control, thereby maintaining its profitability at a leading level among international first-class telecommunications operators and continuously creating value for shareholders. OPERATING REVENUE In 2021, our operating revenue reached RMB848.3 billion, up by 10.4% compared to the previous year, of which revenue from telecommunications services was RMB751.4 billion, up by 8.0% compared to the previous year. We further promoted scale-based and value-oriented operations, fostered the all-round and integrated development of CHBN markets and achieved solid growth in revenue.

Annual Report 2021 37 FINANCIAL REVIEW Revenue from Telecommunications Services Our revenue from voice services continued to decline, with the annual revenue from voice services being RMB76.2 billion, down by 3.3% compared to the previous year. Total voice usage decreased by 1.2% compared to the previous year. Our revenue from SMS & MMS services was RMB31.1 billion, up by 5.5% compared to the  previous  year,  mainly because we further advanced value-oriented operations of our SMS services, thereby achieving stable growth in  revenue. We persisted in advancing the integrated development of “data access, applications and customer benefits”. The annual revenue from wireless data traffic stepped up its growth momentum and reached RMB392.9 billion, up by 1.9% compared to the previous year. Our broadband business continued to expand as we enhanced the quality and coverage of our high-speed broadband services and rolled out broadband speed enhancement and integrated marketing initiatives. Revenue from wireline broadband services reached RMB94.2 billion, up by 16.6% compared to the previous year, and continued to maintain a strong growth, and its relative contribution to the revenue from telecommunications services increased year-on- year. Benefiting from rapid growth across DICT and other corporate businesses, “Mobaihe” and other family value-added services, as well as “MIGU Video” and other new businesses, our annual revenue from applications and information services reached RMB137.0 billion, up by 35.6% compared to the previous year, and contributed 5.2 percentage points of the increase in revenue from telecommunications services. It maintained a strong growth momentum and contributed to the further optimization of our overall revenue structure.

38 China Mobile Limited FINANCIAL REVIEW Revenue from Sales of Products and Others Driven by handsets, ICT equipment and other smart devices, revenue from the sales of products and others was RMB96.8 billion, up by 33.8% compared to the previous year. Our device sales business mainly serves to facilitate the expansion of core telecommunications services, and hence its contribution to our profit is relatively low. OPERATING EXPENSES We have continued to actively promote its low-cost, high-efficiency operating model, stepped up measures to reduce costs and enhance efficiency, strengthen “All Members, All Elements, All Processes” cost control. We continued      to improve and refine our management level. Meanwhile, we have constantly optimized the structure of resource deployment, endeavoured to strike a balance between short-term operating results and long-term development in order to maintain its favourable profitability. In 2021, our operating expenses were RMB730.3 billion, up by 11.4% compared to the previous year. Operating expenses represented 86.1% of operating revenue. 2021 RMB million2020 RMB million Change Operating expenses730,295655,33611.4% Network operation and support expenses225,010206,4249.0% Depreciation and amortization193,045172,40112.0% Employee benefit and related expenses118,680106,42911.5% Selling expenses48,24349,943–3.4% Cost of products sold96,08373,10031.4% Other operating expenses49,23447,0394.7% Network Operation and Support Expenses Network operation and support expenses were RMB225.0 billion, up by 9.0% compared to the previous year and representing 26.5% of operating revenue. Among these, maintenance, operation support and related expenses   saw a 16.4% increase compared to the previous year and reached RMB137.1 billion, mainly affected by increased investments in development of smart home business, DICT product innovation and other efforts in transformation. Meanwhile, through initiatives such as controlling electricity cost, implementing a variety of cost-reduction and efficiency-enhancement measures and promoting application of innovative electricity-saving technologies, power and utilities expenses decreased by 2.1% compared to the previous year.

39 Annual Report 2021 CIAL REVIEW Depreciation and Amortization Depreciation and amortization were RMB193.0 billion, up by 12.0% compared to the previous year and representing 22.8% of operating revenue. The scale of assets increased due to accelerated network upgrades and business transformation, at the same time, annual depreciation of  fixed  assets  increased  by  RMB9.4  billion  in  2021  as  a  result of an adjustment in the residual value of certain assets to 0; after excluding the effect of such adjustment, depreciation and amortization would have increased by 6.5%. Employee Benefit and Related Expenses Employee benefit and related expenses were RMB118.7 billion, up by  11.5% compared to  the previous year  and representing 14.0% of operating revenue. We continued to adjust and optimize our personnel structure, and increased investments in research and development talents in the fields of 5G and AICDE as well as management talents in the “Business” and “New” markets, providing strong personnel support for our reform, innovation, transformation and development. Selling Expenses Selling expenses were RMB48.2 billion, down by 3.4% compared to the previous year and representing  5.7%  of operating revenue. While ensuring necessary marketing and sales efforts, we have speeded up our transformation of channels, constantly upgraded our online sales and services capabilities, and continued to enhance our efficiency in utilization of marketing resources. Cost of Products Sold Cost of products sold was RMB96.1 billion, up by 31.4% compared to the previous year and representing 11.3% of operating revenue. The increase was mainly driven by the growth in revenue from the sales of products. Other Operating Expenses Other operating expenses were RMB49.2 billion, up by  4.7%  compared  to  the  previous  year  and  representing  5.8% of operating revenue. In 2021, we continued to increase our investments in research and development, and promoted technical breakthroughs and construction of core capabilities to empower our smart development.

40 China Mobile Limited Profitability In 2021, we continued to improve  our  quality  and  efficiency  of  operations,  enhanced  our  value  to  shareholders,  and maintained an industry-leading level of profitability. Profit from operations was RMB118.0 billion, up by 4.6% compared to the previous year. EBITDA was RMB311.0 billion, up by  9.1%  compared  to  the  previous  year,  and  EBITDA margin was 36.7%, down by 0.4 percentage points compared to the previous year. Benefitting from steady growth in revenue and better cost control, profit attributable to equity shareholders was RMB116.1 billion in 2021, up   by 7.7% compared to the previous year. The margin of profit attributable to equity shareholders was 13.7%.2021 RMB million2020 RMB million Change Profit from operations117,963112,7344.6% Other gains Interest and other income Finance costs Income from investments accounted for using the equity method Taxation Profit attributable to equity shareholders8,25716,7292,67911,91435,878116,1485,60214,3412,99612,67834,219107,84347.4%16.7%–10.6%–6.0%4.8%7.7% CAPITAL STRUCTURE Our financial position continued to remain robust. As at the end of 2021, total assets and total liabilities were RMB1,841.3 billion and RMB631.0 billion, respectively. The liabilities to assets ratio was 34.3%. We consistently and firmly adhered to our prudent financial risk management policies and maintained sound repayment capabilities. The effective interest coverage multiple was 52 times. Current assets Non-current assets Total assets Current liabilities Non-current liabilities Total liabilities Non-controlling interests Total equity attributable to shareholders Total equity As at31 December2021 RMB million595,3711,245,9561,841,327582,14848,887631,0353,9421,206,3501,210,292 As at31 December2020 RMB million579,7431,148,1391,727,882517,27457,836575,1103,8561,148,9161,152,772 Change2.7%8.5%6.6%12.5%–15.5%9.7%2.2%5.0%5.0%

Annual Report 2021 CIAL REVIEW  FUND MANAGEMENT AND CASH FLOW We consistently and firmly adhered to our sound and prudent financial policies and stringent fund management systems and strived to maintain a healthy cash flow level, thereby ensuring the safety and integrity of our funds through our highly centralized management of investing and financing activities. Meanwhile, we continued to reinforce our centralized fund management efforts and made appropriate allocations of our funds, thereby fully leveraging our fund scale efficiency. In 2021, our cash flow remained healthy. Net cash inflow from operating activities was RMB314.8 billion, which continued to increase and remained at a high level. Net cash outflow from investing activities was RMB238.3 billion, up by 26.7% compared to the previous year. Net cash outflow from financing activities was RMB45.2 billion, down by 45.0% compared to the previous year, mainly consisting of subscription funds received in relation to the RMB Share Issue. Free cash flow was RMB131.2 billion, up by 3.2% compared to the previous year. As at the end of   2021, our total cash and bank balances were RMB342.2 billion, of which 97.6%, 0.7% and 1.6% were denominated  in Renminbi, U.S. dollars and Hong Kong dollars, respectively. Our robust fund management and healthy cash flow provided a solid foundation for our sustainable and healthy development.2021RMB million2020RMB million Change Net cash inflow from operating activities314,764307,7612.3%Net cash outflow from investing activities238,296188,10626.7%Net cash outflow from financing activities45,20182,252–45.0%Free cash flow131,184127,1273.2% CREDIT RATINGS Currently, the Company’s corporate credit ratings are equivalent to China’s sovereign credit ratings, namely, A+/ Outlook Stable from Standard & Poor’s and A1/Outlook Stable from Moody’s. These ratings reflect that our sound financial strength, favourable business potential and solid financial management are highly recognized by the market.

42 China Mobile Limited SUSTAINABILITY REPORT Adhering to its CSR philosophy of pursuing the fullest sincerity and win-win development, the Company supported the efficient functioning of the digital economy by innovatively integrating information technology and data, and took concrete moves to promote harmonic, symbiotic and sustainable development of the Company with the wider economy, environment and society. To build information service “lifelines”. In 2021, we rose  to  one  challenge  after  another  and  provided  much-  needed information service support for COVID-19 prevention and control, disaster relief, major events, cybersecurity, etc., honoring  our  promise  to  proactively  serve  the  public  with  professionalism  and  commitment.  We  employed  an array of information technologies such as 5G, big data and artificial intelligence (AI) to enable digital-intelligent  prevention and control of COVID-19 while providing reliable communications, maintaining service continuity and stepping up comprehensive prevention and control  measures.  We  rapidly  restored  mobile  signals  in  designated  areas and maintained connectivity for public affected  by  disasters  using  our  Wing  Loong  large  UAV-based  Aerial  Base Station (ABS) and other innovative core technologies. We launched the world’s largest 5G+BeiDou high- precision positioning system to improve early-warning  of  disasters  and  facilitate  disaster  prevention  and  relief.  We reinforced our capabilities in safeguarding emergency communications, provided reliable communications and cybersecurity support for numerous major events, and achieved our established target of “no major network failure,      no major cybersecurity incident and no major customer complaint”. We proactively prevented and cracked down on communications and network crime and illegal activities and strengthened privacy communications environment for customers backed by network and information security. To drive the development of the digital economy through digital-intelligent innovation. We drove the rapid development of the digital economy through fully advancing the construction of information infrastructure and the digital-intelligent transformation of the entire society. In terms of connectivity, we are operating a world-leading communications network with more than 5.5  million  base  stations,  including  over  730,000  5G  base  stations,  and  our gigabit platform capabilities covered all cities and counties nationwide. In terms of computing force,  our data centers formed a “4+3+X” nationwide layout, and those with external service capabilities had a total  cabinet  capacity of more than 400,000 units. In  terms  of  abilities,  we  continued  to  refine  our  best-in-class  core  abilities  such as AI, cloud computing, blockchain, big video and high-precision positioning, and our smart mid-end platform offered a catalogue of 325 common capabilities, processing over 8.1 billion requests per month on average. With a continued commitment to independent innovation, we also evolved the “One System and Four Rings” technological innovation layout and the Joint Innovation Plus scheme to push for key technological breakthroughs. We amplified        the value of the 5G Innovation Coalition, and strove to develop high-level original technologies, and serve as a leader       in the modern  industrial  chain.  We  launched  the  “Heartwarming  Service”  customer  service  brand  and  continued  to innovate our rich offering of products, such as “and-Caiyun”, MIGU Video and video connecting tones, to meet          the common demand of an enriching digital lifestyle. Surrounding nine industrial innovation platforms, we built 200 industry-leading 5G pilot projects and developed over 6,400 5G commercial use cases with  our  industry  partners, driving the transformation, upgrade and improvement in cost-efficiency across sectors and industries.

43 Annual Report 2021 SUSTAINABILITY REPORT To advance a common prosperity through inclusive growth. We acted on the people-centered philosophy of development, cared for the growth of our employees, shared the fruits of our development and promoted common prosperity while we pursued high-quality development. Under the “Talent Pipeline” strategic initiative, we continued to improve our talent structure and advance our employee caring programs such as the “Five Small Spaces” and “Happiness 1+1” programs. We took the initiative to serve China’s regional development strategies, advanced coordinated regional development, and proactively took part in developing infrastructure along the “Belt and Road” and providing premium international information services. We evolved our products and services to bridge the digital divide for underserved groups, such as elderly people, people with disabilities and people living in remote areas, and to share with them the benefits of information technology. We upgraded the “Network+” poverty alleviation model into the “Network+” rural revitalization model and rolled out the 14th FYP Digital-Intelligent Rural Revitalization Plan: we consolidated the achievements of poverty alleviation through our “Seven Assistance Measures” and empowered rural revitalization in a digital-intelligent manner under our pioneering “Seven Rural Digital-Intelligence Projects”. China Mobile’s philanthropy platform was approved by the Ministry of Civil Affairs as one of the third batch of online fundraising information platforms, making us the first and only domestic telecommunications operator to be granted this qualification. Our “Blue Dream” project has trained a total of close to 130,000 rural primary and secondary school principals in central and western China, contributing to greater educational equity across regions. Our “Hear Caring” campaign has offered free surgeries for over 7,000 impoverished children diagnosed with congenital heart disease (CHD), reigniting their hope in life. In 2021, our Parent Company won the highest government award for charity in China, the 11th China Charity Award. To support carbon peaking and carbon neutrality goals through green and low-carbon operations. We fully implemented national policies on carbon peaking and carbon neutrality, by constantly reducing our own carbon emissions while  empowering  low-carbon  growth  across  sectors  and  industries.  We  ran  the  “Green  Action  Plan”  for the 15th consecutive year, and launched the “C2   Three Energy – Carbon Peaking and Carbon Neutrality Action      Plan” and the new green development model, based on three aspects of energy (energy saving, clean energy and empowerment) and six green initiatives (green networks, green  energy  consumption,  green  supply  chain,  green  office, green empowerment and green culture). In 2021, our energy saving measures saved us over 4.3 TWh  of  electricity in total. We aim to cut energy  consumption  intensity  and  carbon  intensity  by  no  less  than  20%  by the end of the 14th FYP period. We endorsed green procurement, whereby over 80% of our newly procured major equipment in 2021 used green packaging, saving 262,000 cubic meters of timber resources. We also introduced digital-intelligent services, such as smart green factory and a set of environmental management solutions, to drive  energy conservation, consumption reduction and resource recycling in the wider  society.  We  were  listed  for  the  fourth time in the climate change “A List” of CDP (Carbon Disclosure Project).

44 SUSTAINABILITY REPORT China Mobile Limited Continuously improving sustainability strategy and management. In response to new changes, new requirements and new trends in and out of the Company, we further defined our sustainability model drawing on years of CSR management and practical experience. The model comprises CSR Philosophy, Main Actions and CSR Issues. CHINA MOBILE SUSTAINABILITY MODEL Leading in integrated and nnovative i a development mpowering a digit I-intelligent future E Fullest Sincerity win-win development cultivating well rounded talents promoting common prosperity practicing green and low-carbon operations supporting social nitiatives in energy saving and environmental protection

45 Annual Report 2021 SUSTAINABILITY REPORT The CSR Philosophy is “Fullest sincerity and win-win development”, meaning that China Mobile strives to fulfill the triple-sided responsibilities (economic, social and environmental responsibility) with fullest sincerity and that while pursuing sustainable growth of the enterprise (self-actualization), we leverage our strengths to contribute to the sustainable development of our economy, society, and environment (win-win development). The Main Actions are “Digital-Intelligent Innovation”, “Inclusive Growth”, and “Green and Low-Carbon Operations”, which are streamlined to align with the three dimensions of our CSR philosophy, namely economy, society and environment, taking sustainability trends into account. The Core Issues are “Leading in integrated and innovative development”, “Empowering a digital-intelligent future”, “Cultivating well-rounded talent”, “Promoting common  prosperity”,  “Practicing  green  and  low-carbon  operations”  and “Supporting social initiatives in energy saving and environmental protection”. The Company continues to evolve the sustainability management structure and  system  around  the  sustainability  model to facilitate its implementation. China Mobile CSR Management System Strategy management Implementation management CSR team building Research and training on CSR topics Identification and management of material CSR issues Integrating CSR into professional management Preparation, release, and dissemination of sustainability reports Daily and task-oriented stakeholder communication Integrating CSR into strategic performance management Awarding outstanding CSR practices Decision-Making Level Sustainability Steering Committee Sustainability steering Committee Sustainability Office Implementation level Departments and Subsidiaries CSR philosophy CSR strategy and planning CSR management system and policies For more detailed information about the sustainable development of the Company in 2021, please  refer  to  China Mobile Limited 2021 Sustainability Report (https://www.chinamobileltd.com/en/esg/sd.php).

46 China Mobile Limited  CORPORATE GOVERNANCE REPORT Our goal has always been to enhance our corporate value, maintain our sustainable long-term development and generate greater returns for our shareholders. In order to better achieve the above objectives, we have established good corporate governance practices following the principles of integrity, transparency, openness and efficiency, and have implemented sound governance structure and measures. We have established and improved various policies, internal controls and other management mechanisms and procedures for the key participants involved in good corporate governance, including shareholders, board of directors and its committees, management and staff, internal auditors, external auditors and other stakeholders (including our customers, local communities, industry peers, regulatory authorities, etc.). COMPLIANCE WITH THE CODE PROVISIONS OF THE CORPORATE GOVERNANCE CODE Our Board of Directors  (the  “Board”)  is  responsible  for  performing  the  corporate  governance  duties  and  setting  out the terms of reference on corporate governance functions. Throughout the financial year ended 31 December     2021, the  Company  has  complied  with  all  the  then-effective  code  provisions  of  the  Corporate  Governance  Code  as set forth in Appendix 14 to the Rules Governing the Listing of Securities  on  The  Stock  Exchange  of  Hong Kong Limited (the “Hong Kong Listing Rules”), except that the Company and its directors (including independent non-  executive directors (“INEDs”)) have not entered into any service contract with a specified term. All directors of our Company are subject to retirement by rotation and re-election at our annual general meetings (the “AGM(s)”) every  three years, and all newly-appointed directors are subject to re-election by shareholders at the first AGM after their appointment. We require our Board, the board committees and other internal organs to strictly comply with their internal procedures in accordance with the principles of the Corporate Governance Code. The following are the major respects in which China Mobile meets or exceeds the principles of the Corporate Governance Code: More than one-third of the Board (4 out of 8 as of 31 December 2021) are INEDs. China Mobile discloses the  interests of  its  directors in  the  shares of  China Mobile and  their confirmation  of compliance with the “Model Code for Securities Transactions by Directors of Listed Issuers” set out in Appendix 10 to the Hong Kong Listing Rules (the “Model Code”). We publish the terms of reference and membership of the board committees on the Company’s and the   HKEX’s websites. All members of our board committees are INEDs, with appropriate professional qualifications and/or expertise       in business management, accounting and financial management, legal and compliance, artificial intelligence and scientific research, and so forth. China Mobile provides trainings to its directors and management on an annual basis. Each director discloses to the Company at the time of his appointment and then annually for any change of, his position holding in any public companies or organizations and other significant commitments. China Mobile has published a Sustainability Report for fifteen consecutive years, reporting its performance on ESG issues, which, in many respects, exceed the terms of the ESG Reporting Guide set out in Appendix 27 to the Hong Kong Listing Rules.

47 Annual Report 2021 SUSTAINABILITY REPORT  Our principal executive and principal financial officers shall make annual written statements to the US SEC,    and our management shall make annual back-up certifications to the Company, confirming their personal responsibilities with respect to a series of risk management and internal controls. Our Audit Committee conducts annual evaluation with respect to the effectiveness of risk management and internal control and procedures, and publishes its results. The Company and its operating subsidiaries have set up internal audit departments, which independently audit    the business units of the Company and its operating subsidiaries. SHAREHOLDERS The Company is established in Hong Kong and owned by all shareholders. Our ultimate controlling shareholder        is China Mobile Communications Group Co., Ltd., which, as of 31 December 2021, indirectly held approximately 72.72% of the total number of issued shares of the Company. The remaining approximately 27.28% of the total number of issued shares were held by public investors. During 2021, the Board put forward to the shareholders for approval, and the shareholders approved, the following amendments to the Articles of Association (the “Articles”) of the Company: at the annual general meeting of the Company held on 29 April 2021 (the “2021 AGM”), the shareholders of the Company approved as a special resolution to adopt new Articles of the Company to modernize and improve certain provisions mainly in relation to the conducting of general meetings. The new Articles took effect from the date of approval by the shareholders, being 29 April 2021; and at the extraordinary general meeting of the Company held on 9 June 2021 (the “2021 EGM”), the shareholders of the Company approved as a special resolution to amend the Articles to satisfy the relevant regulatory requirements in relation to our corporate governance structure after the initial public offering and listing (the “RMB Share Issue”) of RMB Shares on the SSE. The amended Articles took effect from the date of listing of RMB Shares on the SSE, being 5 January 2022.(1)(2) Full text of the amended Articles of the Company is available on the websites of the Company, the SSE and the HKEX.

China Mobile Limited  CORPORATE GOVERNANCE REPORT Shareholder Rights According to the Articles of the Company and the Companies Ordinance (Cap. 622 of the Laws of Hong Kong) (the     “Hong Kong  Companies  Ordinance”),  shareholders  holding  the  requisite  voting  rights  may:  (i)  requisition  to  move a resolution at an AGM; (ii) requisition to convene an extraordinary general meeting (an “EGM”); and (iii) propose a person other than a retiring director for election as a director at a general meeting. Relevant details and procedures      are available on our website. Shareholders may make inquiries in writing to the Board. Inquiries must be deposited at our registered office at 60/F, The Center, 99 Queen’s Road Central, Hong Kong (the “Registered Office”), for the attention of the Company Secretary, providing sufficient contact information so that such inquiries can be properly handled. In addition, shareholders may also raise their concerns and suggestions in the Q&A session at our AGMs. Requisition to move a resolution at an AGM I The Company holds a general meeting as its AGM every year, which is usually held in May. In accordance with section 615 of the Hong Kong Companies Ordinance, a requisition to move a resolution at the AGM may be submitted by: any number of shareholders representing not less than one-fortieth (1/40th) of the total voting rights of all shareholders having the right to vote at the AGM; or not less than 50 shareholders holding shares in the Company on which there has been paid up an average sum, per shareholder, of not less than HK$2,000.(i) (ii) The requisition must state the resolution, and must be signed by all the requisitionists. The requisition must be deposited at our Registered Office for the attention of the Company Secretary not less than six weeks before the meeting in the case of a requisition requiring notice of a resolution and not less than one week in the case of any other requisition. Requisition to convene an EGM Shareholders holding not less than one-twentieth (1/20th) of the paid-up capital of the Company which carries the right of voting at general meetings of the Company can deposit a requisition to convene an EGM. The requisition must state the objects of the meeting, and must be signed by the requisitionists and may consist of several documents in like form, each signed by one or more requisitionists. The requisition must be deposited at our Registered Office for the attention of the Company Secretary. II.

Proposing a person other than a retiring director for election as a director at a general meeting III. If a shareholder wishes to propose a person other than a retiring director for election as a director at a general meeting, he/she must lodge a written notice to that effect at our Registered Office for the attention of the Company Secretary. The written notice must state the full name and biographical details of the person proposed for election as a director as required by Rule 13.51(2) of the Hong Kong Listing Rules, and be signed         by such shareholder. A written notice signed by the person proposed for election  as  a  director  indicating his/her willingness to be elected must also be lodged with the Company.  The  period  for  lodgment  of  such written notices shall be of not less than seven days and shall commence no earlier than the dispatch of the      notice of the general meeting and end no later than seven days prior to the date of the general meeting. If the notices are received less than 15 days prior to the general meeting, the Company will need to consider the adjournment of the general meeting in order to allow shareholders 14 days’ notice of the proposal. For requesting the Company to circulate to shareholders a statement with respect to a matter mentioned in a proposed resolution or any other business to be dealt with at a general meeting, shareholders are requested to follow the requirements and procedures as set out in section 580 of the Hong Kong Companies Ordinance. Shareholder Value and Communication The Company’s established principle is to strive to create value and bring favorable returns for shareholders. The Company believes that our industry-leading profitability and ability to generate healthy cash flow will provide sufficient support for the Company’s future development while continuing to create higher value for our shareholders. On 4 January 2022, with the approval of the Board, the Company announced its plans to exercise its powers granted by the shareholders to make on-market buy-backs of shares on the HKEX after the completion of the RMB Share Issue and subject to compliance with all applicable laws, rules and regulations.Financial Year Ordinary Dividend Per Share Special Dividend Per Share Total Dividend Per Share (HKD) (HKD) (HKD) 2021 final1 2.4302–4.060 interim1.630–2020 final 1.760 –3.290 Interim 1.530 –2019 final 1.723–3.250 Interim 1.527–2018 final 1.391–3.217 Interim 1.826–2017 final 1.582–6.405 interim1.6233.2003 Pending approval at the AGM. Dividends will be denominated and declared in Hong Kong dollars. Dividends for A-shares will be paid in Renminbi with the conversion rate to be calculated based on the average central parity rate between Hong Kong dollars and Renminbi announced by the People’s Bank of China in the week before the date of the declaration of dividends at the annual general meeting, and a separate announcement will be made before the annual general meeting as regards the exact amount. Dividends for Hong Kong shares will be paid in Hong Kong dollars. Being a special dividend of HK$3.200 per share in celebration of the 20th anniversary of our public listing.1 2 3

To ensure the effective communications between the Company and its shareholders, we have formulated communication policies with shareholders. We regularly review these policies to ensure their effectiveness. We have established a securities affairs department, dedicated to provide necessary information and services to, and communicate with, shareholders and investors and other participants in the capital market, to maintain an active dialogue with them and make sure they are fully informed of the Company’s operation and development. We use a number of formal channels to report to shareholders on the performance and operations of the Company, particularly through our annual and interim reports. Generally,  when  announcing  interim  results,  annual  results  or any major transactions in accordance with the relevant regulatory requirements, the Company arranges investment analyst conferences, press conferences and investor telephone conferences to explain the relevant results or major transactions to the shareholders, investors and the general public, listen to their opinions and address any questions   that they may have. In addition, the Company adheres to the practice of voluntarily disclosing on a quarterly basis   certain key, unaudited operational and financial data to further increase the Group’s transparency and to provide shareholders, investors and the general public with additional information so as to facilitate their understanding of the Group’s operations. The Company maintains close communication with investors through investment conferences, one-on-one meetings, video-conferencing and other forms of exchange interaction to timely deliver information on our operating conditions to the capital markets. In 2021, our management attended 13 investor conferences and 91 routine investor meetings, and met with nearly 700 investors. We will continue our efforts to enhance the investor relations work. The Company also attaches high importance to the AGMs, and makes substantial efforts to enhance communications between the Board and the shareholders. At the AGMs, the Board always makes efforts to fully address the questions raised by shareholders. We held our 2021 AGM on 29 April 2021 in the Grand Ballroom, Grand Hyatt Hong Kong, 1 Harbour Road, Wanchai, Hong Kong. The major items discussed and the percentage of votes cast in favor of the resolutions are set out as follows: The review and consideration of the audited financial statements and the reports of the directors and auditors     for the year ended 31 December 2020 (99.9981%); The declaration of a final dividend for the year ended 31 December 2020 (99.9942%); The re-election of Mr. YANG Jie as an executive director (99.2506%); The re-election of Mr. DONG Xin as an executive director (99.7794%); The re-election of Mr. LI Ronghua as an executive director (99.4673%); The re-election of Dr. YANG Qiang as an independent non-executive director (99.4116%);1. 2. 3. 4. 5. 6.

The appointment 7. 8. 9. 10. 11. of KPMG and KPMG Huazhen LLP as auditors of the Group for Hong Kong financial reporting and US financial reporting purposes, respectively, and authorizing the Board to fix their remuneration (99.9141%); To give a general mandate to the Board to buy back shares in the Company not exceeding 10% of the number of issued shares (99.8964%); To give a general mandate to the Board to allot, issue and deal with additional shares in the Company not exceeding 20% of the number of issued shares (93.3407%); To extend the general mandate granted to the Board to allot, issue and deal with shares by the number of shares bought back (93.4030%); and To approve and adopt the new Articles of the Company (99.6181%). On 9 June 2021, we held the 2021 EGM in the Grand Ballroom, Grand Hyatt Hong Kong, 1 Harbour Road, Wanchai, Hong Kong. The major items discussed and the percentage of votes cast in favor of the resolutions are set out as follows: To consider and approve the RMB Share Issue and a specific mandate to allot and issue RMB Shares pursuant to the RMB Share Issue (99.1173%); To consider and approve the authorization to the Board and its authorized persons to deal with matters relating    to the RMB Share Issue (99.1463%); To consider and approve the plan for distribution of profits accumulated before the RMB Share Issue (99.9811%); To consider and approve the plan for stabilization of the price of RMB Shares within three years following the    RMB Share Issue (99.9660%); To consider and approve the shareholder return plan within three years following the RMB Share Issue (99.9811%); To consider and approve the use of proceeds from the RMB Share Issue (99.9730%); To consider and approve the remedial measures for the potential dilution of immediate returns resulting from     the RMB Share Issue (99.9810%); To consider and approve the undertakings and corresponding binding measures for the RMB Share Issue (99.9728%);

To consider 9. 10. 11. 12. and approve the proposed dealing with matter related to director and senior management liability insurance and A share prospectus liability insurance (99.8423%); To consider and approve the adoption of the policy governing the procedures of general meetings which will take effect on the date of listing of RMB Shares on the SSE (99.9931%); To consider and approve the adoption of the policy governing the procedures of Board meetings which will take effect on the date of listing of RMB Shares on the SSE (99.9932%); and To consider and approve the amendments to the Articles (99.9689%). All resolutions were duly passed at the 2021 AGM and 2021 EGM (collectively the “2021 General Meetings”). As at the date of each of the 2021 General Meetings, the number of issued shares of the Company was 20,475,482,897 shares, which was the total number of shares entitling the holders to attend and vote for or against all the resolutions proposed at the 2021 General Meetings. No shareholders were required to abstain from voting on the resolutions proposed at the 2021 General Meetings. Hong Kong Registrars Limited, the share registrar of the Company, acted   as scrutineer for vote-taking at the 2021 General Meetings. Poll results were announced on the websites of the Company and the HKEXnews on the day of each of the 2021 General Meetings. Shareholders’ Calendar The following table sets out the tentative key dates for our shareholders for the financial year ending 31 December 2022. Such dates are subject to change depending on actual circumstance. Shareholders should note our announcements issued from time to time. FY 2022 Shareholders’ Calendar23 March Announcement of final results and final dividend for the financial year ended 31 December 2021; Upload of 2021 A-Shares annual report on the website of the Company and the SSE13 April Upload of 2021 Hong Kong annual report on the websites of the Company and the HKEX 14 April Dispatch of 2021 Hong Kong annual reports to Hong Kong shareholders 18 May 2022 AGM Mid-June Payment of final dividend for the financial year ended 31 December 2021 Mid-August Announcement of interim results and interim dividend for the six months ending 30 June 2022, if any End of September Payment of interim dividend for the six months ending 30 June 2022, if any

Annual Report 2021 53

CORPORATE GOVERNANCE REPORT

THE BOARD OF DIRECTORS AND THE BOARD COMMITTEES

The Board of Directors

The key responsibilities of the Board include, among others, formulating the Group's overall strategies, setting management targets, monitoring internal controls and financial management, supervising the performance of our management, developing and reviewing the policies and practices of corporate governance (the Terms of Reference of its corporate governance function are available on the websites of our Company and the HKEXnews), while day-to-day operations and management are delegated by the Board to the executives of the Company. The Board operates in accordance with established practices (including those relating to reporting and supervision).

The Board currently comprises eight directors, namely Mr. YANG Jie (Chairman), Mr. DONG Xin (CEO), Mr. WANG Yuhang and Mr. LI Ronghua (CFO) as executive directors, and Dr. Moses CHENG Mo Chi, Mr. Paul CHOW Man Yiu, Mr. Stephen YIU Kin Wah and Dr. YANG Qiang as independent non-executive directors. The list of directors and their role and function is available on the websites of our Company and the HKEXnews. The biographies of our directors are presented on pages 7 to 12 of this annual report and on our website.

Board meetings are held at least once a quarter and as and when necessary. Directors are requested to declare their direct or indirect interests, if any, in any proposals or transactions to be considered by the Board at Board meetings and abstain from voting as appropriate. In 2021, as all of our executive directors hold executive positions at CMCC, they have voluntarily abstained from voting on the board resolution approving the continuing connected transactions.

During the financial year ended 31 December 2021, the Board met on seven occasions and the directors' attendances at the meetings are as follows:

	Board of Directors	Audit Committee	Remuneration Committee	Nomination Committee	AGM	EGM
INEDs						
Dr. Moses CHENG Mo Chi	7	7	1	1	1	1
Mr. Paul CHOW Man Yiu	7	7	1	1	1	1
Mr. Stephen YIU Kin Wah	7	7	1	1	1	1
Dr. YANG Qiang	7	7	–	–	1	1
Executive Directors						
Mr. YANG Jie (Chairman)	7	–	–	–	1	1
Mr. DONG Xin (CEO)	3	–	–	–	1	0
Mr. WANG Yuhang	7	–	–	–	0	1
Mr. LI Ronghua (CFO)	5	–	–	–	1	1

All board meetings and committee meetings were attended by the directors in person or by video or telephone conferencing. In 2021, the Board met and discussed various matters relating to the annual results, interim results,  dividends, continuing connected transactions, corporate strategic planning, annual investment updates, sustainability report, change of auditors, revision of the Articles, RMB  Share  Issue,  compliance  with  the  Corporate  Governance Code and related Hong Kong Listing Rules provisions and other matters. In addition, the Board reviewed and approved our quarterly results and others by means of written resolutions. The Board is responsible for performing       the corporate governance duties and setting and reviewing the terms of reference on corporate governance functions, which you may review or download on the website of the Company, as well as our corporate governance policies and practices. In 2021, the Board also met and discussed the Company’s corporate governance report. The Board has adopted a Board Diversity Policy since September 2013. In considering the composition of the Board, diversity will be considered from a number of perspectives in accordance with our business model and specific needs, including professional experience and qualifications, regional and industry experience, educational and cultural background, skills, industry knowledge and reputation, knowledge of the laws and regulations applicable to the Group, gender, ethnicity, language skills and length of service etc. Such perspectives under the Board Diversity Policy shall be taken into account in recommending appointment and re-election of directors and be monitored on an on-going basis by the Nomination Committee of the Company. In 2021, our Nomination Committee reviewed the structure and composition of the Board; at the committee meeting, the committee members discussed requirements relating to board diversity policy under the Hong Kong Listing Rules and in the relevant consultation papers published by the HKEX, and made recommendations to the Board on Board Diversity Policy and director succession planning based on the Company’s circumstances. The Board has adopted a Dividend Policy in 2019 to set out the principles and guidelines that the Company intends to apply in relation to the declaration, payment and distribution of dividends to the shareholders of the Company, which includes, among others, in recommending or declaring dividends, the Company shall allow its shareholders   to participate in the Company’s profits whilst retaining adequate cash reserves for meeting its working capital requirements and long-term sustainable development. The Company shall also take into account the actual financial performance of the Group, the Group’s business strategies and operations, including future capital requirements and investment needs; economic conditions and other internal or external factors that may have an impact on the business or financial performance and situation of the Group, and any other factors that the Board may consider relevant, etc. To fully protect the rights and interests of the shareholders, to provide a sustainable, stable and reasonable investment return to the shareholders, to further improve the profits distribution mechanism, and to enable shareholders to supervise the Company’s profits distribution, after taking into full account the Company’s actual operation conditions and the needs for future development, the Company put forward to the shareholders for approval, and the shareholders approved at the 2021 EGM, a shareholder return plan within three years following the RMB Share Issue. Such shareholder return plan took effect from the date of listing of RMB Shares on the SSE.

To ensure the timely disclosure of any change of directors’ personal information, we have set up a specific communication channel with each of our directors. There is no financial, business, family or other material relationships among members of the Board. The Company purchases a directors and officers’ liabilities insurance on behalf of its directors and officers and reviews the terms of such insurance annually. In compliance with the requirement of the Hong Kong Listing Rules, the Company has received a confirmation of independence from each of our INEDs, namely Dr. Moses CHENG Mo Chi, Mr. Paul CHOW Man Yiu, Mr. Stephen   YIU Kin Wah and Dr. YANG Qiang, and considers them to be independent. The Board is of the view that they not only are able to completely fulfill their responsibilities as an INED, but will also continue to play a role and contribute to our board committees. They being our INEDs will benefit the Company and all shareholders as a whole. The directors have disclosed to the Company the positions held by them in other listed public companies or organizations or associated companies, and the information regarding their directorships in other listed public companies in the last three years is set out on pages 7 to 12 of this annual report and on the Company’s website. All our directors confirmed that they have complied with Paragraph A.6.5 of the Corporate Governance Code (effective  as of 31 December 2021) with respect to directors’ training. In 2021, all Board and senior management members participated in listing tutorial in relation to our RMB Share Issue on the SSE over, among other things, listing-related   work requirements and procedures, conditions and overall procedures of listing, post-listing regulatory requirements, obligations and duties of independent directors, and internal control requirements in relation to listed companies. The Company has adopted the Model Code set out in Appendix 10 to the Hong Kong Listing Rules to regulate the directors’ securities transactions. Save and except for the interests disclosed in the report of the directors on page 71 of this annual report, none of the directors had any other interest in the shares of the Company as of 31 December 2021. All directors have confirmed, following specific enquiry by the Company that they have complied with the Model Code during the period between 1 January 2021 and 31 December 2021. The directors of the Company are responsible for the preparation of the consolidated financial statements of the Company. The Company has received acknowledgments from the directors of their responsibility for preparing the financial statements and the declaration by the auditors of the Company about their reporting responsibilities. For the reporting responsibilities of the auditors with respect to our financial statements, please refer to the Independent Auditor’s Report on pages 79 to 83 in this annual report.

The Board Committees The Board currently has three principal board committees, which are the Audit Committee, the Remuneration Committee and the Nomination Committee, and all of which are comprised solely of INEDs. With the appointment and authorization of the Board, each of the board committees operates under its written terms of reference. To satisfy the relevant regulatory requirements in relation to our RMB Share Issue, the Board reviewed and approved certain amendments to the terms of reference of the board committees. The amended terms of reference of the board committees took effect from the date of listing of RMB Shares on the SSE, and are available on the websites of the Company, the SSE and the HKEXnews, and can be obtained from the Company Secretary upon written request. Audit Committee Membership The current members of the Company’s Audit Committee are Mr. Stephen YIU Kin Wah (Chairman), Dr. Moses CHENG Mo Chi, Mr. Paul CHOW Man Yiu and Dr. YANG Qiang, who are all INEDs. The members of our Audit Committee possess professional qualifications in areas including finance, accounting and laws and have many years of experience and expertise in finance, legal, regulatory, artificial intelligence and/or business management. Authorities and Responsibilities The Audit Committee is authorized by the Board to investigate any activity within its terms of reference. It is also authorized to seek any information it requires from any employee and to seek outside legal or other independent professional advice at the Company’s expense. The duties of our Audit Committee are to be primarily responsible for, among other things, making recommendations to the Board on the appointment, re-appointment and removal of external auditors, approving the remuneration and terms of engagement of external auditors, dealing with any questions of resignation or dismissal of such auditors; reviewing and monitoring external auditors’ independence and objectivity and the effectiveness of the audit process in accordance with applicable standards; developing and implementing policies on the engagement of external auditors to provide non-audit services; monitoring the truth, integrity and accuracy of financial statements of the Company and the annual reports and accounts, interim report and, where applicable, quarterly reports, and reviewing significant financial reporting judgments contained in them; overseeing the Company’s financial reporting system, risk management and internal control procedures; and reviewing and supervising the training and continued professional development of and performance of duties by directors and senior management, and formulating and reviewing manuals (if any) on the performance of duties and compliance by employees and directors and supervising the implementation of such manuals (if applicable).

Audit Committee Work Done in 2021 In 2021, the Audit Committee met on seven occasions and the attendance of each member is disclosed on page 53          of this annual report. In addition, the Audit Committee met with the external auditors for six times in 2021 and three      of such meetings were held without any executive directors being present. In 2021, the principal work performed by the Audit Committee includes: reviewed and approved the financial statements, annual results, report of the directors, financial review, etc. for the financial year ended 31 December 2020; reviewed and approved the change of auditors of the Company; reviewed and approved our 2020 Annual Report on Form 20-F, which was filed with the US SEC; reviewed and approved the resolutions in relation to the RMB Share Issue; reviewed and approved the interim results for the six months ended 30 June 2021; reviewed and approved the budgets and remuneration of the external auditors; reviewed and approved the assessment report on the disclosure controls and procedures; reviewed and approved the internal control assessment report; reviewed and approved the 2021 internal audit project plan and budget for external engagements; reviewed and approved the 2021 risk assessment report; reviewed and approved the 2020 evaluation report on accounting and financial reporting system; reviewed and approved the continuing connected transactions; reviewed and approved the report on the accounting guidelines for the telecom industry; reviewed and approved the report on compliance with relevant laws and regulations in 2020; and reviewed and approved the internal audit reports. In 2021, our Audit Committee has completed its review on risk management and internal control systems and their enforcement, and confirmed its discharge of its duties and responsibilities.

Remuneration Committee Membership The current members of the Company’s Remuneration Committee are Dr. Moses CHENG Mo Chi (Chairman), Mr. Paul CHOW Man Yiu and Mr. Stephen YIU Kin Wah, who are all INEDs. Responsibilities The duties of the Remuneration Committee are, among others, to make recommendations to the Board on the remuneration packages of individual executive directors and senior management, including benefits in kind, pension rights and compensation payments including any compensation payable for loss or termination of their office or appointment, and make recommendations to the Board on the remuneration of non-executive directors; to review and approve the management’s remuneration proposals with reference to corporate goals and objectives resolved by the Board from time to time; to review and approve compensation payable to executive directors and senior management for any loss or termination of office or appointment, and compensation arrangements relating to dismissal or removal of directors for misconduct to ensure that they are consistent with contractual terms; to ensure that no director or any of his associates is involved in deciding his own remuneration; to make recommendations   to the Board on the Company’s policy and structure for remuneration of all directors, senior management and employees including salaries, incentive schemes and other share option schemes, and on the establishment of formal and transparent procedures for developing remuneration policy; to make recommendations to the Board   on disclosure of directors’ remuneration in the annual report (if applicable) sent by the Board to the shareholders; to make recommendations to the Board annually on whether the shareholders shall be requested to approve the policies set out in the report on directors’ remuneration (if applicable) at the AGM. Work Done in 2021 In 2021, the Remuneration Committee met once, during which the committee resolved to approve the target and attained levels of annual appraisal indicators of senior management. Nomination Committee Membership The current members of the Company’s Nomination Committee are Mr. Paul CHOW Man Yiu (Chairman), Dr. Moses CHENG Mo Chi and Mr. Stephen YIU Kin Wah, who are all INEDs. Responsibilities The duties of the Nomination Committee, among other things, are to review the structure, size and composition (including the skills, knowledge and experience) of the Board at least annually and  make recommendations on any proposed changes to the Board to complement the corporate strategy; to identify individuals suitably qualified to become board members and select or make recommendations to the Board on the selection of, individuals nominated for directorships; to assess the independence of independent non-executive directors; to make recommendations to the Board on the appointment or reappointment of directors and succession planning for directors, in particular the Chairman and the Chief Executive Officer. Work Done in 2021 In 2021, the Nomination Committee met once and reviewed the structure and composition of the Board.

Remuneration, Appointment and Rotation of Directors The Remuneration Committee is responsible for determining  the  remuneration  packages  of  all  executive  directors and senior management. The remuneration package of our executive directors consists of a basic salary, a performance-linked annual bonus  and  a  term  incentive.  The  remuneration  of  independent  non-executive  directors is determined in part by reference to their experience, the prevailing market conditions and their workload as independent non-executive directors and members of the board committees of the Company. Please refer to note         11 to the consolidated financial statements on page 116 of this annual report for directors’ and senior management’s remuneration in 2021. The Board has adopted a Director Nomination Policy. The Nomination Committee and/or the  Board  should,  upon receipt of the proposal on appointment of new director and the biographical information (or relevant details) of the candidate, evaluate  such  candidate  based  on  the  criteria  as  set  out  below  to  determine  whether  such  candidate is qualified for directorship. The Nomination Committee should then recommend to the Board to appoint the appropriate candidate for directorship, as applicable. Criteria in evaluating and selecting candidates for directorship include: Character and integrity; Qualifications including professional qualifications, skills, knowledge and experience that are relevant to the Company’s business and corporate strategy, and consideration on diversity under the Board Diversity Policy; Requirement for the Board to have independent directors in accordance with the Hong Kong Listing Rules and whether the candidate would be considered independent with reference to the independence guidelines set out in the Hong Kong Listing Rules; Any potential contributions the candidate can bring to the Board in terms of qualifications, skills, experience, independence and gender diversity; Willingness and ability to devote adequate time to discharge duties as a member of the Board and/or board committee(s) of the Company; and Such other perspectives that are appropriate to the Company’s business and succession plan and where applicable, may be adopted and/or amended by the Board and/or the Nomination Committee from time to time  for nomination of directors and succession planning. All newly-appointed directors  receive  a  comprehensive  induction  of  directors’  duties  to  make  sure  that  they  have a proper understanding of the operations and business of the Company, and that they are fully aware of their responsibilities as a director, the listing rules  of  the  stock  exchanges  on  which  the  Company  is  listed,  applicable  laws and regulations, and the operation and governance policies of the Company. All newly-appointed directors are subject to re-election by shareholders at the first AGM after their appointment. Every director is subject to retirement   by rotation and needs to stand for re-election at least once every three years.

60 China Mobile Limited

CORPORATE GOVERNANCE REPORT

MANAGEMENT AND EMPLOYEES

The task of the management and employees is to implement the strategy and direction as determined by the Board, to take care of day-to-day operations and functions of the Company, and to maintain the values and corporate culture of China Mobile. The division of responsibilities among our principal executive officers and senior management is set out in the biographies of directors and senior management on pages 7 to 12 of this annual report and on the Company's website.

The Company provides clear guiding principles for our management and employees to do what is right and obey all laws and regulations. They are also subject to various trainings and continuous professional development, including a variety of online learning and information sources, formal executive development programs and attendance at executive briefings on relevant topics. These principles cover all aspects of our operations.

Code of Ethics and Anti-Corruption

For the purpose of promoting honest and ethical conducts and deterring wrongdoings, the Company, in 2004, adopted a code of ethics, which is applicable to our chief executive officer, chief financial officer, deputy chief financial officer, assistant chief financial officer and other designated senior officers of the Group, in accordance with the requirements of the SOX Act. In the event of a breach of the code of ethics, the Company may take appropriate preventive or disciplinary actions after consultation with the Board. The code of ethics has been filed with the US SEC as an exhibit to our annual report on Form 20-F for the financial year ended 31 December 2003, which may also be viewed and downloaded from our website.

On whistleblowing, the Company has set up a mailing address, a telephone hotline, work sites and a general manager mailbox as channels for employees and the public to raise concerns about misconduct, malpractices or improprieties in any matters related to the Company.

With respect to anti-corruption, we persisted in establishing anti-corruption systems that penetrate and cover all aspects of anti-corruption. We printed and distributed responsibility checklists and seven annual task lists, to ensure that each unit takes its responsibilities and makes contribution from its perspective. We formulated embedded guidance on corruption risk prevention and control, to enhance implementation of roles, prevention and control, and management and supervisory responsibilities. We also established a unified, embedded prevention and control management platform. By fully leveraging our technologies, we built early-warning models and launched pilot schemes addressing key grassroot, problem-prone areas. We established comprehensive control over corruption risk factors, and implemented corruption risk prevention and control at various levels. In 2021, more than 9,762 prevention and control measures were introduced or updated, 1,089 non-compliant projects were suspended, and 623 personnel in key positions were adjusted. Meanwhile, we also launched an anti-corruption education month, with a focus on educating our employees on our anti-corruption systems, work requirements and case studies. During the month we organized 11,300 trainings covering over 90% of our employees.

Indicator	2020	2021
Anti-corruption education events held during the year	11,947	**11,390**
Anti-corruption education and trainings – participations during the year (person-times)	899,109	**786,085**

Management Mechanism The Company has established collective decision-making policies for major issues. We keep refining our major   issue catalogue and criteria to prevent risks in decision-making. We have continuously strengthened the inspection mechanisms, especially on key areas such as procurement biddings to look for loopholes in our management system and resolve them. Within the Group, we urge for honest operation, healthy development, good performance and shareholders’ interest protection. We continued to optimize our management system and improve our business processes. With respect to risk management, we made great efforts  on  the  closed-loop  management  process  of  “risk  evaluation  at  the beginning of the year – quarterly risk monitoring – interim risk assessment – annual review and evaluation”, and established             a reporting mechanism for major business risk events to maintain the bottom line of no major risks occurrence. In     2021, we strengthened key risk management and control, conducted risk management by means of risk collection,       risk identification, combined assessment, measure decomposition and quantitative monitoring, and formulated 24 measures and more than 30 quantitative monitoring indicators with respect to five key risks. We regularly tracked     down the implementation of these measures and indicators and found no major operating risks or losses that occurred throughout the year. With respect to compliance management, aiming at “creating a world-class enterprise,  becoming  a  cyberpower,  a digital China, and the main force of a smart society”, focusing on making breakthroughs based on “Compliance Escort Plan”, we continue building our compliance management system, making practical moves in serving the Company’s strategy and safeguarding the Company’s high-quality development with compliance, as well as applying the concept      of legal compliance throughout the entire operation and management process. As we accelerate the establishment         of a new information service system of “connectivity, computing force and ability” and focus on 5G new infrastructure, 5G+ vertical industry applications, supply chain security innovation and others, we strengthened our pre-emptive compliance review and early identification of risk factors. As we expanded our compliance management      to new businesses, we conducted extensive research on requirements relating to online transactions and customer personal information protection, and compiled relevant area-specific compliance guidelines. We strengthen our research and publicity efforts in laws and regulations in key areas, carried out specific trainings on Cyber Security       Laws, Data Security Laws, Personal Information Protection Laws, Critical Information Infrastructure Security Protection Regulations and  other  topics,  and  also,  compiled  and  issued  research  reports  on  Data  Security  Laws  and Personal Information Protection Laws, among others. We further improved our information-based compliance management system to build a centralized and intelligent contract management system, gave full play to the role of      the joint meeting on accountability for illegal business operations and investment, and strengthened the closed loop       of compliance management.

INTERNAL AUDIT The Internal Audit Department (the “IA Dept.”) conducts independent and objective confirmation and provides consulting services in respect of the appropriateness, compliance and effectiveness of the Company’s business activities, internal controls and risk management by applying systematic and standardized auditing procedures and methods. The IA Dept. also assists the Company in improving the effectiveness of corporate governance, risk management and internal controls, with an aim to promoting its corporate value, operations, and sustainable and healthy development as well as contributing to the achievement of its strategic objectives. The Company and its operating subsidiaries have set up internal audit departments, which independently audit the business units of the Company and its operating subsidiaries. The head of the IA Dept. directly reports, four times a    year, to the Audit Committee which, in turn, reports to the Board regularly. The Board and the Audit Committee give instructions with respect to internal auditing. The IA Dept. regularly reports to the senior management. The senior management ensures that adequate resources and level of authorization are allocated and granted for internal audit,  and deploys and supervises follow-up and rectification in connection with issues identified in audit. The IA Dept. has unrestricted access to the relevant businesses and assets records and personnel in the  course  of  performing their duties. The IA Dept. establishes an internal audit scope and framework and carries out risk investigations on an annual basis. According to the results of the risk investigations, the IA Dept. formulates an internal audit project rolling plan and an annual audit plan and, together with the Audit Committee and the Board, reviews and approves the annual audit plan and resources allocation. The annual audit plan of the IA Dept. covers various areas including financial audit, internal controls audit, information systems audit and risk assessment. For financial audit, the IA Dept. reviews and assesses the truthfulness, accuracy, compliance and efficiency of the Company’s financial activities and financial information as well as the management and utilization of the Company’s capital and assets. For internal controls audit, the IA Dept. audits and assesses the effectiveness in the design and implementation of the Company’s internal control system. According to the requirements under the Corporate Governance Code under the Hong Kong Listing Rules, section 404 of the SOX Act, Basic Norms for Enterprise Internal Controls, Guidelines for Evaluation of Enterprise Internal Controls and other laws and regulations of the mainland of China, the IA Dept. organizes and performs audit assessment on the internal control over financial and non-financial reporting of the Group, covering all material areas such as financial, operational and compliance controls, on an annual basis, to provide assurance for the Company’s management in its issuance of the internal control assessment report. The information systems audit focuses on reviewing and assessing the information systems, information technology applications, information security and the related internal controls and procedures. At the same time, the IA Dept. carries on special projects and investigations in response to requests from the Company’s management or the Audit Committee or if otherwise required. In addition, without prejudice to its independence, if requested by the Company’s management and as required by business needs, the IA Dept. provides management advice or consultancy services by making use of audit resources and audit information to facilitate the Company’s decision-making and operational management. The IA Dept. makes improvement recommendations in respect of its findings in the course of the audits and requests the management to undertake and to confirm the implementation plans, methods and timeline. It regularly monitors the status of the implementation of the recommendations to ensure their completion.

In 2021, based on the development strategy of building a world-class “Powerhouse”, we conducted auditing  with a focus on key fields such as business development, major financial income and expenditure, and network    and information security. Meanwhile, we upgraded our “on-site + remote + cloud” auditing model and brought innovation to auditing. Auditing helped us prevent risks, strengthened the effectiveness of audit rectifications, and promoted the sustainable and healthy development of the Company. We report regularly to the Board and the Audit Committee with respect to the building up of our internal audit organization, its human resources and qualifications, staff training, annual audit plan and budget, and the audit  results. In 2021, we focused our audit on the main findings of each audit project and their rectification. We provide specific guidance on audit focus, rectification advice, data audit, team building and others to ensure the effectiveness     of internal audit functions. In 2022,  we  will  further  improve  the  “1+3+N”  internal  audit  system,  strengthen  the  coordination  between  the two levels of auditing, and carry out auditing surrounding regulatory requirements and the Company’s strategies. Meanwhile, we will also enhance our targeted audit policies, and continue to innovate and promote the digitalized       and intelligent transformation of auditing, so as to promote the high-quality development of the Company. EXTERNAL AUDITORS CMCC, our ultimate controlling shareholder, is a central state-owned enterprise regulated by the State-owned Assets Supervision and Administration Commission of the State Council of China (“SASAC”). Under the relevant requirements of the Ministry of Finance and  SASAC, there are  certain limits to  the  number of  years for  which an accounting firm may continuously undertake financial auditing work in respect of a central state-owned enterprise and its subsidiaries. Due to the relevant requirements, the former external auditors of the Group, PricewaterhouseCoopers and PricewaterhouseCoopers Zhong Tian LLP (collectively, “PwC”), retired as the auditors of the Group with effect from the conclusion of our 2021 AGM and were not re-appointed. PwC had confirmed        in writing that there were no other matters or circumstances that need to be brought to the attention of the shareholders of the Company in connection with the above change. The Board confirmed that there were no other matters or circumstances that need to be brought to the attention of the shareholders of the Company in connection with the above change. The Board and the Audit Committee also confirmed that there were no disagreements or unresolved matters between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. At the recommendation by the Audit Committee, the Board proposed, and the shareholders approved at the 2021    AGM, to appoint KPMG and KPMG Huazhen LLP as the auditors of the Group for the year ending 31 December 2021      for financial reporting purposes. The principal services provided by the external auditors included: review of interim consolidated financial information of the Group; audit of annual consolidated financial statements of the Group and annual financial statements of its subsidiaries; and audit of the effectiveness of the Group’s internal control over financial reporting as of 31 December 2021.

Apart from providing the above-mentioned audit services to the Group, the external auditors also provided other non – audit services to the Group, which were permitted under section 404 of the SOX Act and pre-approved by the Audit Committee. The following table sets forth the types of, and fees for, the principal audit services and non-audit services provided        by the external auditors (please refer to note 7 to the consolidated financial statements for details): Audit fees4 Non-audit services fees5 2020 RMB million 2021 RMB million 98 109 5 – Including the fees rendered for the audit of internal control over financial reporting as required by relevant regulatory requirements. Including the fees for tax compliance and advisory services, risk assessment and compliance advisory services, performance improvement and business process optimization advisory services, and other advisory services. 4 5 RISK MANAGEMENT AND INTERNAL CONTROLS Our Audit Committee under the Board is responsible for conducting annual review of the effectiveness of the Group’s risk management and internal control systems to reasonably ensure that the Company is operating legally and the assets are safeguarded and to ensure the accuracy and reliability of the financial information that the Company employs in its business or releases to the public. The said systems are designed to manage rather than eliminate the risk of failure to meet business targets and to make reasonable but not absolute assurances with respect to material misrepresentations or losses. As of 31 December 2021, our Audit Committee has evaluated the effectiveness of the Group’s risk management and internal controls covering all important aspects including financial, operational and compliance controls, to ensure we have sufficient resources in accounting, internal audit and financial reporting, staff qualification and experience, staff training courses and related budget. Based on such review, we consider the Group’s risk management and internal control systems to be effective and adequate. The management of the Company reports to Audit Committee annually about the building-up and performance of its risk management and internal controls, including interim and annual evaluation reports, and receives guidance and supervision from the Audit Committee. In 2021, the Company has received the management’s affirmation with respect to the effectiveness of the risk management and internal controls. Our management is responsible for establishing and maintaining internal control over financial reporting. We adopted the control criteria framework set out in the Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) (2013). In compliance with the provisions and requirements under section 404 of the SOX Act and the code provisions of the Corporate Governance Code issued by HKEX, we refined our routine management mechanism of internal controls, in establishing a stringent internal control system over financial reporting.

We established a hierarchical top-down risk assessment mechanism, relying on the strategic level risk assessment (material risk assessment), the management level risk assessment (major projects risk assessment) and the operational level risk assessment (procedure risk assessment), to assist the management to acknowledge risk information in a timely manner in order to make a reasonable decision. Based on risk assessment, we established a three-tier internal controls of “the top level internal control system, the internal control professional system and the internal control practices guidelines”, which brought the control requirements to the whole process of marketing, production and management. Based on our business operation, we focus on high risk and key management areas and perform risk assessment, so as to enforce our internal control requirement in our daily operations. Meanwhile, we assigned specific responsibilities to individuals and input the control requirements in our IT systems to strengthen the internal controls. And through multiple internal and external supervision and inspections, including self-assessment, management evaluation, external audit, etc., we effectively improved the execution efficiency and effectiveness of our internal controls. Based on the evaluation conducted by the management of the Company, the management believes that, as of 31 December 2021, the Company’s internal control over financial reporting was effective, which provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for reporting purposes in accordance with generally accepted accounting principles. All disclosure of material information relating to the Company is made through the unified leadership and management of the Board, with the Company’s management performing its relevant duties. The Company has performed an annual review of the effectiveness of the Company’s disclosure controls and procedures, and concluded that, as of 31 December 2021, the Company’s disclosure controls and procedures were effectively executed at a reasonable assurance level. INFORMATION DISCLOSURE AND INSIDER DEALINGS According to the Hong Kong Listing Rules and United States Securities Act, since 2003, the Company has implemented the information disclosure internal controls and procedures, and established a Disclosure Committee, the members of which include our Chairman, chief executive officer, chief financial officer and heads of main functional departments. Empowered by the Board, the Disclosure Committee is responsible for organizing and coordinating routine reporting and disclosure to prompt timely, compliant, truthful and complete disclosure of information, ensure good corporate governance and transparency, properly get back to the investors, analysts and media inquiries, to prevent volatility of our share price caused by false market information. To satisfy the relevant regulatory requirements in relation to our RMB Share Issue, the Board reviewed and approved the Rules for the Management of Information Disclosure and the Rules for the Management of Proceeds. These rules took effect from the date of listing of RMB Shares on the SSE and are available in Chinese on the websites of the Company, the SSE and the HKEX. Under circumstances where any departments or officers are in breach of disclosure procedures and internal controls, resulting in reporting or disclosure errors, or in breach of disclosure related laws and regulations, the Company shall hold the relevant personnel accountable. Members of the Disclosure Committee, heads of our IA Dept. and other relevant departments and each of our subsidiaries shall give confirmations annually and take personal responsibilities with respect to their disclosure duties.

Our IA Dept. conducts annual evaluation with respect to the effectiveness of disclosure internal controls and procedures and its performance, and issues audit reports for management and the Audit Committee to evaluate. Based on such reports, our principal executive and principal financial officers shall make written statements with respect to our annual report on Form 20-F and take personal responsibilities in accordance with the requirements  of the US Securities Act. The Disclosure Committee can revise the disclosure internal controls and procedures in accordance with its performance and the development of relevant laws with approval of the senior management. The revised internal control procedures and articles shall be circulated to all departments and subsidiaries within the Group. The Company attaches great importance to the management of insider information. In compliance with the provisions of Hong Kong Securities  and  Futures  Ordinance  (Chapter  571  of  the  Laws  of  Hong  Kong)  (the  “SFO”)  and others, we formulated China Mobile  Management  Method  on  Inside  Information,  setting  up  rules  and  black- out periods on directors, management and employees  in  dealing  with  the  shares  of  the  Company  or  exercising  share options while they are in possession of inside information. Those who may come into possession of inside information in performing their duties are required to sign an undertaking on their duty of confidentiality and prohibition against insider dealing. Unauthorized use of confidential or inside information for profits is strictly prohibited to prevent violation of laws and regulations and internal disciplines. In general, any authorized speaker      from the Company only makes clarification and explanation on information already available in the market, and avoid revealing any unpublished inside information. Before any external interview, such speaker shall seek verification from  the relevant department about any information to be disclosed. CONTINUOUS EVOLVEMENT OF CORPORATE GOVERNANCE PRACTICES We will closely study the development of governance practices among the world’s leading corporations, future evolution of the relevant regulatory environment and the requirements of the investors on an ongoing basis. We will also review and enhance our corporate governance procedures and practices from time to time to keep improving our capabilities in fulfilling our governance responsibilities, so as to meet our shareholders’ expectations and ensure the long-term sustainable development of the Company.

HUMAN RESOURCES DEVELOPMENT In 2021, our human resources work was centered on further implementing China  Mobile’s  “Powerhouse”  strategy. With a focus on key  areas  such  as  allocation  of  resources,  team  transformation,  reform  of  mechanisms and innovation in management, we strove to give full play to the potential of human resources work on driving implementation of strategies, business development, shaping of capabilities, attainment of operating results and so      on, thereby providing strong organizational safeguards and talent support for building a world-class enterprise. We continued to optimize our human resources planning. We further optimized our workforce structure through the “Diamond Plan” and implemented rigid control over the scale of our workforce. We adopted differential allocation of human resources: on the one hand, we expanded our allocation of resources to areas of transformation, emerging units and innovative teams; on the other hand, we strictly controlled the scale of our workforce in traditional areas. We continued to implement our “T-H-T” (“Ten-Hundred-Thousand”) talent scheme and create a centralized, unified, Group-wide expert management system. We promoted the building of expert teams at each level and the collaboration of talents in scientific and technological innovation. We rolled out an innovative “Golden Seed Plan” campus recruitment program and proactively recruited high-quality graduates with great potential in key areas, cultivating top talents that could serve as our future backbones for innovation. Meanwhile, we also continued to implement our “Mobility Plan” talent exchange program, making the most out of the synergy within the Company’s talent force. We continued to deepen our incentive mechanism reforms. We persisted to be performance-driven and implemented a labour cost allocation mechanism  whereby  one’s  reward  is  proportionate  to  the  value  created. We formulated special incentive schemes rewarding performance that exceeded expectations or made special contributions, and encouraged our different units to explore their limits and perform beyond expectations. In relation     to key businesses, we offered tailored and targeted incentives to facilitate the integrated development of  CHBN  markets. We established a comprehensive incentive system dedicated to our scientific and technological innovation forces, and formulated incentive policies tailored for two “scientific reform” companies and the “Jiutian”, “Wutong”     and other core teams in areas of transformation. We thoroughly advanced our “special zone” market-based incentive mechanism and further embraced remuneration as a means to motivate. We also continued to offer a “basket” of remuneration and incentive policies including internalization of core capabilities and attractive annuity programs, and enhanced incentives for our core backbone employees. We continued to promote the transformation and reshaping of our staff’s capabilities. We fully advanced  our package of “new drivers capability enhancement” measures and speeded up our incubation of digitalized and intelligent professional talents. We required all our staff to be equipped with a set of standard skills, based on which      we commenced a series of programs to empower them with knowledge on 5G+, smart mid-end  platform,  CHBN markets, products and so on, thereby forming a training model characterised by rapid acquisition of knowledge, low   cost, broad coverage and high efficiency. Based on our internalized core capabilities, we provided dedicated training    and skill certification to our talents in cloud reform, 5G and other core technical fields, reshaped our staff’s skillset          on security and software development, and offered practical training on areas such as cloud reform, 5G and DICT.     Based on the improved capabilities of our frontline personnel, we formulated a Group-wide system on qualification         of grid administrators and completed the first round of certification, and also provided training for senior customer managers and smart family engineers, thereby entering a “new highway” of transforming our talents’ capabilities.

REPORT OF DIRECTORS The directors take pleasure in submitting their annual report together with the audited financial statements for the year ended 31 December 2021. PRINCIPAL ACTIVITIES The Group’s principal activity is providing telecommunications and information services in 31 provinces, autonomous regions and directly-administered municipalities in the mainland of China and Hong Kong. The principal activity of the  Company is investment holding. The revenue of the Group during the financial year consisted primarily of revenue generated from the provision of telecommunications and information services. MAJOR CUSTOMERS AND SUPPLIERS The Group’s aggregate revenue with its five largest customers was RMB25.6 billion, accounting for 3% of the Group’s total revenue in 2021. Purchases for the Group mainly included network equipment purchases, and payments in relation to network operation and support expenses and interconnection arrangements. Purchases from the largest supplier for the year represented 16% of the Group’s total  purchases.  The  Group’s  aggregate  purchases  with  its  five  largest  suppliers  was RMB180.0 billion, accounting for 36% of the Group’s total purchases in 2021. At no time during the year ended 31 December 2021 have the directors, their close associates or any shareholder            of the Company (which to the knowledge of the Board owns more than 5% of the number of issued shares of the Company) had any interest in these five largest suppliers. SUBSIDIARIES AND INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD Particulars of the Company’s subsidiaries and the Group’s investments accounted for using the equity method as at 31 December 2021 are set out in notes 19 and 20, respectively, to the consolidated financial statements, and the list of directors of each of the Company’s subsidiaries is available on the Company’s website. FINANCIAL STATEMENTS The profit of the Group for the year ended 31 December 2021 and the financial conditions of the Company and the Group as at that date are set out in the consolidated financial statements on pages 84 to 163. DIVIDENDS The Board has adopted a dividend policy. In recommending or declaring dividends, the Company shall allow its shareholders to participate in the Company’s profits whilst to retain adequate cash reserves for meeting its working capital requirements and long-term sustainable development. The Board has the discretion to propose, declare and distribute dividends to the shareholders of the Company, subject to the Articles of Association of the Company and all applicable laws and regulations and taking into account the following factors of the Company and its subsidiaries: the actual financial performance of the Group; the Group’s business strategies and operations, including future capital requirements and investment needs; economic conditions and other internal or external factors that may have an impact on the business or financial performance and situation of the Group; and any other factors that the Board may consider relevant.

The Board recommends a final dividend payment of HK$2.43 per share for the year ended  31  December  2021.  Together with the interim dividend of HK$1.63 per share already paid, total dividend for the full year of 2021 amounted to HK$4.06 per share. In case of any change in the total number of  issued  shares  of  the  Company  between the date of this report (being 23 March 2022) and the record date for the implementation of the 2021 final dividend, the Company intends to keep the total amount of profit distribution unchanged and adjust the amount of dividend per share accordingly, with the specific adjustments to be announced separately. To create higher returns        for our shareholders and share the results of our operating gains, after giving full consideration to the Company’s  profitability, cash flow  conditions  and  future  development  needs,  in  the  three-year  period  from  2021,  the  profit  to be distributed in cash for each year will gradually increase to 70% or above of the profit attributable to equity shareholders of the Company for that year. The Company will strive to create more value for shareholders. The Board believes that our industry-leading profitability and ability to generate healthy cash flow will provide sufficient support for the Company’s future development and create favourable returns for our shareholders. DONATIONS Donations made by the Group during the year amounted to RMB79,833,821 (2020: RMB76,449,383). PROPERTY, PLANT AND EQUIPMENT Changes to the property, plant and equipment of the Group during the year ended 31 December 2021 are set out in   note 15 to the consolidated financial statements. SHARE CAPITAL Details of the Company’s share capital are set out in note 38 to the consolidated financial statements. RESERVES Changes to the reserves of the Group during the year  are  set  out  in  the  consolidated  statement  of  changes  in  equity. Changes to the reserves of the Company during the year are set out in note 38 to the consolidated financial statements. DIRECTORS The directors of the Company during the financial year were: Executive Directors: YANG Jie (Chairman) DONG Xin WANG Yuhang LI Ronghua Independent Non-Executive Directors: Moses CHENG Mo Chi Paul CHOW Man Yiu Stephen YIU Kin Wah YANG Qiang

Pursuant to Article 109 of the Company’s Articles of Association, Mr. WANG Yuhang will retire by rotation at the forthcoming annual general meeting of the Company and, being eligible, offer himself for re-election. Besides, Dr. Moses CHENG Mo Chi and Mr. Paul CHOW Man Yiu will also retire by rotation at the forthcoming annual general meeting of the Company. Dr. Moses CHENG Mo Chi will not offer himself for re-election as he would like to devote more time to other businesses. Mr. Paul CHOW Man Yiu will also not offer himself for re-election by reason of     age. Each of Dr. Moses CHENG Mo Chi and Mr. Paul CHOW Man Yiu has confirmed that there is no disagreement with the Board and there is no matter relating to his retirement that needs to be brought to the attention of the shareholders of the Company. The Company is actively identifying suitable candidates for new independent non- executive director(s), and will make relevant announcement(s) in due course.The biography of Mr. WANG Yuhang is set out on page 8 of this annual report. Except as disclosed in his biography, Mr. WANG Yuhang has not held any other directorships in any listed public companies in the last three years. Further, except as noted in his biography, Mr. WANG Yuhang is not connected with any directors, senior management or substantial or controlling shareholders of the Company. Mr. WANG Yuhang does not have any interests in the shares of the Company within the meaning of Part XV of the SFO.The service contract of Mr. WANG Yuhang does not provide for a specified length of service and Mr. WANG Yuhang will be subject to retirement by rotation and re-election at annual general meetings of the Company every three years. Mr. WANG Yuhang is entitled to an annual director’s fee of HK$180,000 as proposed by the Board and approved by the shareholders of the Company. Director’s fees are payable on a time pro-rata basis for any non-full year’s service. Mr. WANG Yuhang has voluntarily waived his annual director’s fees. The remuneration of Mr. WANG Yuhang has been determined with reference to his duties, responsibilities and experience, and to prevailing market conditions. Details of the remuneration of the directors of the Company are set out in note 11 to the consolidated financial statements.Mr. WANG Yuhang does not have an unexpired service contract which is not determinable by the Company or any of its subsidiaries within one year without payment of compensation, other than under normal statutory obligations.Save as disclosed herein, there are no other matters relating to the re-election of Mr. WANG Yuhang that need to be brought to the attention of the shareholders of the Company nor is there any information to be disclosed pursuant to any of the requirements of Rule 13.51(2) of the Hong Kong Listing Rules.DIRECTORS’ INTERESTS IN TRANSACTIONS, ARRANGEMENTS OR CONTRACTS OF SIGNIFICANCE No transaction, arrangement or contract of significance to which the Company, any of its holding companies or subsidiaries, or any of its holding companies’ subsidiaries has been a party and in which a director of the Company           or an entity connected with a director of the Company is or was materially interested, whether directly or indirectly, subsisted at the end of the year or at any time during the year.

PERMITTED INDEMNITY PROVISION Pursuant to Article 175 of the Company’s Articles of Association, every director or other officer of the Company shall      be indemnified out of the assets of the Company against all liabilities (to the extent permitted by the Hong Kong Companies Ordinance) sustained or incurred by such director or officer in or about the execution of his office or otherwise in relation thereto. In addition, the Company has purchased directors and officers’ liabilities insurance on behalf of its directors and officers. DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN SHARES, UNDERLYING SHARES AND DEBENTURES Details of the directors’ holding of ordinary shares of the Company as at 31 December 2021 are as follows: Long Positions in the Shares and Underlying Shares of the Company Director Capacity Ordinary shares held Percentage of the total number of issued shares* 300,000 0.00% Moses  CHENG Mo Chi Beneficial owner The calculation is based on the total number of issued ordinary shares of the Company (i.e. 20,475,482,897 ordinary shares) as at 31 December 2021, and rounded off to two decimal places. Apart from those disclosed herein, as at 31 December 2021, none of the directors nor the chief executive of the  Company had any interests or short positions in any of the shares, underlying shares or debentures of the Company        or any of its associated corporations (within the meaning of Part XV of the SFO) that  is  recorded  in  the  register required to be kept under section 352 of the SFO or otherwise notified to the Company and the Hong Kong Stock Exchange pursuant to the Model Code.

DIRECTORS’, CHIEF EXECUTIVE’S AND EMPLOYEES’ RIGHTS TO ACQUIRE SHARES Save as disclosed below, at no time during the year ended 31 December 2021 was the Company, any of its holding companies or subsidiaries, or any of its holding companies’ subsidiaries a party to any arrangement to enable the  directors or chief executive of the Company or any of their spouses or  children  under  eighteen  years  of  age  to  acquire benefits by means of the acquisition of shares in or debentures of the Company or any other body corporate. Share Option Scheme of the Company Pursuant to a resolution passed at the annual general meeting of the Company held on 20 May 2020, a share option scheme of the Company (the “Scheme”) was adopted. For details of the Scheme, please refer to the following  paragraphs and also the Company’s circular dated 14 April 2020 in relation to “Proposed Adoption of Share Option Scheme”. Purposes The Scheme aims at (1) further improving the governance structure of the Company, and establishing and improving    the balance of interests mechanism between employees and shareholders, investors and the Company; (2) establishing a benefit sharing and risk sharing mechanism among shareholders, the Company and  employees  to  enhance the Company’s performance and long-term stable  development;  and  (3)  effectively  attracting,  motivating and retaining the core backbone employees of the Company to support the Company’s strategic transformation and long-term development. Scope of Scheme Participants Scheme participants are in principle limited to directors (excluding independent non-executive directors) and senior management of the Company, and backbone management, technical and business personnel who have a direct impact on the Company’s operating performance and sustainable development. The assessment results of the scheme participants shall meet or exceed the relevant standards for performance appraisal of the Company. Effective Period The Scheme will be effective for a term of 10 years commencing from 20 May 2020, unless terminated in advance under relevant requirements of the Scheme. Maximum Quantity of Grant The maximum number of ordinary shares to be issued upon the exercise of the share options granted under the Scheme (and any other schemes) shall not in aggregate exceed 2,047,548,289 shares*, being 10% of the total share capital of the Company as at the date of approval of the Scheme. Unless approved at a general meeting, the ordinary shares issued and to be issued upon the exercise of the share   options granted to any individual scheme participant (including exercised or outstanding share options) during the effective period of the Scheme shall not exceed 1% of the total share capital of the Company. Represents approximately 9.58% of the total share capital of the Company as at the date of this report (being 23 March 2022).

Application or Acceptance Fee No fee shall be payable by a scheme participant on the application for or acceptance of the grant of share options. As a formality, a scheme participant shall pay HK$1.00 as nominal consideration for acceptance of the grant of share options. Lapse and Cancellation of Share Options If any of certain events (including but not limited to a failure in performing his/her duties effectively or a serious breach or dereliction of his/her duties) occurs in relation to a scheme participant, his/her share options will automatically lapse, and the Board shall cease granting new share options, cancel share options which are not yet exercised by him/her, and recover any gains obtained by him/her from the exercise of the share options. Details of Share Options During the Year Ended 31 December 2021 During the year ended 31 December 2021, the Company has not granted any share options under the Scheme. Details of options under the Scheme during the year ended 31 December 2021 are set forth as follows: Grantees Employees and staff members of the Company Number of ordinary shares underlying share options granted: Outstanding as at 1 January 2021 304,702,702Granted during the year 0 Exercised during the year 0 Lapsed and cancelled during the year (2,605,826) Outstanding as at 31 December 2021 302,096,876 Grant date 12 June 2020 Exercise price HK$55.00 per ordinary share (determined in accordance with the fair market price principle, with the base day for pricing being the grant date) Closing price immediately before the grant date HK$54.75 per ordinary share

Vesting period No share options shall be exercised within 24 months from the grant date; subject to the satisfaction of the conditions for vesting as provided under the Scheme, the share options granted shall be vested in three batches as follows: (1) The first batch (being 40% of the share options granted) will be vested     on the first trading day after 24 months from the grant date. (2) The second batch (being 30% of the share options granted) will be vested on the first trading day after 36 months from the grant date. (3) The third batch (being 30% of the share options granted) will be vested    on the first trading day after 48 months from the grant date. Time when vesting period ends 10 years from the grant date. Value of share options granted HK$4.00 per ordinary share (weighted average fair value calculated using the binomial model with the grant date as the date of measurement) Due to the subjective nature of and uncertainty related to a number of assumptions of the expected future performance input to the binomial model   as well as certain inherent limitations of the model itself, the calculation is subject to certain fundamental limitations. The value of share options varies  with different variables of certain subjective assumptions, and any change to   the variables used may materially affect the estimation of the fair value of the share options. Please refer to note 37 headed “Share-based Payment” to the consolidated financial statements for details.

Annual Report 2021 75 REPORT OF DIRECTORS SUBSTANTIAL SHAREHOLDERS’ AND OTHER PERSONS’ INTERESTS AND SHORT POSITIONS IN SHARES AND UNDERLYING SHARES The Company has been notified of the following interests in the Company’s issued shares as at 31 December 2021 amounting to 5% or more of the ordinary shares in issue: Long Positions in the Shares and Underlying Shares of the Company Ordinary shares held Percentage of the total number of directly indirectly issued shares (i) China Mobile Communications Group Co., Ltd.–14,890,116,842 72.72% (“CMCC”) (ii) China Mobile (Hong Kong) Group Limited–14,890,116,842 72.72% (“CMHK (Group)”) (iii) China Mobile Hong Kong (BVI) Limited 14,890,116,842–72.72% (“CMHK (BVI)”)Note: In light of the fact that CMCC and CMHK (Group) directly or indirectly control one-third or more of the voting rights in the shareholders’ meetings of CMHK (BVI), in accordance with the SFO, the interests of CMHK (BVI) are deemed to be, and have therefore been included in, the interests of CMCC and CMHK (Group). Apart from the foregoing, as at 31 December 2021, no other person (other than a director or the chief executive of the Company) had any interests or short positions in the shares and underlying shares of the Company as recorded in the register required to be kept under section 336 of the SFO, or as otherwise notified to the Company and the Hong Kong Stock Exchange. CONNECTED TRANSACTIONS Continuing Connected Transactions Details of the continuing connected transactions are set out in note 40 to the consolidated financial statements. For the financial year ended 31 December 2021, the following continuing connected transactions (the “Continuing Connected Transactions”) have not exceeded their respective annual caps: (1) the total value of right-of-use assets recognized by the Group pursuant to the lease of properties from CMCC and its subsidiaries did not  exceed  RMB3,800  million  and  the  aggregate  property  management  charges  paid by the Group to CMCC were below 0.1% of each of the applicable percentage ratios set out in Rule 14.07 of the Hong Kong Listing Rules. The amount of revenue from comprehensive support services received by the Group from CMCC was below 0.1% of each of the applicable percentage ratios set out in Rule 14.07 of the Hong Kong Listing Rules. The  charges  payable  in  respect  of  properties  leased  are  determined  with reference to any one of the following benchmarks: (i) the value determined by independent intermediaries; (ii) applicable market rates or charges which are publicly published; or (iii) rates charged by the lessor or its subsidiaries to independent third parties, whilst the charges payable in respect of properties which CMCC or its subsidiaries lease from third parties and sub-let to the Group are determined according to the actual rent payable by CMCC or its subsidiaries to such third parties together with the amount of any tax payable;

76 China Mobile Limited REPORT OF DIRECTORS leasing fees paid by the Group for the leasing of telecommunications network operation assets by the Group from CMCC did not exceed RMB6,500 million. The leasing fees are determined with reference to the prevailing market rates. In determining the market rates for the leasing fees, the Group has taken into account the charges payable by the Group and CMCC to independent third parties (including other industry players) as well as the charges receivable by the Group and CMCC from independent third parties (including other industry players). The leasing fees payable by the Group to CMCC were not more than the leasing fees charged to independent third parties for same kinds of network operation assets. The aggregate amount of leasing fees received by the Group from CMCC was below 0.1% of each of the applicable percentage ratios set out in Rule 14.07 of the Hong Kong Listing Rules; and services charges received by the Group for the provision of telecommunication facilities construction services by the Group to CMCC and its subsidiaries did not exceed RMB2,000 million. The provision of telecommunication facilities construction services by the Group to CMCC and its subsidiaries in respect of individual projects are subject to public tender process and the pricing for the telecommunication facilities construction services are primarily based on market rates as determined through the public tender process and the relevant standards laid down in applicable regulations in the PRC. For individual projects where the public tender process is not applicable, the selection criteria and price determination mechanism are similar to that applied in a public tender process. The transactions referred to in paragraph (1) above were entered into pursuant to the 2020-2022 property leasing and management services agreement dated 2 January 2020 between the Company and CMCC (the “2020-2022 Property Leasing Agreement”). The Company announced the entering into and the terms of the 2020-2022 Property Leasing Agreement on 2 January 2020. The 2020-2022 Property Leasing Agreement has a term of three years commencing on 1 January 2020. The transactions referred to in paragraph (2) above were entered into pursuant to the 2021 telecommunications network operation assets leasing agreement between the Company and CMCC dated 8 January 2021 (the “2021 Telecommunications Network Operation Assets Leasing Agreement”). The entering into of the 2021 Telecommunication Network Operation Assets Leasing Agreement was announced by the Company on 8 January 2021. The 2021 Telecommunications Network Operation Assets Leasing Agreement has a term of one year commencing on 1 January 2021. The transactions referred to in paragraph (3) above were entered into pursuant to the 2021 Telecommunication Facilities Construction Services Extension Letter dated 8 January 2021 that renewed the 2020 telecommunication facilities construction services agreement between the Company and CMCC dated 2 January 2020 (the “2020 Telecommunication Facilities Construction Services Agreement”). The entering into of the 2021 Telecommunication Facilities Construction Services Extension Letter was announced by the Company on 8 January 2021. The renewed 2020 Telecommunication Facilities Construction Services Agreement has a term of one year commencing on 1 January 2021.

Annual Report 2021 77 REPORT OF DIRECTORS CMCC is the ultimate controlling shareholder of the Company and therefore, a connected person of the Company. Accordingly, all the transactions referred to in paragraphs (1) to (3) above constitute continuing connected transactions for the Company under the Hong Kong Listing Rules.  In the opinion of the independent non-executive directors, the Continuing Connected Transactions were entered into by the Group:  in the ordinary and usual course of its business;  on normal commercial terms or better; and  according to the agreements governing such transactions on terms that are fair and reasonable and in the interests of the shareholders of the Company as a whole.  The auditors of the Company were engaged to report on the Group’s Continuing Connected Transactions in accordance with Hong Kong Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information” and with reference to Practice Note 740 (Revised) “Auditor’s Letter on Continuing Connected Transactions under the Hong Kong Listing Rules” issued by the Hong Kong Institute of Certified Public Accountants. The auditors have issued their unqualified letter containing their findings and conclusions in respect of the Continuing Connected Transactions in accordance with Rule 14A.56 of the Hong Kong Listing Rules. The auditors’ letter has confirmed that nothing has come to their attention that cause them to believe that the Continuing Connected Transactions:  have not been approved by the Board;  were not, in all material respects, in accordance with the pricing policies of the Group as stated in this annual report;  were not entered into, in all material respects, in accordance with the relevant agreements governing the Continuing Connected Transactions; and  have exceeded their respective annual caps for the financial year ended 31 December 2021 set out in the previous announcements of the Company.  A copy of the auditors’ letter in relation to the Continuing Connected Transactions has been provided by the Company to the Hong Kong Stock Exchange.  In respect of the Continuing Connected Transactions, the Company has complied with the disclosure requirements under the Hong Kong Listing Rules in force from time to time, and has followed the policies and guidelines as laid down in the guidance letter HKEx-GL73-14 issued by the Hong Kong Stock Exchange when determining the price and terms of the transactions conducted during the year ended 31 December 2021.

78 China Mobile Limited REPORT OF DIRECTORS PURCHASE, SALE OR REDEMPTION OF THE COMPANY’S LISTED SECURITIES During the year ended 31 December 2021, neither the Company nor any of its subsidiaries purchased, sold or redeemed any of the Company’s listed securities. FINANCIAL SUMMARY A summary of the results and of the statements of the assets and liabilities of the Group for the last five financial years is set out on pages 164 to 166 of this annual report. EMOLUMENT POLICY In order to continue to maintain the sustainable development of the Group’s competitiveness, the Group has always emphasized the importance of recruiting, incentivizing, developing and retaining its employees, paid close attention to the external competitiveness, internal fairness of its remuneration structure and the cost-effectiveness of remuneration and emphasized the importance of the correlation between remuneration management and performance management. For the year ended 31 December 2021, employees’ remuneration comprised a basic salary and a performance-based bonus. EMPLOYEE RETIREMENT BENEFITS Particulars of the employee retirement benefits of the Group are set out in note 6 to the consolidated financial statements. PUBLIC FLOAT As at the date of this annual report and based on the information that is publicly available to the Company and to the knowledge of the directors of the Company, the Company has maintained the public float prescribed under the Hong Kong Listing Rules. AUDITORS A resolution will be proposed at the forthcoming annual general meeting for the re-appointment of KPMG and KPMG Huazhen LLP as the auditors of the Group. LIST OF DIRECTORS OF SUBSIDIARIES A list of directors of the Group’s subsidiaries is set out on the Company’s website.  Please also refer to the sections headed “Chairman’s Statement”, “Business Review”, “Financial Review” and “Human Resources Development” in this annual report (which form part of this Report of Directors).    By order of the Board Yang Jie Chairman Hong Kong, 23 March 2022

Annual Report 2021 79INDEPENDENT AUDITOR’S REPORT  Independent auditor’s report to the members of China Mobile Limited (incorporated in Hong Kong with limited liability)  OPINION We have audited the consolidated financial statements of China Mobile Limited (“the Company”) and its subsidiaries (“the Group”) set out on pages 84 to 163, which comprise the consolidated balance sheet as at 31 December 2021, the consolidated statement of comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the year then ended and notes to the consolidated financial statements, including a summary of significant accounting policies.  In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2021 and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (“IFRSs”) issued by  the International Accounting Standards Board (“IASB”) and Hong Kong Financial Reporting Standards (“HKFRSs”) issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”) and have been properly prepared in compliance with the Hong Kong Companies Ordinance. BASIS FOR OPINION We conducted our audit in accordance with Hong Kong Standards on Auditing (“HKSAs”) issued by the HKICPA.    Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report. We are independent of the Group in accordance with the HKICPA’s Code of Ethics for Professional Accountants (“the Code”) and we have fulfilled our other ethical responsibilities in accordance with the Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

80 China Mobile Limited Independent Auditor’s Report (Continued) KEY AUDIT MATTERS Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.  Revenue recognition Refer to note 2(r) and note 4 of the consolidated financial statements.  The Key Audit Matter How the matter was addressed in our audit The Group’s revenue is primarily generated from the provision of various telecommunications services and sales of telecommunication related products.  The accuracy of revenue recorded in the consolidated financial statements is an inherent industry risk because the billing systems of telecommunications companies are complex which process large volumes of data with a combination of different services provided and products sold.  We identified revenue recognition as a key audit matter because revenue is one of the key performance indicators of the Group and involves complex IT systems which give rise to an inherent risk that revenue transactions may be incorrectly recorded using manual journals outside the billing systems or recorded in the incorrect period. Our audit procedures to assess the recognition of revenue included the following:  assessing, with the assistance of our IT specialists, the design, implementation and operating effectiveness of management’s key internal controls over:  the general IT controls for the billing systems, including access to program controls, program change controls, program development controls and computer operation controls;  the completeness and accuracy of bill generation and the end-to-end reconciliation controls from the billing systems to the accounting system;  assessing the appropriateness of the accounting policies adopted in revenue recognition for different revenue streams by inspecting the main terms and conditions in selected contracts;  selecting service packages, on a sample basis, comparing services offering in the selected packages and the package prices with the relevant settings in the billing systems;  selecting bills issued to customers, on a sample basis, and comparing to the services subscribed by the customers, the corresponding accounts receivable details, and, where appropriate, collection records in the billing systems;  reconciling selected revenue records in the Group’s accounting system to external cash collection records;  recalculating the balances of accounts receivable and advances from customers at period end with the use of computer assisted audit techniques using data extracted from the billing systems and reconciling the results to the Group’s financial records; and  inspecting journals entries relating to revenue which met specific risk-based criteria, and comparing details of these journals entries with relevant underlying documentation.

Annual Report 2021 81 Independent Auditor’s Report (Continued) Impairment assessment on the interest in an associate  Refer to note 2(d), note 2(j) and note 20 of the consolidated financial statements.  The Key Audit Matter How the matter was addressed in our audit The fair value of the Group’s investment in Shanghai Pudong Development Bank Co., Ltd. (“SPD Bank”) based on quoted market price has been persistently below the carrying amount for a period of time. This is considered as an indicator of impairment.  In accordance with IAS/HKAS 36 “Impairment of Assets”, where an indication of impairment of these assets exists, the Group will estimate the recoverable amounts of the relevant assets, based on the higher of its fair value less costs of disposal and its value in use. An impairment loss is recognized if the carrying amount of an asset exceeds its recoverable amount. As at 31 December 2021, an impairment assessment for the investment in SPD Bank was performed by the Group to determine the recoverable amount based on its value in use by discounted cash flow forecast, which involves management’s significant judgements and estimates on certain key assumptions including assets growth rates and discount rate. Based on the result of the assessment, management determined that there was no impairment loss in this investment.  We identified the impairment assessment of the Group’s investment in SPD Bank as a key audit matter because there were significant judgements and estimates made by management in determining the discounted cash flow forecast. Our audit procedures to assess the impairment assessment of the Group’s investment in SPD Bank included the following:  assessing the design, implementation and operating effectiveness of key internal controls relating to the impairment assessment of the Group’s investment in SPD Bank;  with the assistance of our valuation specialists, evaluating:  the appropriateness of the methodology used in the discounted cash flow forecast;  the appropriateness of the key assumptions adopted by management in the discounted cash flow forecast relating to assets growth rates and discount rate;  comparing the key assumptions used in prior year’s discounted cash flow forecast with the current year’s actual performance to consider if there was any indication of management bias;  evaluating the sensitivity analyses prepared by management for the key assumptions adopted in the discounted cash flow forecast and considering if there is any indication of management bias; and  assessing the reasonableness of the disclosures in the consolidated financial statements in respect of the impairment assessment of the Group’s investment in SPD Bank with reference to the requirements of the prevailing accounting standards.

82 China Mobile Limited Independent Auditor’s Report (Continued) INFORMATION OTHER THAN THE CONSOLIDATED FINANCIAL STATEMENTS AND AUDITOR’S REPORT THEREON The directors are responsible for the other information. The other information comprises all the information included     in the annual report, other than the consolidated financial statements and our auditor’s report thereon.  Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.  In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated.  If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. RESPONSIBILITIES OF THE DIRECTORS FOR THE CONSOLIDATED FINANCIAL STATEMENTS The directors are responsible for the preparation of the  consolidated financial statements that give a  true and fair view in accordance with IFRSs issued by the IASB and HKFRSs issued by the HKICPA and the Hong Kong Companies Ordinance and for such internal control as the directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.  In preparing the consolidated financial statements, the directors are responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Group or to cease operations, or have no realistic alternative but to do so.  The directors are assisted by the Audit Committee in discharging their responsibilities for overseeing the Group’s financial reporting process. AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. This report is made solely to you, as a body, in accordance with section 405 of the Hong Kong Companies Ordinance, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report.  Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance   with HKSAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.  As part of an audit in accordance with HKSAs, we exercise professional judgement and maintain professional scepticism throughout the audit. We also:  Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations or the override of internal control.

Annual Report 2021 83 Independent Auditor’s Report (Continued) Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.  Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the directors.  Conclude on the appropriateness of the directors’ use of the going concern basis  of  accounting  and,  based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may   cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions   are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.  Evaluate the overall presentation, structure and  content  of  the  consolidated  financial  statements,  including  the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.  Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.  We communicate with the Audit Committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.  We also provide the Audit Committee with a statement that we have complied with relevant ethical requirements regarding independence and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence and, where applicable, actions taken to eliminate threats or safeguards applied.  From the matters communicated with the Audit Committee, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.  The engagement partner on the audit resulting in this independent auditor’s report is Wan Chi Yau, Charles. KPMG Certified Public Accountants  8th Floor, Prince’s Building 10 Chater Road Central, Hong Kong 23 March 2022

84 China Mobile Limited CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME for the year ended 31 December 2021 (Expressed in Renminbi (“RMB”)) Note 2021 Million 2020 Million Operating revenue Revenue from telecommunications services 4  751,409  695,692 Revenue from sales of products and others  96,849 72,378   848,258 768,070 Operating expenses Network operation and support expenses  5  225,010  206,424 Depreciation and amortization  193,045 172,401 Employee benefit and related expenses 6 118,680 106,429 Selling expenses  48,243 49,943 Cost of products sold  96,083 73,100 Other operating expenses 7 49,234 47,039   730,295 655,336 Profit from operations  117,963 112,734 Other gains 8 8,257 5,602 Interest and other income 9 16,729 14,341 Finance costs 10 (2,679) (2,996) Income from investments accounted for using the equity method  11,914 12,678 Profit before taxation  152,184 142,359 Taxation 13(a) (35,878) (34,219) PROFIT FOR THE YEAR  116,306 108,140  Other comprehensive income for the year, net of tax: tems that will not be subsequently reclassified to profit or loss Changes in the fair value of financial assets measured at fair value through other comprehensive income (406) 957 Remeasurement of defined benefit liabilities Share of other comprehensive income/(loss) of investments accounted for using the equity method (143)  7 –  (32)  Items that may be subsequently reclassified to profit or loss Currency translation differences Share of other comprehensive loss of investments accounted for using the equity method (882)  (219) (1,915)  (585) TOTAL COMPREHENSIVE INCOME FOR THE YEAR 114,663 106,565

Annual Report 2021 85 Consolidated Statement of Comprehensive Income  (Continued) for the year ended 31 December 2021 (Expressed in RMB) Note 2021 Million 2020 Million Profit attributable to: Equity shareholders of the Company   116,148  107,843 Non-controlling interests  158 297 PROFIT FOR THE YEAR  116,306 108,140 Total comprehensive income attributable to: Equity shareholders of the Company   114,505  106,268 Non-controlling interests  158 297  TOTAL COMPREHENSIVE INCOME FOR THE YEAR   114,663  106,565 Earnings per share – Basic 14(a)  RMB5.67 RMB5.27 Earnings per share – Diluted 14(b) RMB5.67 RMB5.27 The notes on pages 92 to 163 are an integral part of these consolidated financial statements.

86 China Mobile Limited  CONSOLIDATED BALANCE SHEET  as at 31 December 2021 (Expressed in RMB)       Note   As at 31 December 2021 Million   As at 31 December 2020 Million Assets    Non-current assets Property, plant and equipment  15  723,305  705,547 Construction in progress 16 71,742 71,651 Right-of-use assets 17(a) 55,350 65,091 Land use rights 17(b) 15,739 16,192 Goodwill 18 35,344 35,344 Other intangible assets  8,171 7,213 Investments accounted for using the equity method 20(a) 169,556 161,811 Deferred tax assets 21 43,216 38,998 Financial assets measured at fair value through other comprehensive income  22  689  1,111 Financial assets measured at fair value through profit or loss 22 78,600 – Restricted bank deposits 23 7,046 8,836 Other non-current assets 24 37,198 36,345   1,245,956 1,148,139 Current assets Inventories  25  10,203  8,044 Contract assets 26 6,551 3,841 Accounts receivable 27 34,668 38,401 Other receivables  10,137 9,923 Amount due from ultimate holding company 28 2,612 1,396 Prepayments and other current assets 29 28,291 25,713 Prepaid income tax  875 1,157 Other financial assets measured at amortized cost 30 33,884 36,724 Financial assets measured at fair value through profit or loss 22 132,995 128,603 Restricted bank deposits 23 2,163 2,830 Bank deposits 31 89,049 110,382 Cash and cash equivalents 32 243,943 212,729   595,371 579,743 Total assets  1,841,327 1,727,882 Equity and liabilities    Liabilities    Current liabilities Accounts payable  33  152,712  167,990 Bills payable  12,747 4,561 Contract liabilities 34 79,068 79,028 Accrued expenses and other payables 35 274,509 200,952 Amount due to ultimate holding company 28 23,478 26,714 Income tax payable  13,575 13,856 Lease liabilities 17(c) 26,059 24,173   582,148 517,274

Annual Report 2021 87 Consolidated Balance Sheet  (Continued) as at 31 December 2021 (Expressed in  RMB As at 31 December As at 31 December   Note 2021 Million 2020 Million Non-current liabilities Lease liabilities – non-current  17(c)  30,922  42,460 Deferred revenue 36 8,487 8,601 Deferred tax liabilities 21 2,369 1,668 Other non-current liabilities 7,109 5,107   48,887 57,836 Total liabilities  631,035 575,110  Equity Share capital   38(a) 402,130   402,130 Reserves  804,220 746,786 Total equity attributable to equity shareholders of the Company  1,206,350 1,148,916 Non-controlling interests  3,942 3,856 Total equity  1,210,292 1,152,772 Total equity and liabilities  1,841,327 1,727,882  The consolidated financial statements on pages 84 to 163 were approved by the Board of Directors on 23 March 2022 and were signed on its behalf.  Dong Xin Name of Director Li Ronghua Name of Director The notes on pages 92 to 163 are an integral part of these consolidated financial statements.

88 China Mobile Limited

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

for the year ended 31 December 2021 (Expressed in RMB)

	Attributable to equity shareholders of the Company								
	Share capital Million	Capital reserve Million	Exchange reserve Million	PRC statutory reserves Million	Other reserves Million	Retained profits Million	Total Million	Non-controlling interests Million	Total equity Million
As at 1 January 2020	402,130	(264,356)	1,717	346,223	3,129	614,930	1,103,773	3,516	1,107,289
Changes in equity for 2020:									
Profit for the year	–	–	–	–	–	107,843	107,843	297	108,140
Changes in the fair value of financial assets measured at fair value through other comprehensive income	–	957	–	–	–	–	957	–	957
Currency translation differences	–	–	(1,915)	–	–	–	(1,915)	–	(1,915)
Share of other comprehensive loss of investments accounted for using the equity method	–	(617)	–	–	–	–	(617)	–	(617)
Total comprehensive income for the year	–	340	(1,915)	–	–	107,843	106,268	297	106,565
Dividends approved in respect of previous year (note 38(b)(ii))	–	–	–	–	–	(32,169)	(32,169)	(11)	(32,180)
Dividends declared in respect of current year (note 38(b)(i))	–	–	–	–	–	(27,557)	(27,557)	–	(27,557)
Transfer to PRC statutory reserves (note 38(d)(ii))	–	–	–	571	–	(571)	–	–	–
Transfer to other reserves (note 38(d)(iii))	–	–	–	–	636	(636)	–	–	–
Share option scheme – Value of share options (note 37)	–	232	–	–	–	–	232	–	232
Changes in the share of other reserves of investments accounted for using the equity method	–	(430)	–	–	–	–	(430)	–	(430)
Others	–	(94)	–	–	21	(1,128)	(1,201)	54	(1,147)
As at 31 December 2020	402,130	(264,308)	(198)	346,794	3,786	660,712	1,148,916	3,856	1,152,772
As at 1 January 2021	**402,130**	**(264,308)**	**(198)**	**346,794**	**3,786**	**660,712**	**1,148,916**	**3,856**	**1,152,772**
Changes in equity for 2021:									
Profit for the year	–	–	–	–	–	**116,148**	**116,148**	**158**	**116,306**
Changes in the fair value of financial assets measured at fair value through other comprehensive income	–	**(406)**	–	–	–	–	**(406)**	–	**(406)**
Remeasurement of defined benefit liabilities	–	**(143)**	–	–	–	–	**(143)**	–	**(143)**
Currency translation differences	–	–	**(882)**	–	–	–	**(882)**	–	**(882)**
Share of other comprehensive loss of investments accounted for using the equity method	–	**(212)**	–	–	–	–	**(212)**	–	**(212)**
Total comprehensive income for the year	–	**(761)**	**(882)**	–	–	**116,148**	**114,505**	**158**	**114,663**
Dividends approved in respect of previous year (note 38(b)(ii))	–	–	–	–	–	**(29,916)**	**(29,916)**	**(72)**	**(29,988)**
Dividends declared in respect of current year (note 38(b)(i))	–	–	–	–	–	**(27,669)**	**(27,669)**	–	**(27,669)**
Transfer to PRC statutory reserves (note 38(d)(ii))	–	–	–	**579**	–	**(579)**	–	–	–
Share option scheme – Value of share options (note 37)	–	**413**	–	–	–	–	**413**	–	**413**
Changes in the share of other reserves of investments accounted for using the equity method	–	**(21)**	–	–	–	–	**(21)**	–	**(21)**
Others	–	–	–	–	**122**	–	**122**	–	**122**
As at 31 December 2021	**402,130**	**(264,677)**	**(1,080)**	**347,373**	**3,908**	**718,696**	**1,206,350**	**3,942**	**1,210,292**

The notes on pages 92 to 163 are an integral part of these consolidated financial statements.

Annual Report 2021 89 CONSOLIDATED STATEMENT OF CASH FLOWS Annual Report 2021 89 for the year ended 31 December 2021(Expressed in RMB) Note 2021 Million 2020 Million  Operating activities  Profit before taxation Adjustments for: Depreciation and amortization  152,184  193,045 142,359  172,401 Net loss on disposal and write-off of property, plant and equipment 7 1,748 1,547 Expected credit impairment losses 7 4,171 5,084 Impairment losses of contract assets  88 (62) Write-down of inventories 7 280 196 Interest and other income 9 (16,729) (14,341)  Finance costs Dividend income from equity investments at fair value through other comprehensive income 10 2,679 2,996 (1) Income from investments accounted for using the equity method  (11,914) (12,678) Net exchange gain  (11) (32) Share options expenses  413 232 Operating cash flows before changes in working capital 325,954 297,701  Increase in inventories   (2,439) (902)  (Increase)/decrease in contract assets  (3,337) 1,228  (Increase)/decrease in contract costs  (3,353) 1,500  Increase in accounts receivable  (297) (10,812)  Increase in other receivables  (255) (585)  (Increase)/decrease in prepayments and other current assets  (4,667) 1,538  Increase in amount due from ultimate holding company (1,216) (46)  Decrease/(increase) in deposited customer reserves  875 (897) Increase in accounts payable  5,546 7,896  Increase in bills payable  4,211 829 Increase in contract liabilities  40 21,203  (Decrease)/increase in deferred revenue  (114) 1,740  Increase in accrued expenses and other payables  24,696 18,584  Increase/(decrease) in amount due to ultimate holding company 4,305 (32)  Increase in other non-current liabilities  4,209 4,923 Cash generated from operations   354,158 343,868  Tax paid The mainland of China and other countries and regions’ enterprise income tax paid (38,991) (35,776) Hong Kong profits tax paid (403) (331)  Net cash generated from operating activities 314,764 307,761

90 China Mobile Limited Consolidated Statement of Cash Flows (Continued) for the year ended 31 December 2021(Expressed in RMB) 2021 Million 2020 Million Investing activities   Payment for property, plant and equipment (202,673) (189,577) Payment for land use rights (44) (169) Payment for other intangible assets (4,594) (703) Proceeds from disposal and write-off of property, plant and equipment 505 266 Decrease in bank deposits 25,596 15,008 Decrease/(increase) in other financial assets measured at amortized cost 2,483 (17,921) Decrease/(increase) in restricted bank deposits (excluding deposited customer reserves)  2,008 (335) Interest and other finance income received 13,361 12,999 Proceeds from disposal of investments accounted for using the equity method  523  417 Purchase of investments accounted for using the equity method (277) (1,346) Dividends received from investments accounted for using the equity method  3,926  4,362 Purchase of financial assets measured at fair value through profit or loss (136,813) (114,893) Proceeds from disposal of financial assets measured at fair value through profit or loss  57,687  103,479 Purchase of financial assets measured at fair value through other comprehensive income (205) Proceeds from disposal of financial assets measured at fair value through other comprehensive income – 500 Others 16 12 Net cash used in investing activities (238,296) (188,106)

Annual Report 2021 91 Consolidated Statement of Cash Flows  (Continued) for the year ended 31 December 2021(Expressed in RMB) Note 2021 Million 2020 Million Financing activities  Subscription funds received from issuance of RMB Shares 35 48,695 – Dividends paid to the Company’s equity shareholders  (57,585) (59,726) Dividends paid to non-controlling shareholders of subsidiaries  (72) (11) Net (repayment)/receipts of short-term deposits placed by CMCC Group 40(a) (7,541) 5,069 Interest paid in relation to short-term deposits placed by CMCC Group  (131) (170) Repayment of principal and interest of lease liabilities  (28,502) (27,346) Others  (65) (68) Net cash used in financing activities  (45,201) (82,252) Net increase in cash and cash equivalents  31,267 37,403 Cash and cash equivalents at beginning of year  212,729 175,933 Effect of changes in foreign exchange rate  (53) (607) Cash and cash equivalents at end of year 32 243,943 212,729  Changes in liabilities arising from financing activities There are no changes in liabilities arising from financing activities other than the subscription funds received from issuance of RMB Shares (note 35), the receipts and repayment of short-term deposits placed by CMCC Group (note 40(a)), the initial recognition of lease liabilities at the commencement date, and repayment of the related principal and interest associated with lease liabilities. The notes on pages 92 to 163 are an integral part of these consolidated financial statements.

92 China Mobile Limited NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in RMB unless otherwise indicated) GENERAL INFORMATION China Mobile Limited (the “Company”) was incorporated in the Hong Kong Special Administrative Region (“Hong Kong”) of the People’s Republic of China (the “PRC”) on 3 September 1997. The principal activities of the Company and its subsidiaries (together referred to as the “Group”) are the provision of telecommunications and information related services in the mainland of China and in Hong Kong (for the purpose of preparing    the consolidated financial statements, the mainland of China refers to the PRC excluding Hong Kong, Macau Special Administrative Region of the PRC and Taiwan). The Company’s immediate holding company is China Mobile Hong Kong (BVI) Limited (incorporated in the British Virgin Islands), and the Company’s ultimate holding company is China Mobile Communications Group Co., Ltd. (“CMCC”, incorporated in the mainland of China). The address of the Company’s registered office is 60th Floor, The Center, 99 Queen’s Road Central, Hong Kong.  The shares of the Company have been listed on The Stock Exchange of Hong Kong Limited (the “HKEX”) since 23 October 1997 and the American Depositary Shares (“ADSs”) of the Company had been listed on the New York Stock Exchange LLC (the “NYSE”) since 22 October 1997. In January 2021, the NYSE announced to commence delisting proceedings of the ADSs of the Company and on 7 May 2021, the NYSE filed a Form 25 with the US Securities and Exchange Commission to strike the Company’s ADSs from listing and registration. The delisting of the Company’s ADSs became effective on 18 May 2021. On 5 January 2022, the Company completed the initial public offering of ordinary shares subscribed for and traded in RMB (the “RMB Shares”), which were listed on the Shanghai Stock Exchange (the “RMB Share Issue”). SIGNIFICANT ACCOUNTING POLICIES Statement of compliance These financial statements have been prepared in accordance with all applicable International Financial Reporting Standards (“IFRSs”) issued by the International Accounting Standards Board (“IASB”), which collective term includes all applicable individual International Financial Reporting Standards, International Accounting Standards (“IASs”) and Interpretations issued by the IASB. Hong Kong Financial Reporting Standards (“HKFRSs”), which collective term includes all applicable individual Hong Kong Financial Reporting Standards, Hong Kong Accounting Standards (“HKASs”) and Interpretations issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”), are consistent with IFRSs that relates to the Group’s financial statements. These financial statements also comply with HKFRSs, the requirements of Hong Kong Companies Ordinance Cap. 622, and the applicable disclosure provisions of the Rules Governing the Listing of Securities on the HKEX (the “Listing Rules”). A summary of the significant accounting policies adopted by the Group is set out below.

Annual Report 2021 93 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Basis of preparation The consolidated financial statements for the year ended 31 December 2021 comprise the Group and the Group’s interest in associates and joint ventures.  The measurement basis used in the preparation of the financial statements is the historical cost basis, as modified by the revaluation of certain financial instruments measured at fair value.  All of the amended standards that effective for the year beginning on 1 January 2021 have been applied for the first time by the Group. The details of adopting these amended standards are disclosed in note 3.  The preparation of financial statements in conformity with IFRSs and HKFRSs requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.  The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that   period, or in the period of the revision and future periods if the revision affects both current and future periods.  Judgements made by management in the application of IFRSs and HKFRSs that have significant effect on the financial statements and major sources of estimation uncertainty are disclosed in note 45.

94 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Subsidiaries and non-controlling interests Subsidiaries Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.  An investment in a subsidiary is consolidated into the consolidated financial statements from the date that control commences until the date that control ceases. Intra-group balances and transactions and any unrealized gains arising from intra-group transactions are eliminated in full in preparing the consolidated financial statements. Unrealized losses resulting from intra-group transactions are eliminated in the same way as unrealized gains but only to the extent that there is no evidence of impairment. Accounting policies of subsidiaries would be changed where necessary in the consolidated financial statements to ensure consistency with the policies adopted by the Group.  Non-controlling interests represent the equity in a subsidiary not attributable directly or indirectly to the Company, and in respect of which the Group has  not  agreed  any  additional  terms  with the holders of those interests which would result in the Group as a whole having a contractual obligation in respect of those interests that meets the definition of a financial liability. For each business combination, the Group can elect to measure any non-controlling interests either at fair value or at their proportionate share of the subsidiary’s net identifiable assets.  Non-controlling interests are presented in the consolidated balance sheet within equity, separately from equity attributable to the equity shareholders of the Company. Non-controlling shareholders’ interests in the results of the Group are presented on the face of the consolidated statement of comprehensive income as an allocation of the total profit or loss and total comprehensive income for the year between non-controlling interests and the equity shareholders of the Company.  Changes in the Group’s interests in a subsidiary that do not result in a loss of control are accounted for as equity transactions, whereby adjustments are made to the amounts of controlling and non- controlling interests within consolidated equity to reflect the change in relative interests, but no adjustments are made to goodwill and no gain or loss is recognized.  When the Group loses control of a subsidiary, it is accounted for as a disposal of the entire interest in that subsidiary, with a resulting gain or loss being recognized in profit or loss.  Any interest retained in that former subsidiary at the date when control is lost is recognized at fair value and this amount is regarded as the fair value on initial recognition of a financial asset or, when appropriate, the cost on initial recognition of an investment in an associate or a joint venture.

Annual Report 2021 95 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Subsidiaries and non-controlling interests (Continued) Separate financial statements In the Company’s balance sheet, an investment in a subsidiary is stated at cost less impairment losses (see note 2(j)). The results of subsidiaries are accounted for by the Company on the basis of dividends received and receivable.  Impairment testing of the investments in subsidiaries is required upon receiving a dividend from these investments if the dividend exceeds the total comprehensive income of the subsidiary in the period the dividend is declared or if the carrying amount of the investment in the separate financial statements exceeds the carrying amount in the consolidated financial statements of the investee’s net assets including goodwill.  Business combination other than under common control The Group applies the acquisition method to account for combination of  entities  and  businesses which are not under common control. The consideration transferred for the acquisition of a subsidiary includes the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree, the equity  interests  issued  by  the  Group  and  the  fair  value  of  any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. Acquisition-related costs are expensed as incurred.  Business combination under common control Under IFRSs and HKFRSs, the Group uses merger accounting to account for the combination of entities and businesses under common control in accordance with the Accounting Guideline 5 “Merger Accounting for Common Control Combinations” issued by the HKICPA.  The consolidated financial statements incorporate the financial statements of the combining entities or businesses in which the common control combination occurs as if they had been combined from the date when the combining entities or businesses first came under the control of the controlling party.  The assets and liabilities of the combining entities or businesses are combined  using  the  carrying book values from the  controlling  parties’  perspective. No amount  is  recognized  in  consideration  for goodwill or excess of acquirers’ interest in the net fair  value  of  acquiree’s  identifiable assets, liabilities and contingent liabilities over the consideration at the time of common control combination, to the extent of the continuation of the controlling party’s interest.  The consolidated statement of comprehensive income includes the results of each of the combining entities or businesses from the earliest date presented or since the date when the combining entities or businesses first came under the common control, where there is a shorter period, regardless of the date of the common control combination. Transaction costs, including professional fees, registration fees, costs of furnishing information to shareholders, costs or losses incurred in combining operations of the previously separate businesses, etc., incurred in relation to the common control combination that is to be accounted for by using merger accounting is recognized as an expense in the period in which they were incurred.

96 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Investments in associates and joint arrangements An associate is an entity, not being a subsidiary, in which the Group exercises significant influence, but not control or joint control, over its management. Significant influence is the power to participate in the financial and operating decisions of the investee but is not control or joint control over those policies.  The Group has applied IFRS/HKFRS 11 to all joint arrangements. Under IFRS/HKFRS 11, investments in joint arrangements are classified as either joint operations or joint ventures depending on the contractual rights and obligations of each investor. A joint operation is an arrangement whereby the Group and other parties contractually agree to share control of the arrangement, and have rights to the assets and obligations for the liabilities relating to the arrangement. The Group accounts for its assets, liabilities, revenue and expenses, and its share thereof, in relation to its interests in the joint operation. A joint venture is an arrangement whereby the Group and other parties contractually agree to share control of the arrangement, and have rights to the net assets of the arrangement.  Investments accounted for using the equity method The Group accounted for its investment in associates and joint ventures using the equity method.  Under the equity method, the investment is initially recorded at cost, adjusted for any  excess  of  the  Group’s share of the  acquisition-date  fair  values  of  the  investee’s  net  identifiable  assets  over  the  cost of the investment after reassessment (if applicable). Thereafter, the investment is adjusted for the post- acquisition change in the Group’s share of the investee’s net assets and any impairment loss relating to       the investment (see note 2(j)). The Group’s share of the post-acquisition post-tax results of the investee       for the year is recognized as income from investments accounted for using the equity method in the consolidated statement of comprehensive income, whereas the Group’s share of the post-acquisition post-tax items of the investee’s other comprehensive income is recognized as its share of other comprehensive income in the consolidated statement of comprehensive income.  When the Group’s share of losses exceeds its interest in the associates or joint ventures, the Group’s interest is reduced to nil and recognition of further losses is discontinued except to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the investee. For this purpose, the Group’s interest in the investee is the carrying amount of the investment under the equity method together with the Group’s long-term interests that in substance form part of the Group’s net investment in the associates or joint ventures.  Unrealized profits and losses resulting from transactions between the Group and its associates or joint ventures are eliminated to the extent of the Group’s interest in the investee, except where unrealized losses provide evidence of an impairment of the asset transferred, in which case they are recognized immediately in profit or loss. Accounting policies of associates and joint ventures would be changed where necessary in the consolidated financial statements to ensure consistency with the policies adopted by the Group.  Gain or loss on dilution of equity interest in associates and joint ventures are recognized in profit or loss.

Annual Report 2021 97 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (e) Goodwill Goodwill represents the excess of:  (i) the aggregate of the fair value of the consideration transferred, the amount of any non-controlling interest in the acquiree and the fair value of the Group’s previously held equity interest in the acquiree; over  (ii) the net fair value of the acquiree’s identifiable assets and liabilities measured as at the acquisition date.  When (ii) is greater than (i), then this excess is recognized immediately in profit or loss as a gain on a bargain purchase.  Goodwill is stated at cost less accumulated impairment losses. Goodwill arising in a business combination is allocated to each cash-generating unit, or groups of cash-generating units, that is expected to benefit from the synergies of the combination and is tested annually for impairment (see note 2(j)). Each unit or groups of units to which the goodwill is allocated represents the lowest level within the Group at which the goodwill is monitored for internal management purpose. Goodwill is monitored at the operating segment level. On disposal of a cash-generating unit, any attributable amount of purchased goodwill is included in the calculation of the gain or loss on disposal.  (f) Other intangible assets Other intangible assets such as operating license and copyrights that are acquired by the Group are stated in the balance sheet at cost less accumulated amortization (where the estimated useful life is finite) and impairment losses (see note 2(j)). Amortization of intangible assets with finite useful lives is recorded in depreciation and amortization on a straight-line basis over the shorter of the assets’ estimated useful lives or each asset’s contractual period, from the date they are available for use. Both the useful lives and method of amortization of other intangible assets are reviewed at least annually by the Group.  Intangible assets are not amortized where their useful lives are assessed to be indefinite. The useful life of an intangible asset that is not being amortized is reviewed annually to determine whether events and circumstances continue to support the indefinite useful life assessment for that asset. Otherwise, the change in useful life assessment from indefinite to finite is accounted for prospectively from the date of change and in accordance with the policy for amortization of intangible assets with finite lives as set out above.

98 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (g) Property, plant and equipment Property, plant and equipment are stated in the balance sheet at cost less accumulated depreciation and impairment losses (see note 2(j)).The cost of property, plant and equipment comprises the purchase  price  and  any  directly attributable costs of bringing the asset to its working location and condition for its intended use. Subsequent costs are recognized in the carrying amount of an item of property, plant and equipment, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other subsequent expenditure is recognized as an expense in the period in which it is incurred.  Gains or losses arising from the retirement or disposal of an item of property, plant and equipment are determined as the difference between the net disposal proceeds and the carrying amount of the related assets and are recognized in profit or loss on the date of retirement or disposal.  Depreciation is calculated to write off the cost of property, plant and equipment, less their estimated residual value, if any, using the straight-line method over their estimated useful lives as follows: Estimated useful lives Estimated residual value rate Buildings 8–30 years 3% Telecommunications transceivers, switching centers, transmission and other network equipment 5–10 years 0-3% Office equipment, furniture, fixtures and others 3–10 years 3%  Both the assets’ useful lives and residual values are reviewed at least annually. During the year, the Group adjusted the residual value rate of certain wireless and transmission assets (mainly comprising   2G wireless equipment, telecommunications optic cables and pipelines, etc) to zero. The effect of such change in accounting estimate is disclosed in note 15. (h) Construction in progress Construction in progress is stated at cost less impairment losses (see note 2(j)). Cost comprises direct costs of construction as well as interest expense and exchange differences capitalized during the periods of construction and installation. Capitalization of these costs ceases and the construction in progress is transferred to property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided for in respect of construction in progress.

Annual Report 2021 99 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Leases A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset    for a period of time in exchange for consideration. At inception of a contract, the Group assesses whether the contract is, or contains, a lease. Control is conveyed where the customer has both the right to direct the use of the identified asset and to obtain substantially all of the economic benefits from that use.  As lessee Other than land use right, the Group primarily leases telecommunications towers, buildings and premises and other network equipment. Lease contracts are typically made for fixed periods with no extension options.  At inception or on reassessment of a contract that contains a lease component, the Group allocates   the consideration in the contract to each lease and non-lease component on the basis of their relative stand-alone prices. Unless the group applies the practical expedient permitted under IFRS/ HKFRS 16 “Leases”.  Recognition and measurement of lease liabilities Lease liabilities are initially measured at the present value of unpaid lease payments at the commencement date. Lease payments include fixed payments, variable lease payments that are based on an index or a rate, residual value guarantees payments, lease payments to be made under reasonably certain extension options and payments of penalties for exercising an option to terminate the lease.  As the interest rate implicit in the lease of the Group  cannot  be  readily  determined,  the  Group uses incremental borrowing rate as the discounted rate for calculating the present value of lease payments. When determine the incremental borrowing rate, the Group makes adjustments on risk- free interest rate based on lease term and credit risk for leases, as the Group does not have recent  third party loan financing. Lease payments are allocated between principal and finance  cost.  The Group calculates interest on the lease liability based on a constant periodic rate, which is charged to profit or loss as finance cost over the lease period.  Recognition and measurement of right-of-use asset Right-of-use assets of the Group are measured at cost, comprising the amount of the initial measurement of lease liabilities, any lease payments made at or before the commencement date, initial direct costs and restoration costs, etc. Right-of-use assets are generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis.

100 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (i) Leases (Continued) (i) As lessee (Continued) Lease modification The Group accounts for a lease modification as a separate lease if both: (1) the modification increases the scope of the  lease  by  adding  the  right  to  use  one  or  more  underlying  assets; (2)  the consideration for the lease increases by an amount commensurate with the stand-alone price for the increase in scope and any appropriate adjustments to that stand-alone price to reflect the circumstances of the particular contract.  For a lease modification that is not accounted for as a separate lease, at the effective date of the lease modification the Group redetermine the period of the modified lease and remeasure the lease liability by discounting the revised lease payments using a revised discount rate. The Group accounts for the remeasurement of the lease liability by decreasing the carrying amount of the right-of-use asset to reflect the partial or full termination of the lease for lease modifications that decrease the scope of the lease and recognizing in profit or loss any gain or loss relating to   the partial or full termination of the lease. For all other lease modifications, the Group makes a corresponding adjustment to the carrying amount of the right-of-use asset.  Other lease expenses Payments associated with short-term leases and leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss. Short-term leases are leases with a lease term of 12 months or less. Leases of low-value asset are leases for which the underlying asset is of  low value, when new. Variable lease payments not based on an index or a rate are recognized in profit or loss in the period in which the condition that triggers those payments occurs.  Classification of lease related cash flow Short-term lease payments, payments for leases of low-value assets and variable lease payments that are not included in the measurement of the lease liabilities of the Group are included in the cash used in operating activities. Repayment of principal and interest of lease liabilities of the Group is included in the cash used in financing activities.  (ii) As lessor Lease income from operating leases where the Group is a lessor is recognized in income on a straight-line basis over the lease term. Initial direct costs incurred in obtaining an operating lease are added to the carrying amount of the lease asset and recognized as expense over the lease term on the same basis as lease income. The respective leased assets are included in the balance sheet based on their nature.

Annual Report 2021 101 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Impairment of non-financial assets Impairment of investments accounted for using the equity method Investments accounted for using the equity method are reviewed at each balance sheet date to determine whether there is objective evidence of impairment. Objective evidence of impairment includes observable data that comes to the attention of the Group about one or more of the following loss events:  significant financial difficulty of the entity;  a breach of contract, such as a default or delinquency in interest or principal payments;  it becoming probable that the entity will enter bankruptcy or other financial reorganization;  significant changes in the technological, market, economic or legal environment that have an adverse effect on the entity; and  decline in the fair value of an investment in an equity instrument below its carrying amount.  If any such evidence exists, the impairment loss is measured by comparing the recoverable amount of the investment with its carrying amount in accordance with note 2(j)(ii). The impairment loss is reversed if there has been a favourable change in the estimates used to determine the recoverable amount in accordance with note 2(j)(ii).  Impairment of other assets Internal and external sources of information are reviewed at each balance sheet date to identify indications that the following assets may be impaired or, an impairment loss previously recognized no longer exists or may have decreased, except in the case of goodwill and other intangible assets with indefinite useful lives: property, plant and equipment; right-of-use assets;  construction in progress; land use rights; investments in subsidiaries; and other intangible assets with definite life.  If any such indication exists, the asset’s recoverable amount is estimated. For goodwill and other intangible assets that have indefinite useful lives, the recoverable amount is estimated annually whether or not there is any indication of impairment.

102 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Impairment of non-financial assets (Continued) Impairment of other assets (Continued) Calculation of recoverable amount The recoverable amount of an asset is the higher of its fair value less costs of disposal and value in use (“VIU”). In assessing VIU, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Where an asset does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the smallest group of assets that generates cash inflows independently (i.e. a cash-generating unit).  Recognition of impairment losses An impairment loss is recognized in profit or loss if the carrying amount of an asset, or the cash-generating unit to which it belongs, exceeds its recoverable amount. Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the cash-generating unit (or group of units) and then, to reduce the carrying amount of the other assets in the unit (or group of units) on a pro rata basis, except that the carrying value of an asset will not be reduced below its individual fair value less costs of disposal, or VIU, if determinable. Reversals of impairment losses In respect of assets other than goodwill, an impairment loss is reversed if there has been a favourable change in the estimates used to determine the recoverable amount. An impairment loss in respect of goodwill is not reversed. A reversal of an impairment loss is limited to the asset’s carrying amount that would have been determined had no impairment loss been recognized in prior years. Reversals of impairment losses are credited to profit or loss in the year in which the reversals are recognized.  Inventories Inventories are carried at the lower of cost and net realizable value. Cost represents purchase cost of goods calculated using the weighted average cost method. Net realizable value is determined by reference to the sales proceeds of items sold in the ordinary course of business or to management’s estimates based on prevailing market conditions.  When inventories are sold, the carrying amount of those inventories is recognized as cost of products sold. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories, arising from an increase in net realizable value, is recognized as a reduction in the amount of inventories recognized as an expense in the period in which the reversal occurs.

Annual Report 2021 103 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Investments and other financial assets Recognition and derecognition Regular way purchases and sales of financial assets are recognized on trade-date, the date on which the Group commits to purchase or sell the asset. Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership. Classification The Group classifies its financial assets, depending on the Group’s business model for managing the financial assets and the contractual terms of the related cash flows, under the following measurement categories:  those to be measured at amortized cost, and those to be measured at fair value (either through other comprehensive income, or through profit or loss). Measurement At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not measured at fair value through profit or loss (“FVPL”), transaction costs that are directly attributable to the acquisition of the financial asset.  Transaction costs of financial assets measured at FVPL are expensed in profit or loss. The Group’s financial assets measured at amortized cost represent those financial assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest. Interest from these financial assets is included in interest income using the effective interest rate method. Any gain or loss arising on derecognition is recognized directly in profit or loss and presented in other gains together with foreign exchange gains and losses. Impairment losses are presented in other operating expenses.  Debt investments are classified as fair value through other comprehensive income (“FVOCI”), if the investment is held within a business model whose objective is achieved by both the collection of contractual cash flows and sale and the contractual cash flows of the investment comprise solely payments of principal and interest. Changes in fair value are recognized in other comprehensive income, except for the recognition in profit or loss of expected credit losses, interest income (calculated using the effective interest method) and foreign exchange gains and losses. When the investment is derecognized, the amount accumulated in other comprehensive income is recycled from equity to profit or loss. For equity instruments that are not held for trading, the Group has made an irrevocable election at the time of initial recognition to account for these equity investments at FVOCI. There is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investments. Dividends from such investments continue to be recognized in profit or loss when the Group’s right to receive payments is established. Assets that do not meet the criteria for amortized cost or are not elected/classified as FVOCI are classified as FVPL. A gain or loss on a financial instrument that is subsequently measured at FVPL is recognized in profit or loss and presented net within interest and other income in the period in which it arises.

104 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Investments and other financial assets (Continued) Impairment The Group assesses on a forward looking basis the expected credit losses associated with its financial instruments carried at amortized cost. The Group has adopted the simplified expected credit loss model for its accounts receivable and contract assets, which requires expected lifetime losses to be recognized from their initial recognition. For other financial instruments carried at amortized cost, which have low credit risk at both the beginning and end of the reporting period, the Group recognizes a loss allowance equal to 12-month expected credit loss unless there has been a significant increase in credit risk of the financial instrument since initial recognition, in which case the loss allowance is measured at an amount equal to lifetime expected credit loss. Financial assets are written off when the Group is satisfied that recovery is remote. When loans or receivables have been written off, the Group continues to attempt to recover the receivables due. When recoveries are made, the recovered amount is recognized in profit or loss.  Accounts receivable and other receivables Accounts receivable are initially recognized at the amount of consideration that is unconditional and other receivables are initially recognized at fair value. Both of them are thereafter measured using the effective interest rate method and stated at amortized cost less related loss allowance for impairment (see note      2(l)).  Cash and cash equivalents Cash and cash equivalents comprise bank deposits with original maturity within three months, cash at banks and in hand, demand deposits with banks, and short-term, highly liquid investments that are readily convertible into cash of known amounts and which are subject to an insignificant risk of changes in value, having been within three months of maturity at acquisition.  Accounts payable and other payables Accounts payable and other payables are initially recognized at fair value. After initial recognition, both of them are stated at amortized cost or invoiced amount if the effect of discounting would be immaterial.  Deferred revenue A government grant related to an asset is recognized as deferred revenue and amortized over the useful life of the related asset on a reasonable and systematic manner in other gains. A grant that compensates the Group for expenses or losses to be incurred in the future is recognized as deferred revenue, and included in other gains in the periods in which the expenses or losses are recognized. It shall be recognized in profit or loss immediately when as compensation for expenses or losses already incurred.  Interest-bearing borrowings Interest-bearing borrowings are recognized initially at fair value less directly attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortized cost with any difference between the amount initially recognized and redemption value being recognized in profit or loss over the period of the borrowings, together with any interest and fees payable, using the effective interest method.

Annual Report 2021 105 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Revenue recognition from contracts with customers The Group mainly provides voice, data and other telecommunications services to its customers through entering into contracts that are either cancellable on monthly basis or for a fixed contract period generally with prepayment term and/or penalty for early termination. The Group also sells telecommunication related products to its customers.  For the telecommunications services and telecommunication related products and/or other services/ products provided by the Group, if the customer can benefit from the services or products and the Group’s promise to transfer the services or products is separately identifiable, the Group identifies them as separate performance obligations.  Revenue is measured at the transaction price which is the amount of consideration to which the Group is entitled in exchange for transferring promised performance obligations to the customer excluding amounts collected on behalf of third parties. The amount of consideration is generally explicitly stated in the contract and does not include significant financing component. When control of a service or product is transferred to a customer, revenue  is  generally recognized  in profit or loss as follows: Revenue for each performance obligation is recognized when the Group satisfies the performance obligation by transferring the promised services or products to the customer. Generally, revenue   is recognized when the customer obtains the control of the telecommunications services over the time of provision of the services. Revenue is recognized when a customer obtains the control of the product at a point of time.  For contracts which include the provision of multiple performance obligations including services and products, the Group allocates the transaction price to each performance obligation based on the relative stand-alone selling price. The stand-alone selling price of services and products are mainly based on its observable selling price. If a stand-alone selling price is not directly observable, the Group considers all information that is reasonably available and maximise the use of observable inputs to estimate the stand-alone selling price. Revenue for each performance obligation is then recognized when the control of the promised services or products is transferred to the customer.  The Group usually controls the services and the products it provided before they are transferred   to the customer. In certain situations, the Group would consider the primary responsibilities in the arrangement, the establishment of selling price, and the inventory risks, etc. to determine if the Group is acting as a principal or agent. If the Group has assessed and concluded that it does not obtain the control of a specified product before transferring to the customer, the Group is acting as agent in satisfying a performance obligation, and the revenue is recognized in the net amount of any fee or commission to which it expects to be entitled from another party

106 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Revenue recognition from contracts with customers (Continued) Contract assets primarily relate to the Group’s rights to consideration for services or products provided to the customers but for which the Group does not have an unconditional right at the balance sheet date.  The contract asset is reclassified to accounts receivable as services are provided and billed.  Contract liabilities arise when the Group receives consideration in advance of providing the services or products promised in the contract. Contract liabilities mainly comprise non-refundable prepaid service fees received from customers, unredeemed point rewards under customer point reward program (“Reward Program”) and unused data traffic carried over. The refundable prepaid service fees received from customers is recorded as receipts-in-advance.  Contract costs include costs incurred to obtain a contract and cost incurred to fulfil a contract. Costs incurred to obtain a contract represents incremental costs incurred to obtain a contract, which mainly comprise sales commissions payable to third party agents and are amortized on a systemic basis that is consistent with the transfer to the customer of the services or products to which such costs relates over the expected duration of the contract and recorded in selling expense, if it is expected to be recovered.  When the expected amortization period is one year or less, the Group utilizes the practical expedient and expenses the costs as incurred. Capitalized incremental costs incurred to obtain a contract is recorded as other non-current assets.  Cost incurred to fulfil a contract represents the cost directly related to the Group’s telecommunications service contracts which are not within the scope of another accounting standard. The amount is amortized on a systemic basis that is consistent with the transfer to the customer of the services or products to which the costs incurred to fulfil a customer contract relates over the expected duration of the contract and recorded as network operation and support expenses, if it is expected to be recovered. Capitalized cost incurred to fulfil a contract is recorded as inventory or other non-current assets based on its amortization period.  Interest income Interest income is recognized as it accrues using the effective interest method.  Income tax Income tax for the year comprises current tax and movements in deferred tax assets and liabilities. Current tax and movements in deferred tax assets and liabilities are recognized in profit or loss except items recognized in other comprehensive income or directly in equity, in which case the relevant amounts of tax are recognized in other comprehensive income or directly in equity, respectively.  Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.  Deferred tax assets and liabilities arise from deductible and taxable temporary differences respectively, being the differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Deferred tax assets may also arise from unused tax losses and unused tax credits.

Annual Report 2021 107 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Income tax (Continued) Apart from certain limited exceptions, all deferred tax liabilities, and all deferred tax assets to the extent    that it is probable that future taxable profits  will  be  available  against  which  the  asset  can  be  utilized, are recognized. Future taxable profits that may support  the  recognition  of  deferred  tax  assets  arising  from deductible temporary differences include those that will arise from the reversal of existing taxable temporary differences, provided those differences relate to the same taxation authority and the  same taxable entity, and are expected to reverse either in the same period as the expected reversal of the deductible temporary difference or in periods into which a tax loss arising from the deferred tax asset can be carried back or forward. The same criteria are adopted when determining whether existing taxable temporary differences support the recognition of deferred tax assets arising from unused tax losses and credits, that is, those differences are taken into account if they relate to the same taxation authority and the same taxable entity, and are expected to reverse in a period, or periods, in which the tax loss or credit can be utilized.  The limited exceptions to recognition of deferred tax assets and liabilities are those temporary differences arising from initial recognition of goodwill, the initial recognition of assets or liabilities that affect neither accounting nor taxable profit (provided they are not part of a business combination), and temporary  differences relating to investments in subsidiaries and associates to the extent that, in the case of taxable temporary differences, the Group controls the timing of the reversal and it is probable that the differences will not reverse in the foreseeable future, or in the case of deductible differences, and it is not probable that they will reverse in the future.  The amount of deferred tax recognized is measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates enacted or substantively enacted at the balance sheet date. Deferred tax assets and liabilities are not discounted.  The carrying amount of a deferred tax asset is reviewed at the end of each reporting period and is reduced to the extent that it  is  no  longer probable that sufficient taxable profits will be  available to  allow the related tax benefit to be utilized. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profits will be available.  Current tax balances and deferred tax balances, and movements therein, are presented separately from    each other and are not offset. Current tax assets are offset against current tax liabilities, and deferred tax assets against deferred tax liabilities, if the Group has the legally enforceable right to set off current tax  assets against current tax liabilities and the following additional conditions are met:  in the case of current tax assets and liabilities, the Group intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously; or  in the case of deferred tax assets and liabilities, if they relate to income taxes levied by the same taxation authority on either:  the same taxable entity; or  different taxable entities, which, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered, intend to realize the current tax assets and settle the current tax liabilities on a net basis or realize and settle simultaneously.

108 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Provisions and contingent liabilities Provisions are recognized for liabilities of uncertain timing or amount when the Group has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and the amount can be estimated reliably. Where the time value of money is material, provisions are stated at the present value of the expenditures expected to settle the obligation.  Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as  a  contingent  liability,  unless  the  probability  of  outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events, are also disclosed as  contingent  liabilities unless the probability of outflow of economic benefits is remote.  Employee benefits Short-term employee benefits and contributions to defined contribution retirement plans Salaries, annual bonuses, paid annual leave, leave passage, contributions to defined contribution retirement plans and the cost of non-monetary benefits are accrued in the year in which the associated services are rendered by employees. Where payment or settlement is deferred and the effect would be material, these amounts are stated at their present values.  The Company and subsidiaries incorporated in Hong Kong are required to make contributions to Mandatory Provident Funds under the Hong Kong Mandatory Provident Fund Schemes Ordinance.   Such contributions are recognized as an expense in profit or loss as incurred.  The employees of the subsidiaries in the mainland of China participate in the defined contribution retirement plans managed by the local government authorities whereby the subsidiaries are required to contribute to the schemes at fixed rates of the employees’ salary costs. In addition to the local governmental defined contribution retirement plans, the subsidiaries also participate in a pension scheme launched by the Group managed by an independent insurance company whereby the subsidiaries are required to make contributions to the retirement plans at fixed rates of the employees’ salary costs or in  accordance  with  the  terms  of  the  plans.  The Group’s contributions to these plans are charged to profit or loss when incurred. During the reporting period, no forfeited contributions were used by the Group to reduce the existing level of contributions.

108 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Provisions and contingent liabilities Provisions are recognized for liabilities of uncertain timing or amount when the Group has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and the amount can be estimated reliably. Where the time value of money is material, provisions are stated at the present value of the expenditures expected to settle the obligation.  Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as  a  contingent  liability,  unless  the  probability  of  outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events, are also disclosed as  contingent  liabilities unless the probability of outflow of economic benefits is remote.  Employee benefits Short-term employee benefits and contributions to defined contribution retirement plans Salaries, annual bonuses, paid annual leave, leave passage, contributions to defined contribution retirement plans and the cost of non-monetary benefits are accrued in the year in which the associated services are rendered by employees. Where payment or settlement is deferred and the effect would be material, these amounts are stated at their present values.  The Company and subsidiaries incorporated in Hong Kong are required to make contributions to Mandatory Provident Funds under the Hong Kong Mandatory Provident Fund Schemes Ordinance.   Such contributions are recognized as an expense in profit or loss as incurred.  The employees of the subsidiaries in the mainland of China participate in the defined contribution retirement plans managed by the local government authorities whereby the subsidiaries are required to contribute to the schemes at fixed rates of the employees’ salary costs. In addition to the local governmental defined contribution retirement plans, the subsidiaries also participate in a pension scheme launched by the Group managed by an independent insurance company whereby the subsidiaries are required to make contributions to the retirement plans at fixed rates of the employees’ salary costs or in  accordance  with  the  terms  of  the  plans.  The Group’s contributions to these plans are charged to profit or loss when incurred. During the reporting period, no forfeited contributions were used by the Group to reduce the existing level of contributions.

Annual Report 2021 109 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Employee benefits (Continued) Supplementary retirement benefits In addition to participating in local governmental defined contribution social insurance, the Group also provides other post retirement supplementary retirement benefits to those retired employees qualified for certain criteria in accordance with the governmental requirement since 2020. Under such plan, the Group provides or reimburses certain medical benefits to retired employees annually based on certain criteria. The Group’s payment obligation in the future under such plan are discounted and recognized as liabilities, the costs of which are recognized in profit or loss. Changes arising from remeasurement of the liability due to changes in the actuarial assumptions are recognized in other comprehensive income when incurred.  Share-based payments The fair value of share options granted to employees is recognized as an employee cost with a corresponding increase in a capital reserve within equity. The fair value is measured at grant date   using the binomial lattice model, taking into account the terms and conditions upon which the options were granted. Where the employees have to meet vesting conditions before becoming unconditionally entitled to the options, the total estimated fair value of the options is spread over      the vesting period, taking into account the probability that the options will vest.  During the vesting period, the number of share options that is expected to vest is reviewed at each balance sheet date. Any resulting adjustment to the cumulative fair value recognized in prior years is recognized in profit or loss for the year of the review, unless the original employee expenses qualify for recognition as an asset, with a corresponding adjustment to the capital reserve. On vesting date, the amount recognized as an expense is adjusted to reflect the actual number of share options that vest (with a corresponding adjustment to the capital reserve). The equity amount is recognized in the capital reserve until either the option is exercised (when it is transferred to the share capital account) or the option expires (when it is released directly to retained profits). In the Company’s balance sheet, share-based payment transactions in which the Company grants share options to subsidiaries’ employees are accounted for as an increase in value of investments in subsidiaries, which is eliminated in consolidated financial statements.  Termination benefits Termination benefits are recognized when, and only when, the Group demonstrably commits itself to terminate employment which is without realistic possibility of withdrawal or to provide benefits as a result of voluntary redundancy by having a detailed formal plan which is without realistic possibility of withdrawal.  (w) Research and development expenses The development expenses of the Group are capitalized when capitalization criteria are fulfilled, and other research and development expenses are recognized in profit or loss as incurred.

110 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Borrowing costs Borrowing costs that are directly attributable to the acquisition, construction or  production of  an  asset which necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of that asset. Other borrowing costs are expensed in the period in which they are incurred. The capitalization of borrowing costs as part of the cost of a qualifying asset commences when expenditure for the asset is being incurred, borrowing costs are being incurred and activities that are necessary to prepare the asset for its intended use or sale are in progress. Capitalization of borrowing costs is suspended or ceased when substantially all the activities necessary to prepare the qualifying asset   for its intended use or sale are interrupted or completed.  Translation of foreign currencies The functional currency of majority of the entities within the Group is RMB, which is the currency of the primary economic environment in which most of the Group’s entities operate. The Group adopted RMB as its presentation currency in the preparation of the consolidated financial statements, which is also the functional currency of the Company.  Foreign currency transactions during the year are translated at the foreign exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in currencies other than the functional currency are retranslated at the foreign exchange rates ruling at the balance sheet date. Exchange gains     and losses are recognized in profit or loss. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the  foreign  exchange  rates  ruling  at the transaction dates. Non-monetary assets and liabilities denominated in foreign currencies  that  are stated at fair value are translated using the foreign exchange rates ruling at the dates the fair value was determined.  The results of overseas entities are translated into RMB at the exchange rates approximating the foreign exchange rate ruling at  the  dates  of  transactions.  Assets and liabilities are translated  into  RMB at the exchange rates ruling  at  the  balance  sheet  date.  The  resulting  currency  translation  differences  are recognized in other comprehensive income and accumulated separately in equity in the exchange  reserve. On disposal of an overseas entity, the cumulative amount of the currency translation differences relating to that particular foreign operation is reclassified from equity to profit or loss.  For the purpose of the consolidated statement of cash flows, the cash flows of overseas entities within the Group are translated into RMB by using the exchange rates approximating the foreign exchange rate ruling at the dates of the cash flows.

Annual Report 2021 111 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Related parties A person, or a close member of that person’s family, is related to the Group if that person:  has control or joint control of the Group;  has significant influence over the Group; or  is a member of the key management personnel of the Group or the Group’s parent.  An entity is related to the Group if any of the following conditions applies:  The entity and the Group are members of the same group (which means that each parent, subsidiary and fellow subsidiary is related to the others);  One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a group of which the other entity is a member);  Both entities are joint ventures of the same third party;  One entity is a joint venture of a third entity and the other entity is an associate of the third entity;  The entity is a post-employment benefit plan for the benefit of employees of either the Group    or an entity related to the Group;  The entity is controlled or jointly controlled by a person identified in note 2(z)(a); or  A person identified in note 2(z)(a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).  Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.

112 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated)     SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (aa) Segment reporting An operating segment is a component of the Group that engages in business activities from which the Group may earn revenue and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Group’s Chief Operating Decision Maker (“CODM”) in order to allocate resources and assess performance of the segment. The CODM has been identified as the Executive Directors of the Company. For the years presented, the Group as a whole is an operating segment since the Group is only engaged in telecommunications and information related businesses.   No geographical information has been disclosed as the majority of the Group’s operating activities are carried out in the mainland of China. The Group’s assets located and operating revenue derived from activities outside the mainland of China are less than 5% of the Group’s assets and operating revenue, respectively.  (ab) Dividend distribution Dividend distribution to the Company’s shareholders is recognized as a liability in the Group’s and the Company’s financial statements in the period in which the dividends are approved by the Company’s shareholders or directors, where appropriate. CHANGES IN ACCOUNTING POLICIES The following amendments are mandatory for the first time for the Group’s financial year beginning  on  1 January 2021 and are applicable for the Group:  Amendments to IFRS/HKFRS 9 “Financial Instruments”, IAS/HKAS 39 “Financial Instruments: Recognition and Measurement”, IFRS/HKFRS 7 “Financial Instruments: Disclosures”, IFRS/HKFRS 4 “Insurance Contracts” and IFRS/HKFRS 16 “Leases” – Interest rate benchmark reform – phase 2  The above amendments to IFRS/HKFRS and IAS/HKAS effective for the financial year beginning on 1 January 2021 do not have a material impact on the Group.  In addition, the IASB and HKICPA also published a number of new standards and amendments to standards which are effective for the Group’s financial year beginning on or after 1 January 2022 and have not been early adopted by the Group (see note 46). Management is assessing the impact of such standards and will adopt the relevant standards in the subsequent periods as required.

Annual Report 2021 113 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 4 OPERATING REVENUE 2021 2020 Million Million Revenue from telecommunications services  Voice services 76,163 78,782  SMS & MMS services 31,100 29,485  Wireless data traffic services 392,859 385,679  Wireline broadband services 94,230 80,808  Applications and information services 136,961 101,038  Others 20,096 19,900   751,409 695,692  Revenue from sales of products and others 96,849 72,378  848,258 768,070   The majority of the Group’s operating revenue is from contracts with customers, and the remaining is  not material. The revenue recognition policy has been disclosed in note 2(r), while majority of the Group’s revenue from contracts with customers was recognized over time.  Operating revenue is subject to value-added tax (“VAT”). The VAT rate for basic telecommunications services is 9%. The VAT rate for value-added telecommunications services, information technology services and technical consulting services is 6% and the VAT rate for sales of telecommunications terminals is 13%. VAT is excluded from the revenue.  The unsatisfied performance obligation of the Group is mainly related to telecommunications services. The Group generally enters into service contracts with customers monthly or for a fixed term, and bills the customers monthly based on the contract terms for the Group’s unconditional right to consideration. Almost all of the transaction considerations that were allocated to unsatisfied performance obligations as at the end of the reporting period are expected to be recognized within one year when services are provided. For the contracts that have an original expected duration of one year or less and the performance obligations which are regarded as satisfied as billed, the Group has applied the practical expedient permitted under IFRS/HKFRS 15 “Revenue from Contracts with Customers”, therefore, the information about the remaining performance obligations were not disclosed.

114 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 5 NETWORK OPERATION AND SUPPORT EXPENSES Note 2021 Million 2020 Million  Maintenance, operation support and related expenses  137,095 117,758  Power and utilities expenses  36,878 37,661  Charges for use of tower assets (i)(iii) 26,248 26,836  Charges for use of lines and network assets (ii)(iii) 8,272 8,224  Charges for use of other assets (ii)(iii) 6,521 6,149  Others  9,996 9,796    225,010 206,424   Note:     Charges for use of tower assets include the non-lease components charges (maintenance, certain ancillary facilities usage and related support services) for use of telecommunications towers and variable lease payments not based on an index or a rate, which are recorded in profit or loss as incurred.  Charges for use of lines and network assets and other assets mainly include the non-lease components charges and the lease components charges for lease contracts that are exempted from recognition of right-of-use assets and lease liabilities, such as short- term lease payments, lease payments of low-value assets and variable lease payments not based on an index or a rate, which are recorded in profit or loss as incurred.  For the year ended 31 December 2021, short-term lease payments and lease payments  of low-value  assets  amounted  to  RMB6,576 million (2020: RMB4,462 million), and variable lease payments not based on an index or a rate, which are recorded in profit or loss as incurred, amounted to RMB7,160 million (2020: RMB7,770 million).  6 EMPLOYEE BENEFIT AND RELATED EXPENSES    2021 Million 2020 Million Salaries, wages, labor service expenses and other benefits 102,943 95,254 Retirement costs: contributions to defined contribution retirement plans 15,324 10,943  Share-based compensation expenses 413 232   118,680 106,429  Since 2020, the Group has implemented the transfer of the socialized management  of  existing  retirees  to  external organizations in accordance with  the  governmental  requirement.  The Group is also obliged to pay for certain of such retirees’ post-retirement benefits (mainly including supplementary medical benefits, etc.)  in the future with the principle that the level of such benefits would not be decreased. This benefit plan is accounted for as a long-term defined benefits obligation and does not have any plan assets. As at the end of the reporting period, the Group engaged an independent qualified actuary to calculate the Group’s obligation for this benefit plan using the projected unit credit method, and such obligation was recognized as liability. Actuarial assumptions mainly included discount rate and life expectancy.  For the year ended 31 December 2021, the discount rate was 3.00% per annum (2020: 3.25%). Life expectancy was determined in accordance with relevant information on the “China Life Insurance Mortality Table (2010-2013) CL5/CL6”. Reasonable changes in actuarial assumptions would not have a significant impact on the consolidated financial statements of the Group.

Annual Report 2021 115 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 6 EMPLOYEE BENEFIT AND RELATED EXPENSES (CONTINUED)  The movement of defined benefit plan liabilities for the year is as follows:   2021 Million 2020 Million As at 1 January 4,615 – Defined benefit costs included in profit or loss – service cost  1,178  4,615 – interest cost 145 – Defined benefit costs included in other comprehensive income 143 – Payments during the year (267) – As at 31 December 5,814 4,615 7 OTHER OPERATING EXPENSES    Note 2021 Million 2020 Million Interconnection 20,064 19,821 Expected credit impairment losses 4,171 5,084 Write-down of inventories 280 196 Net loss on disposal and write-off of property, plant and equipment 1,748 1,547 Research and development expenses(i) 6,676 4,898 Auditors’ remuneration – audit services (ii)  98  109 – tax services – 3 – other services – 2 Taxes and surcharges 2,722 2,462 Others (iii) 13,475 12,917  49,234 47,039  Note:    The item does not include depreciation and amortization and employee benefit and related expenses related to research and development.  Audit services include reporting on the Group’s internal controls over financial reporting pursuant to regulatory requirements at a service  fee of RMB19 million (2020: RMB22 million).  Others consist of administrative expenses and other miscellaneous expenses.  8 OTHER GAINS    2021 Million 2020 Million Compensation income 968 758  Additional deduction of input VAT 4,411 2,813  Others 2,878 2,031   8,257 5,602

116 China Mobile Limited

Notes to the consolidated financial statements (Continued)

(Expressed in RMB unless otherwise indicated)

9 INTEREST AND OTHER INCOME

	2021 Million	2020 Million
Interest income	**10,934**	11,447
Net gains on hold/disposal of financial assets	**5,795**	2,894
	16,729	14,341

10 FINANCE COSTS

	2021 Million	2020 Million
Interest for lease liabilities	**2,383**	2,806
Interest paid for short-term deposits received (note 40(a))	**131**	170
Others	**165**	20
	2,679	2,996

11 DIRECTORS' AND OTHER SENIOR MANAGEMENT'S REMUNERATION

Directors' remuneration during 2021 is as follows:

	Directors' fees '000	Salaries, allowances and bonuses '000	Contributions relating to social insurance, housing fund and retirement scheme '000	2021 Total '000
Executive directors (Expressed in RMB)				
YANG Jie	–	918	214	1,132
DONG Xin	–	929	214	1,143
WANG Yuhang	–	850	206	1,056
LI Ronghua	–	600	205	805
	–	3,297	839	4,136
Independent non-executive directors (Expressed in Hong Kong dollar)				
CHENG Mo Chi, Moses	460	–	–	460
CHOW Man Yiu, Paul	455	–	–	455
YIU Kin Wah, Stephen	470	–	–	470
YANG Qiang	–	–	–	–
	1,385	–	–	1,385

Annual Report 2021 117

Notes to the consolidated financial statements (Continued)
(Expressed in RMB unless otherwise indicated)

11 DIRECTORS' AND OTHER SENIOR MANAGEMENT'S REMUNERATION (CONTINUED)

Directors' remuneration during 2020 is as follows:

	Directors' fees '000	Salaries, allowances and bonuses '000	Contributions relating to social insurance, housing fund and retirement scheme '000	2020 Total '000
Executive directors (Expressed in RMB)				
YANG Jie	–	830	157	987
DONG Xin*	–	829	148	977
WANG Yuhang	–	757	149	906
LI Ronghua**	–	123	38	161
	–	2,539	492	3,031
Independent non-executive directors (Expressed in Hong Kong dollar)				
CHENG Mo Chi, Moses	460	–	–	460
CHOW Man Yiu, Paul	455	–	–	455
YIU Kin Wah, Stephen	470	–	–	470
YANG Qiang	–	–	–	–
	1,385	–	–	1,385

* Mr. DONG Xin was appointed as the chief executive officer of the Company with effect from 13 August 2020 and had ceased to serve as the chief financial officer of the Company.

** Mr. LI Ronghua was appointed as an executive director and the chief financial officer of the Company with effect from 15 October 2020.

In 2021 and 2020, executive directors and independent non-executive director Dr. YANG Qiang of the Company voluntarily waived their directors' fees.

Directors' remuneration paid during 2021 included directors' performance related bonuses related to their term of service for previous years determined and paid during the year. The unpaid portion of executive directors' performance related bonuses for 2021 will be paid in 2022 based on their performance, and the additional bonuses related to their term of service will be paid based on their performance upon the completion of three-year evaluation period.

The Company's other senior management's remuneration includes basic remuneration for the year, performance related bonuses for prior year, and additional bonuses related to their three-year term of service (if any). For the year ended 31 December 2021, the Company's other senior management's remuneration was within the range between RMB1,000,000 to RMB1,050,000 (2020: RMB400,000 to RMB900,000).

118 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 12 INDIVIDUALS WITH HIGHEST EMOLUMENTS For the year ended 31 December 2021 and 2020, none of the five individuals with the highest emoluments in the Group are directors or other senior management. The emoluments paid/payable to the five individuals with the highest emoluments are as follows:   2021 ’000 2020 ’000 Salaries, allowances and benefits in kind 7,765 7,684 Performance related bonuses 5,775 4,545 Retirement scheme contributions 336 215 13,876 12,444 The emoluments fell within the following bands:    2021 Number of individuals 2020 Number of individuals Emolument bands 2,000,001–2,500,000 3  4 2,500,001–3,000,000 1 1 4,000,001–4,500,000 1 –

Annual Report 2021 119

Notes to the consolidated financial statements (Continued)
(Expressed in RMB unless otherwise indicated)

13 TAXATION

(a) Taxation in the consolidated statement of comprehensive income represents:

	Note	2021 Million	2020 Million
Current tax			
Provision for enterprise income tax in the mainland of China and other countries and regions on the estimated assessable profits for the year	(i)	38,957	39,870
Provision for Hong Kong profits tax on the estimated assessable profits for the year	(ii)	431	400
		39,388	40,270
Deferred tax			
Origination and reversal of temporary differences, net (note 21)		(3,510)	(6,051)
		35,878	34,219

Note:

(i) The provision for enterprise income tax in the mainland of China and other countries and regions has been calculated on the estimated assessable profits for the year at the rates of taxation prevailing in the regions in which the Group operates. The Company's subsidiaries operate mainly in the mainland of China. The provision for the PRC enterprise income tax is based on the statutory tax rate of 25% (2020: 25%) on the estimated assessable profits determined in accordance with the relevant income tax rules and regulations of the PRC for the year ended 31 December 2021. Certain subsidiaries of the Company entitle to the preferential tax rate of 15% (2020: 15%), and certain research and development costs of the Company's PRC subsidiaries are qualified for 75% (2020: 75%) additional deduction for tax purpose.

(ii) The provision for Hong Kong profits tax is calculated at 16.5% (2020: 16.5%) of the estimated assessable profits for the year ended 31 December 2021.

(iii) Pursuant to the "Notice regarding Matters on Determination of Tax Residence Status of Chinese-controlled Offshore Incorporated Enterprises under Rules of Effective Management" issued by SAT in 2009 ("2009 Notice"), the Company is qualified as a PRC offshore-registered resident enterprise. Accordingly, the dividend income of the Company from its subsidiaries in the PRC is exempted from PRC enterprise income tax.

(b) Reconciliations between income tax expense and accounting profit at applicable tax rates:

	2021 Million	2020 Million
Profit before taxation	152,184	142,359
Notional tax on profit before tax, calculated at the PRC's statutory tax rate of 25% (Note)	38,046	35,590
Tax effect of non-taxable items		
– Income from investments accounted for using the equity method	(2,855)	(3,086)
– Other non-taxable income	(33)	(47)
Tax effect of non-deductible expenses	1,162	1,205
Tax rate differential (note 13(a)(i)(ii))	(1,881)	(1,194)
Tax effect of deductible temporary difference and deductible tax loss for which no deferred tax asset was recognized (note 21)	1,972	2,109
Additional deduction for qualified research and development costs	(533)	(358)
Taxation	35,878	34,219

Note: The PRC's statutory tax rate is adopted as the majority of the Group's operations are subject to this rate.

120 China Mobile Limited

Notes to the consolidated financial statements (Continued)

(Expressed in RMB unless otherwise indicated)

13 TAXATION (CONTINUED)

(c) The tax (charged)/credited relating to components of other comprehensive income is as follows:

	2021			2020		
	Before tax Million	Tax charged Million	After tax Million	Before tax Million	Tax credited Million	After tax Million
Changes in value of financial assets measured at FVOCI	**(398)**	**(8)**	**(406)**	956	1	957
Remeasurement of defined benefit liabilities	**(143)**	**–**	**(143)**	–	–	–
Currency translation differences	**(882)**	**–**	**(882)**	(1,915)	–	(1,915)
Share of other comprehensive loss of investments accounted for using the equity method	**(212)**	**–**	**(212)**	(617)	–	(617)
Other comprehensive loss	**(1,635)**	**(8)**	**(1,643)**	(1,576)	1	(1,575)
Current tax		**–**			–	
Deferred tax		**(8)**			1	
		(8)			1	

14 EARNINGS PER SHARE

(a) Basic earnings per share

The calculation of basic earnings per share for the year ended 31 December 2021 is based on the profit attributable to equity shareholders of the Company of RMB116,148 million (2020: RMB107,843 million) and the weighted average number of 20,475,482,897 shares (2020: 20,475,482,897 shares) in issue during the year.

(b) Diluted earnings per share

For the year ended 31 December 2021 and 2020, the Group has considered the impact from the following factors when calculating diluted earnings per share:

(i) Convertible bonds issued by an associate of the Group ("CB") that were outstanding during the periods (note 22);

(ii) Share options issued by the Company that were outstanding during the periods (note 37); and

(iii) The RMB Shares publicly offered but had yet to be listed on the Shanghai Stock Exchange as at 31 December 2021 (note 43).

Annual Report 2021 121 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 14 EARNINGS PER SHARE (CONTINUED) (b) Diluted earnings per share (Continued) Of the above, (i) the CB had a dilutive effect  on  earnings  per  share  for  the  year  ended  31  December 2021 but not 2020, as the assumed conversion would have decreased the profit attributable to equity shareholders of the Company for the year ended 31 December 2021 (2020: increased).  The  other  two factors had no dilutive effect for both periods, since (ii) the exercise price of the share options exceeded      the average market price of the Company’s ordinary shares on the HKEX during the periods  the  share options were outstanding, (iii) the offer price of the RMB Shares was not lower than its fair value during the period from the subscription date to 31 December 2021.  For the year ended 31 December 2021, the calculation of diluted earnings per share is based on the profit attributable to equity shareholders of the Company of RMB116,120 million (2020: RMB107,843 million) as a result of the assumed conversion of CB and the weighted average number of 20,475,482,897 shares (2020: 20,475,482,897 shares) in issue during the year.   2021 Million Profit attributable to equity shareholders of the Company used in  calculating basic earnings per share 116,148 Add: changes in share of profit of the associate 308 Less: fair value gain and interest income relating to the CB held by the Group,  net of tax (336) Profit attributable to equity shareholders of the Company used in calculating diluted earnings per share116,120   For the year ended 31 December 2020, diluted earnings per share were the same as basic earnings per share.

122 China Mobile Limited

Notes to the consolidated financial statements (Continued)

(Expressed in RMB unless otherwise indicated)

15 PROPERTY, PLANT AND EQUIPMENT

	Buildings Million	Telecommunications transceivers, switching centers, transmission and other network equipment Million	Office equipment, furniture, fixtures and others Million	Total Million
Cost:				
As at 1 January 2020	161,490	1,608,355	25,917	1,795,762
Reclassification	(2,092)	12,387	(10,295)	–
Transferred from construction in progress	5,339	164,378	3,032	172,749
Other additions	163	1,935	982	3,080
Disposals	(5)	(63)	(81)	(149)
Write-off	(337)	(45,260)	(1,733)	(47,330)
Exchange differences	(189)	(444)	(20)	(653)
As at 31 December 2020	164,369	1,741,288	17,802	1,923,459
As at 1 January 2021	**164,369**	**1,741,288**	**17,802**	**1,923,459**
Transferred from construction in progress	**6,751**	**170,961**	**945**	**178,657**
Other additions	**542**	**2,917**	**536**	**3,995**
Disposals	**(5)**	**(66)**	**(30)**	**(101)**
Write-off	**(688)**	**(48,667)**	**(2,099)**	**(51,454)**
Exchange differences	**(136)**	**(304)**	**(6)**	**(446)**
As at 31 December 2021	**170,833**	**1,866,129**	**17,148**	**2,054,110**
Accumulated depreciation and impairment:				
As at 1 January 2020	58,117	1,046,055	16,758	1,120,930
Reclassification	(1,333)	6,600	(5,267)	–
Charge for the year	6,073	133,912	2,897	142,882
Written back on disposals	(2)	(27)	(59)	(88)
Write-off	(292)	(43,643)	(1,654)	(45,589)
Exchange differences	(43)	(173)	(7)	(223)
As at 31 December 2020	62,520	1,142,724	12,668	1,217,912
As at 1 January 2021	**62,520**	**1,142,724**	**12,668**	**1,217,912**
Charge for the year	**6,168**	**154,461**	**1,692**	**162,321**
Written back on disposals	**(3)**	**(52)**	**(14)**	**(69)**
Write-off	**(421)**	**(46,815)**	**(1,984)**	**(49,220)**
Exchange differences	**(24)**	**(111)**	**(4)**	**(139)**
As at 31 December 2021	**68,240**	**1,250,207**	**12,358**	**1,330,805**
Net book value:				
As at 31 December 2021	**102,593**	**615,922**	**4,790**	**723,305**
As at 31 December 2020	101,849	598,564	5,134	705,547

Annual Report 2021 123 15PROPERTY, PLANT AND EQUIPMENT (CONTINUED) With the accelerating construction of the Group’s 5G telecommunications network, changes in subscribers’ behaviour and market conditions, the Group continually terminated or retired the inefficient or invalid assets to further improve network quality. During the process, the Group increasingly noted that the corresponding net disposal proceeds of certain assets may not fully compensate their remaining net book value. In 2021,   the Group reviewed the residual value rate of assets, and decided to adjust the residual value rate of certain wireless and transmission assets (mainly comprising 2G wireless equipment, telecommunications optic cables and pipelines, etc) to zero. The aforesaid changes in accounting estimates were made using the prospective application method. The depreciation and amortization for the year ended 31 December 2021 increased by approximately RMB9,420 million as a result of the aforesaid changes in accounting estimates. The Group adjusted the depreciable lives of the  4G  wireless  assets  from  5  years  to  7  years  with  effect from 2020. The aforesaid changes in accounting estimates were made using the prospective  application  method, resulting in the depreciation and amortization for the year ended 31 December 2020 decreased by approximately RMB19,685 million. 16 CONSTRUCTION IN PROGRESS    2021 Million 2020 Million  As at 1 January 71,651 67,978  Additions 178,748 176,422  Transferred to property, plant and equipment (178,657) (172,749)  As at 31 December 71,742 71,651  Construction in progress primarily comprises expenditure incurred on the network expansion projects but not       yet completed.

124 China Mobile Limited

Notes to the consolidated financial statements (Continued)

(Expressed in RMB unless otherwise indicated)

17 LEASES

This note provides lease information about the Group as a lessee.

(a) Right-of-use assets

	Telecommunications Towers and related assets Million	Buildings and premises Million	Others Million	Total Million
Cost:				
As at 1 January 2020	78,975	43,327	4,117	126,419
Additions	7,100	10,554	1,302	18,956
Termination of lease contracts	(309)	(3,496)	(341)	(4,146)
Early termination and modification of lease contracts	(1,654)	(2,127)	(105)	(3,886)
Exchange differences	–	(99)	–	(99)
As at 31 December 2020	84,112	48,159	4,973	137,244
As at 1 January 2021	**84,112**	**48,159**	**4,973**	**137,244**
Additions	**7,322**	**9,400**	**1,759**	**18,481**
Termination of lease contracts	**(936)**	**(6,966)**	**(948)**	**(8,850)**
Early termination and modification of lease contracts	**(1,480)**	**(1,304)**	**(389)**	**(3,173)**
Exchange differences	**–**	**(47)**	**–**	**(47)**
As at 31 December 2021	**89,018**	**49,242**	**5,395**	**143,655**
Accumulated amortization and impairment:				
As at 1 January 2020	29,761	19,656	2,694	52,111
Charge for the year	15,883	9,179	950	26,012
Termination of lease contracts	(309)	(3,496)	(341)	(4,146)
Early termination and modification of lease contracts	(933)	(782)	(64)	(1,779)
Exchange differences	–	(45)	–	(45)
As at 31 December 2020	44,402	24,512	3,239	72,153
As at 1 January 2021	**44,402**	**24,512**	**3,239**	**72,153**
Charge for the year	**16,545**	**9,232**	**762**	**26,539**
Termination of lease contracts	**(936)**	**(6,966)**	**(948)**	**(8,850)**
Early termination and modification of lease contracts	**(456)**	**(674)**	**(380)**	**(1,510)**
Exchange differences	**–**	**(27)**	**–**	**(27)**
As at 31 December 2021	**59,555**	**26,077**	**2,673**	**88,305**
Net book value:				
As at 31 December 2021	**29,463**	**23,165**	**2,722**	**55,350**
As at 31 December 2020	39,710	23,647	1,734	65,091

Annual Report 2021 125 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 17LEASES (CONTINUED) Land use rights For the year ended 31 December 2021, the amortization of land use rights expensed in the profit or loss amounted to RMB477 million (2020: RMB459 million). Lease liabilities For the year ended 31 December 2021, lease liabilities of RMB16,467 million (2020: RMB16,870 million) was incurred relating to additions of right-of-use assets. As at 31 December 2021 and 2020, the maturity analysis of lease liabilities was set out in note 41(b). 18 GOODWILL    2021 Million 2020 Million As at 1 January 35,344 35,343  Additions – 1  As at 31 December 35,344 35,344  Impairment tests for goodwill As at 31 December 2021, the goodwill of RMB35,300 million is attributable to the cash-generating units in relation to the operation in the mainland of China which management currently monitors. The recoverable amount of the cash-generating unit is determined based on the VIU calculations by using the discounted cash flow method. This method considers the pre-tax cash flows of the subsidiaries (cash-generating unit) for the five years ending 31 December 2026 and the projected perpetual cash flows after the fifth year. For the five years ending 31 December 2026, the average growth rate is assumed to be 1.5%, while for the years beyond 31 December 2026, the assumed continual growth rate to perpetuity is 1%. The present value of cash flows is calculated by discounting the cash flow using pre-tax interest rates of approximately 11%. The management performed impairment test for the goodwill in relation to the operation in the mainland of China and determined such goodwill was not impaired. Reasonably possible changes in key assumptions would not lead to the goodwill impairment losses.

126 China Mobile Limited

Notes to the consolidated financial statements (Continued)

(Expressed in RMB unless otherwise indicated)

19 SUBSIDIARIES

The following list contains only the particulars of subsidiaries which principally affected the results, assets or liabilities of the Group. The class of shares held is ordinary unless otherwise stated.

				Proportion of ownership interest		
No.	Name of company*	Place of incorporation/ establishment and operation	Particulars of issued and paid up capital	Held by the Company	Held by a subsidiary	Principal activity
1	China Mobile Communication (BVI) Limited	the British Virgin Islands ("BVI")	HK$1	100%	–	Investment holding company
2	China Mobile Communication Co., Ltd. ("CMC")**	the mainland of China	RMB1,641,848,326	–	100%	Network and business coordination center
3	China Mobile Group Guangdong Co., Ltd. ("Guangdong Mobile")	the mainland of China	RMB5,594,840,700	–	100%	Telecommunications operator
4	China Mobile Group Zhejiang Co., Ltd.	the mainland of China	RMB2,117,790,000	–	100%	Telecommunications operator
5	China Mobile Group Jiangsu Co., Ltd.	the mainland of China	RMB2,800,000,000	–	100%	Telecommunications operator
6	China Mobile Group Fujian Co., Ltd.	the mainland of China	RMB5,247,480,000	–	100%	Telecommunications operator
7	China Mobile Group Henan Co., Ltd.	the mainland of China	RMB4,367,733,641	–	100%	Telecommunications operator
8	China Mobile Group Hainan Co., Ltd.	the mainland of China	RMB643,000,000	–	100%	Telecommunications operator
9	China Mobile Group Beijing Co., Ltd.	the mainland of China	RMB6,124,696,053	–	100%	Telecommunications operator
10	China Mobile Group Shanghai Co., Ltd.	the mainland of China	RMB6,038,667,706	–	100%	Telecommunications operator
11	China Mobile Group Tianjin Co., Ltd.	the mainland of China	RMB2,151,035,483	–	100%	Telecommunications operator
12	China Mobile Group Hebei Co., Ltd.	the mainland of China	RMB4,314,668,531	–	100%	Telecommunications operator

Annual Report 2021 127

Notes to the consolidated financial statements (Continued)
(Expressed in RMB unless otherwise indicated)

19 SUBSIDIARIES (CONTINUED)

No.	Name of company*	Place of incorporation/ establishment and operation	Particulars of issued and paid up capital	Proportion of ownership interest Held by the Company	Proportion of ownership interest Held by a subsidiary	Principal activity
13	China Mobile Group Liaoning Co., Ltd.	the mainland of China	RMB5,140,126,680	–	100%	Telecommunications operator
14	China Mobile Group Shandong Co., Ltd.	the mainland of China	RMB6,341,851,146	–	100%	Telecommunications operator
15	China Mobile Group Guangxi Co., Ltd.	the mainland of China	RMB2,340,750,100	–	100%	Telecommunications operator
16	China Mobile Group Anhui Co., Ltd.	the mainland of China	RMB4,099,495,494	–	100%	Telecommunications operator
17	China Mobile Group Jiangxi Co., Ltd.	the mainland of China	RMB2,932,824,234	–	100%	Telecommunications operator
18	China Mobile Group Chongqing Co., Ltd.	the mainland of China	RMB3,029,645,401	–	100%	Telecommunications operator
19	China Mobile Group Sichuan Co., Ltd.	the mainland of China	RMB7,483,625,572	–	100%	Telecommunications operator
20	China Mobile Group Hubei Co., Ltd.	the mainland of China	RMB3,961,279,556	–	100%	Telecommunications operator
21	China Mobile Group Hunan Co., Ltd.	the mainland of China	RMB4,015,668,593	–	100%	Telecommunications operator
22	China Mobile Group Shaanxi Co., Ltd.	the mainland of China	RMB3,171,267,431	–	100%	Telecommunications operator
23	China Mobile Group Shanxi Co., Ltd.	the mainland of China	RMB2,773,448,313	–	100%	Telecommunications operator
24	China Mobile Group Neimenggu Co., Ltd.	the mainland of China	RMB2,862,621,870	–	100%	Telecommunications operator
25	China Mobile Group Jilin Co., Ltd.	the mainland of China	RMB3,277,579,314	–	100%	Telecommunications operator

128 China Mobile Limited

Notes to the consolidated financial statements (Continued)

(Expressed in RMB unless otherwise indicated)

19 SUBSIDIARIES (CONTINUED)

No.	Name of company*	Place of incorporation/ establishment and operation	Particulars of issued and paid up capital	Proportion of ownership interest Held by the Company	Held by a subsidiary	Principal activity
26	China Mobile Group Heilongjiang Co., Ltd.	the mainland of China	RMB4,500,508,035	–	100%	Telecommunications operator
27	China Mobile Group Guizhou Co., Ltd.	the mainland of China	RMB2,541,981,749	–	100%	Telecommunications operator
28	China Mobile Group Yunnan Co., Ltd.	the mainland of China	RMB4,137,130,733	–	100%	Telecommunications operator
29	China Mobile Group Xizang Co., Ltd.	the mainland of China	RMB5,698,643,686	–	100%	Telecommunications operator
30	China Mobile Group Gansu Co., Ltd.	the mainland of China	RMB1,702,599,589	–	100%	Telecommunications operator
31	China Mobile Group Qinghai Co., Ltd.	the mainland of China	RMB3,422,564,911	–	100%	Telecommunications operator
32	China Mobile Group Ningxia Co., Ltd.	the mainland of China	RMB740,447,232	–	100%	Telecommunications operator
33	China Mobile Group Xinjiang Co., Ltd.	the mainland of China	RMB9,381,599,639	–	100%	Telecommunications operator
34	China Mobile Group Design Institute Co., Ltd.	the mainland of China	RMB160,232,547	–	100%	Provision of telecommunications network planning design and consulting services
35	China Mobile Holding Company Limited**	the mainland of China	US$30,000,000	100%	–	Investment holding company
36	China Mobile Information Technology Co., Ltd.**	the mainland of China	US$7,633,000	–	100%	Provision of roaming clearance, IT system operation technology support services
37	Aspire Holdings Limited	Cayman Islands	HK$93,964,583	66.41%	–	Investment holding company
38	Aspire (BVI) Limited#	BVI	US$1,000	–	100%	Investment holding company

Annual Report 2021 129

Notes to the consolidated financial statements (Continued)
(Expressed in RMB unless otherwise indicated)

19 SUBSIDIARIES (CONTINUED)

No.	Name of company*	Place of incorporation/ establishment and operation	Particulars of issued and paid up capital	Proportion of ownership interest: Held by the Company	Proportion of ownership interest: Held by a subsidiary	Principal activity
39	Aspire Technologies (Shenzhen) Limited***#	the mainland of China	US$10,000,000	–	100%	Development, services and maintenance of industry value-added platform
40	Aspire Information Network (Shenzhen) Limited***#	the mainland of China	US$5,000,000	–	100%	Provision of mobile data solutions, system integration and development
41	Aspire Information Technologies (Beijing) Limited***#	the mainland of China	US$5,000,000	–	100%	Operation support and capability service of digital content
42	Fujian FUNO Mobile Communication Technology Company Limited***	the mainland of China	RMB60,000,000	–	51%	Network construction and maintenance, network planning and optimizing training and information services
43	Advanced Roaming & Clearing House Limited	BVI	US$2	100%	–	Provision of roaming clearance services
44	Fit Best Limited	BVI	US$1	100%	–	Investment holding company
45	China Mobile Hong Kong Company Limited	Hong Kong	HK$951,046,930	–	100%	Provision of telecommunications and related services
46	China Mobile International Holdings Limited	Hong Kong	HK$19,319,810,000	100%	–	Investment holding company
47	China Mobile International Limited	Hong Kong	HK$8,100,000,000	–	100%	Provision of voice and roaming clearance services, internet services and value-added services
48	China Mobile Group Device Co., Ltd.	the mainland of China	RMB6,200,000,000	–	99.97%	Provision of electronic communication products design services and sale of related products

130 China Mobile Limited

Notes to the consolidated financial statements (Continued)

(Expressed in RMB unless otherwise indicated)

19 SUBSIDIARIES (CONTINUED)

No.	Name of company*	Place of incorporation/ establishment and operation	Particulars of issued and paid up capital	Proportion of ownership interest Held by the Company	Proportion of ownership interest Held by a subsidiary	Principal activity
49	China Mobile Group Finance Co., Ltd. ("China Mobile Finance")	the mainland of China	RMB11,627,783,669	–	92%	Provision of non-banking financial services
50	China Mobile IoT Company Limited	the mainland of China	RMB3,300,000,000	–	100%	Provision of network services
51	China Mobile (Suzhou) Software Technology Co., Ltd.	the mainland of China	RMB3,172,000,000	–	100%	Provision of Mobile Cloud research and development and operation support services
52	China Mobile E-Commerce Co., Ltd. ("China Mobile E-Commerce")	the mainland of China	RMB500,000,000	–	100%	Provision of e-payment, e-commerce and internet finance services
53	China Mobile (Hangzhou) Information Technology Co., Ltd.	the mainland of China	RMB1,550,000,000	–	100%	Provision of family information products, technology research and development services
54	China Mobile Online Services Co., Ltd.	the mainland of China	RMB2,000,000,000	–	100%	Provision of call center and internet information services
55	MIGU Company Limited	the mainland of China	RMB10,400,000,000	–	100%	Provision of mobile internet digital content services
56	China Mobile TieTong Company Limited	the mainland of China	RMB31,880,000,000	–	100%	Provision of engineering, maintenance, sales and telecommunications services
57	China Mobile Internet Company Limited	the mainland of China	RMB3,000,000,000	–	100%	Provision of internet related services
58	China Mobile Investment Holdings Company Limited	the mainland of China	RMB1,675,920,000	–	100%	Investment holding company

Annual Report 2021 131

Notes to the consolidated financial statements (Continued)
(Expressed in RMB unless otherwise indicated)

19 SUBSIDIARIES (CONTINUED)

No.	Name of company*	Place of incorporation/ establishment and operation	Particulars of issued and paid up capital	Proportion of ownership interest Held by the Company	Proportion of ownership interest Held by a subsidiary	Principal activity
59	China Mobile System Integration Co., Ltd. (formerly known as "China Mobile Quantong System Integration Co., Ltd.")	the mainland of China	RMB1,500,000,000	–	100%	Provision of computer system integration, construction, maintenance and related technology development services
60	China Mobile (Chengdu) ICT Co., Ltd.	the mainland of China	RMB1,650,000,000	–	100%	Provision of information technology products and technology research and development services
61	China Mobile (Shanghai) ICT Co., Ltd.	the mainland of China	RMB1,000,000,000	–	100%	Provision of information technology products and technology research and development services
62	China Mobile Financial Technology Co., Ltd.	the mainland of China	RMB555,410,800	–	100%	Provision of e-payment, e-commerce and internet finance services
63	China Mobile Xiong'an ICT Co., Ltd.	the mainland of China	RMB570,000,000	–	100%	Provision of information technology products and technology research and development services
64	Zhongyidong Information Technology Co., Ltd.	the mainland of China	RMB1,000,000,000	–	100%	Provision of IT solution including digital technology
65	China Mobile Information System Integration Co., Ltd.	the mainland of China	RMB50,000,000	–	100%	Provision of computer system integration, construction, maintenance and related technology development services

* The nature of all the legal entities established in the mainland of China is limited liability company.

** Companies registered as wholly owned foreign enterprises in the mainland of China.

*** Company registered as a sino-foreign equity joint venture in the mainland of China.

Effective interest held by the Group is 66.41%.

No subsidiaries in which the Group have non-controlling interests are material to the Group.

132 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 20 INVESTMENTS IN ASSOCIATES AND JOINT ARRANGEMENTS  (a) Investments accounted for using the equity method The amounts recognized in the consolidated balance sheet are as follows: As at 31 December 2021 Million As at 31 December 2020 Million Associates 168,552 160,732 Joint ventures 1,004 1,079  169,556 161,811  Details of principal associates, all of which are listed on exchanges, are as follows:  Note: Up to the approval date of these financial statements, SPD Bank has not yet disclosed their annual financial statements for the year ended 31 December 2021. The numbers presented in the table below are extracted from financial information which was released and publicly disclosed by SPD Bank, with some information such as other comprehensive income attributable to the equity shareholders of the company and total comprehensive income attributable to the equity shareholders of the company not being disclosed. The consistency of the accounting policies between the Group and its associates has been considered when  the Group recognized its interests in these associates. Management has assessed and determined that the Group has significant influence over these associates, including those investments where the ownership  interest  held  by  the  Group  is  less  than  20%,  taking into factors including but not limited to the Group’s representation on the boards of the directors of these entities.

Annual Report 2021 133 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 20 INVESTMENTS IN ASSOCIATES AND JOINT ARRANGEMENTS (CONTINUED) Investments accounted for using the equity method (Continued) The fair values of the interests in listed associates are based on quoted market prices (level 1: unadjusted quoted price in active markets) at the balance sheet date without any deduction for transaction costs and disclosed as follows:  As at 31 December 2021 As at 31 December 2020 Carrying Carrying  amount Million Fair value Million amount Million Fair value Million SPD Bank 107,982 45,507 102,102 51,642 China Tower 51,246 34,560 49,790 47,159 True Corporation 4,903 5,489 5,192 4,502  The Group assesses whether there is objective evidence that interests in associates are impaired at each balance sheet date.  As at 31 December 2021, the fair value of investment in SPD Bank was RMB45,507 million (as at   31 December 2020: RMB51,642 million) based on its quoted market price, which was below its carrying amount by approximately 57.9% (as at 31 December 2020: approximately 49.4%). The management of the Group performed an impairment assessment and determined the recoverable amount of the investment based on its VIU. The calculation has considered pre-tax cash flow projections of SPD Bank for the five years ending 31 December 2026 with an extrapolation made  to perpetuity. The discount rate used to discount the cash flows to their respective net present values was based on cost of capital used to evaluate investments of similar nature in the mainland of China. Management judgement is required in estimating the future cash flows of SPD Bank. The key assumptions are determined with reference to external sources of information. Based on the management’s assessment result, there was no impairment of the investment as at 31 December 2021.  As at 31 December 2021, the fair value of investment in China Tower was RMB34,560 million (as   at 31 December 2020: RMB47,159 million) based on its quoted market price, which was below its carrying amount by approximately 32.6% (as at 31 December 2020: approximately 5.3%). The management of the Group performed an impairment assessment and determined the recoverable amount of the investment based on its VIU. Based on the management’s assessment result, there was no impairment of the investment as at 31 December 2021.  As at 31 December 2021, there was no impairment indicator of the Group’s interests in other associates or joint ventures

134 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 20 INVESTMENTS IN ASSOCIATES AND JOINT ARRANGEMENTS (CONTINUED) Investments accounted for using the equity method (Continued) Summarised financial information on principal associates:  SPD Bank As at 31 December 20212020 Million Million Total assets 8,136,757 7,950,218 Total liabilities 7,458,539 7,304,401 Total equity 678,218 645,817 Total equity attributable to ordinary equity shareholders 560,098 528,288 Percentage of ownership of the Group 18% 18% Total equity attributable to the Group 101,898 96,018 The impact of fair value adjustments at the time of acquisition, goodwill and others6,084 6,084 Interest in associates 107,982 102,102 China Tower True Corporation As at 31 December As at 31 December 2021 2020 2021 2020 Million Million Million Million Total current assets 48,344 43,204 19,143 22,748 Total non-current assets 274,915 294,176 100,326 111,806 Total current liabilities 76,182 106,635 33,255 38,301 Total non-current liabilities 57,723 44,499 70,572 77,598 Total equity 189,354 186,246 15,642 18,655 Total equity attributable to equity shareholders 189,354 186,245 15,554 18,540 Percentage of ownership of the Group 28% 28% 18% 18% Total equity attributable to the Group 52,887 52,018 2,800 3,337 The impact of fair value adjustments at the time of acquisition, goodwill and others 2,103 1,855 Elimination of unrealized profits resulting from the transfer of Tower Assets(1,641) (2,228) Interest in associates 51,246 49,790 4,903 5,192

Annual Report 2021 135

Notes to the consolidated financial statements (Continued)
(Expressed in RMB unless otherwise indicated)

20 INVESTMENTS IN ASSOCIATES AND JOINT ARRANGEMENTS (CONTINUED)

(a) Investments accounted for using the equity method (Continued)

(iii) Summarised financial information on principal associates (Continued):

	SPD Bank	
	2021	2020
	Million	Million
Revenue	**190,982**	196,384
Profit before taxation	**59,071**	66,682
Profit attributable to the equity shareholders of the company	**53,003**	58,325
Other comprehensive loss attributable to the equity shareholders of the company	——	(3,291)
Total comprehensive income attributable to the equity shareholders of the company	——	55,034
Dividends received from associates	**2,561**	3,201

	China Tower		True Corporation	
	2021	2020	**2021**	2020
	Million	Million	**Million**	Million
Revenue	**86,585**	81,099	**33,385**	30,485
Profit/(loss) before taxation	**9,615**	8,407	**(318)**	208
Profit/(loss) attributable to equity shareholders of the company	**7,329**	6,428	**(332)**	231
Other comprehensive (loss)/ income attributable to equity shareholders of the company	**(1)**	–	**8**	(9)
Total comprehensive income/ (loss) attributable to equity shareholders of the company	**7,328**	6,428	**(324)**	222
Dividends received from associates	**1,099**	715	**88**	114

Details of a major joint venture are as follows:

In 2015, CMC, a wholly-owned subsidiary of the Company, together with State Development & Investment Corporation and China Mobile State Development & Investment Management Company Limited (45% of its registered capital is owned by CMCC), established China Mobile Innovative Business Fund (Shenzhen) Partnership (Limited Partnership) (the "Fund"). The Group recognized the investment as interest in a joint venture. CMC committed to invest RMB1,500 million, which represents 50% of the equity interest of the Fund. As at 31 December 2021, CMC had contributed RMB1,256 million (as at 31 December 2020: RMB1,256 million) to the Fund with an outstanding commitment to further invest RMB244 million (as at 31 December 2020: RMB244 million) to the Fund upon request to be lodged by the Fund. There were no contingent liabilities related to the Group's interest in this joint venture as at 31 December 2021 and 2020.

The aggregate carrying amount of investments in other associates and joint ventures and related financial information are not material to the Group.

136 China Mobile Limited

Notes to the consolidated financial statements (Continued)
(Expressed in RMB unless otherwise indicated)

20 INVESTMENTS IN ASSOCIATES AND JOINT ARRANGEMENTS (CONTINUED)

(b) Investments in a joint operation

To efficiently enhance its 5G network coverage, the Group entered into a series of collaboration agreements with China Broadcasting Network Corporation Ltd. ("CBN") to co-construct and share 700MHz 5G wireless network (the "Co-construction and Sharing Agreement"). In accordance with the Co-construction and Sharing Agreement, the parties shall co-construct and share 700MHz wireless network (including but not limited to base stations and antennas) based on all 700MHz frequency bands of the radio spectrum in respect of which CBN had been permitted to use by relevant national departments. The parties shall jointly determine network construction plans. Without consent from the other party, any party may not dispose of (including transfer, mortgage or pledge, etc) all or any of the 700MHz wireless network assets within the scope of collaboration. The Group initially bear the construction costs of the 700MHz 5G wireless network within the agreed scope under the Co-construction and Sharing Agreement and shall initially own the assets underlying the said wireless network. CBN shall pay the Group network usage fees based on fair and reasonable negotiations. Therefore, both parties have the right to use the 700MHz wireless network. Subject to compliance with applicable laws, regulations and regulatory requirements, CBN may purchase 50% of the 700MHz 5G wireless network assets from the Group by stages, at the then assessed fair value.

21 DEFERRED TAX ASSETS AND LIABILITIES

The analysis of net deferred tax assets and liabilities taking into consideration the offsetting of balances related to the same tax authority are as follows:

	As at 31 December 2021 Million	As at 31 December 2020 Million
Net deferred tax assets after offsetting:		
– Deferred tax assets to be recovered after 12 months	**5,870**	3,647
– Deferred tax assets to be recovered within 12 months	**37,346**	35,351
	43,216	38,998
Net deferred tax liabilities after offsetting:		
– Deferred tax liabilities to be settled after 12 months	**(2,016)**	(1,420)
– Deferred tax liabilities to be settled within 12 months	**(353)**	(248)
	(2,369)	(1,668)

Annual Report 2021 137 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 21 DEFERRED TAX ASSETS AND LIABILITIES (CONTINUED) The components of deferred tax assets and liabilities recognized and the movements during the year ended 31 December 2021 are as follows: As at 1 January 2021 Credited/ (charged) to profit or loss Charged to other comprehensive income Exchange differences As at 31 December 2021 Million Million Million Million Million Deferred tax assets before offsetting: Write-down of obsolete inventories 43 42 – – 85 Depreciation, write-off and impairment of property, plant and equipment 6,615 1,611 – – 8,226 Accrued expenses 18,744 1,866 – – 20,610 Unredeemed Reward Program 8,676 1,139 – – 9,815 Expected credit impairment losses 2,302 80 – – 2,382 Recognition of right-of-use assets and lease liabilities 746 (93) – – 653 Others 4,457 333 – (4) 4,786 41,583 4,978 – (4) 46,557 Deferred tax liabilities before offsetting: Change in value of financial assets measured at FVPL (302) (862) – – (1,164) Accelerated depreciation of property, plant and equipment (3,595) (470) – 18 (4,047) Others (356) (136) (8) 1 (499) (4,253) (1,468) (8) 19 (5,710) Total 37,330 3,510 (8) 15 40,847

138 China Mobile Limited

Notes to the consolidated financial statements (Continued)

(Expressed in RMB unless otherwise indicated)

21 DEFERRED TAX ASSETS AND LIABILITIES (CONTINUED)

The components of deferred tax assets and liabilities recognized and the movements during the year ended 31 December 2020 are as follows:

	As at 1 January 2020 Million	Credited/ (charged) to profit or loss Million	Credited to other comprehensive income Million	Exchange differences Million	As at 31 December 2020 Million
Deferred tax assets before offsetting:					
Write-down of obsolete inventories	13	30	–	–	43
Depreciation, write-off and impairment of property, plant and equipment	6,928	(313)	–	–	6,615
Accrued expenses	15,068	3,676	–	–	18,744
Unredeemed Reward Program	5,753	2,923	–	–	8,676
Expected credit impairment losses	1,803	499	–	–	2,302
Recognition of right-of-use assets and lease liabilities	830	(84)	–	–	746
Others	4,844	(386)	–	(1)	4,457
	35,239	6,345	–	(1)	41,583
Deferred tax liabilities before offsetting:					
Change in value of financial assets measured at FVPL	(399)	97	–	–	(302)
Accelerated depreciation of property, plant and equipment	(3,088)	(546)	–	39	(3,595)
Others	(512)	155	1	–	(356)
	(3,999)	(294)	1	39	(4,253)
Total	31,240	6,051	1	38	37,330

As at 31 December 2021, the offsetting amount of deferred tax assets and deferred tax liabilities was RMB3,341 million (as at 31 December 2020: RMB2,585 million).

Deferred tax assets are recognized for deductible temporary differences and tax losses carry-forwards only to the extent that the realization of the related tax benefit through future taxable profits is probable. Certain subsidiaries of the Group did not recognize deferred tax assets of RMB12,953 million (2020: RMB11,284 million) in respect of deductible temporary differences and tax losses amounting to RMB68,571 million (2020: RMB58,154 million) that can be carried forward against future taxable income as at 31 December 2021. The deductible tax losses are allowed to be carried forward within next five years against future taxable profits, while those of high-tech enterprises are allowed to be within next ten years, and entities operating in Hong Kong can carry forward tax losses for unlimited period.

Annual Report 2021 139

Notes to the consolidated financial statements (Continued)
(Expressed in RMB unless otherwise indicated)

22 FAIR VALUE MEASUREMENT OF FINANCIAL INSTRUMENTS

The following table presents the fair value and fair value hierarchy of the Group's financial instruments measured at the end of the reporting period on a recurring basis. The level into which a fair value measurement is classified is determined with reference to the lowest level input that is significant to the entire measurement. The different levels have been defined as follows:

- Level 1 valuations: unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.
- Level 2 valuations: observable inputs which fail to meet Level 1, and not using significant unobservable inputs.
- Level 3 valuations: fair value measured using significant unobservable inputs.

The following table presents the Group's assets that are measured at fair value at 31 December 2021:

	Note	**Level 1 Million**	**Level 2 Million**	**Level 3 Million**	**Total Million**
Financial assets measured at FVOCI	(i)	**600**	**–**	**89**	**689**
Financial assets measured at FVPL	(ii)	**41,466**	**–**	**170,129**	**211,595**
Total		**42,066**	**–**	**170,218**	**212,284**

The following table presents the Group's assets that are measured at fair value at 31 December 2020:

	Note	Level 1 Million	Level 2 Million	Level 3 Million	Total Million
Financial assets measured at FVOCI	(i)	1,067	–	44	1,111
Financial assets measured at FVPL	(ii)	10,581	–	118,022	128,603
Total		11,648	–	118,066	129,714

Note:

(i) The category of FVOCI is primarily the equity investments in listed companies that are not held for trading.

(ii) The category of FVPL mainly comprises wealth management products ("WMPs") offered by various financial institutions in China amounting to RMB169,395 million (as at 31 December 2020: RMB117,289 million), monetary funds and bond funds amounting to RMB30,346 million (as at 31 December 2020: Nil) and the Group's investment in the CB amounting to RMB9,618 million (as at 31 December 2020: RMB9,259 million).

The WMPs will mature with variable return rates indexed to the performance of underlying assets. As at 31 December 2021 and 2020, they were measured at fair value as level 3 of fair value hierarchy. The fair values were determined based on cash flow discounted assuming the expected return will be obtained upon maturity.

As at 31 December 2021 and 2020, the CB, monetary funds and bond funds were measured at fair value as level 1 of fair value hierarchy.

For the year ended 31 December 2021, the Group didn't exercise any CB into SPD Bank's common stock (2020: Nil).

There were no transfers between the levels of fair value hierarchy for the year ended 31 December 2021 and 2020.

140 China Mobile Limited

Notes to the consolidated financial statements (Continued)

(Expressed in RMB unless otherwise indicated)

22 FAIR VALUE MEASUREMENT OF FINANCIAL INSTRUMENTS (CONTINUED)

The movements during the year in the balance of these Level 3 fair value measurements are as follows:

	As at 31 December 2020 Million	Purchase Million	Disposal Million	Recognized in profit or loss Million	Recognized in other comprehensive income Million	**As at 31 December 2021 Million**
Financial assets measured at FVOCI	44	–	–	–	45	**89**
Financial assets measured at FVPL	118,022	106,682	(57,687)	3,112	–	**170,129**
	118,066	106,682	(57,687)	3,112	45	**170,218**

23 RESTRICTED BANK DEPOSITS

	As at 31 December 2021			As at 31 December 2020		
	Non-current assets Million	**Current assets Million**	**Total Million**	Non-current assets Million	Current assets Million	Total Million
Restricted bank deposits						
– Statutory deposit reserves (Note)	**6,720**	**–**	**6,720**	8,728	–	8,728
– Deposited customer reserves (Note)	**–**	**1,457**	**1,457**	–	2,332	2,332
– Performance bonds and others	**326**	**706**	**1,032**	108	498	606
	7,046	**2,163**	**9,209**	8,836	2,830	11,666

Note: The statutory deposit reserves and the deposited customer reserves are deposited by the subsidiaries of the Company, China Mobile Finance and China Mobile E-Commerce, respectively, in accordance with relevant requirements of the People's Bank of China ("PBOC"), which are not available for use in the Group's daily operations.

24 OTHER NON-CURRENT ASSETS

	As at 31 December 2021 Million	As at 31 December 2020 Million
Contract assets (note 26)	**2,099**	1,560
Contract costs (Note)	**17,840**	14,487
Certificates of deposits	**10,010**	15,000
Long-term prepaid expenses	**4,466**	4,445
Others	**2,783**	853
	37,198	36,345

Note: Contract costs capitalized mainly related to the relevant costs incurred for the customers accessing to the Group's telecommunications network (such as wireline broadband access). As at 31 December 2021, capitalized contract costs that are expected to be amortized exceeding one year amounted to RMB5,178 million (as at 31 December 2020: RMB3,763 million). For the year ended 31 December 2021, the amortization of capitalized contract costs amounted to RMB23,837 million (2020: RMB20,034 million).

Annual Report 2021 141Annual Report 2021 141 25 INVENTORIES As at 31 December 2021 Million As at 31 December 2020 Million Handsets and other terminals 7,316 6,262 Others 2,887 1,782  10,203 8,044 26 CONTRACT ASSETS As at 31 December 2021 Million As at 31 December 2020 Million Contract assets 8,972 5,646 Loss allowance (322) (245) 8,650 5,401 Less: non-current portion included in other non-current assets (2,099) (1,560)  6,551 3,841 27 ACCOUNTS RECEIVABLE (a) Aging analysis Aging analysis of accounts receivable, net of loss allowance is as follows: As at 31 December 2021 Million As at 31 December 2020 Million Base on invoice date: Within 30 days  12,198  14,917 31–60 days 3,855 4,132 61–90 days 4,045 3,255 91 days 1 year 11,457 13,076 Over 1 year 3,113 3,021  34,668 38,401  The accounts receivable of the Group are primarily comprised of receivables due from customers and other telecommunications operators.

142 China Mobile Limited

Notes to the consolidated financial statements (Continued)

(Expressed in RMB unless otherwise indicated)

27 ACCOUNTS RECEIVABLE (CONTINUED)

(b) Expected credit impairment loss allowance of accounts receivable

The following table summarizes the changes in expected credit impairment loss allowance of accounts receivable:

	2021 **Million**	2020 Million
As at 1 January	**11,590**	9,557
Recognized/(reversed)	**4,030**	5,105
Written-off	**(2,503)**	(3,072)
As at 31 December	**13,117**	11,590

28 AMOUNT DUE FROM/TO ULTIMATE HOLDING COMPANY

As at 31 December 2021, amount due to ultimate holding company primarily comprises the short-term deposits of CMCC in China Mobile Finance amounting to RMB19,165 million (as at 31 December 2020: RMB26,706 million) and the corresponding interest payable. The deposits are unsecured and carry interest at prevailing market rate. Apart from the above, amount due from and other balance of amount due to ultimate holding company arises from the ordinary course of business, which is unsecured, interest free and repayable on demand.

29 PREPAYMENTS AND OTHER CURRENT ASSETS

	As at 31 December 2021 Million	As at 31 December 2020 Million
Prepaid VAT and input VAT to be deducted, etc.	**18,523**	17,173
Prepayments (Note)	**9,326**	8,385
Others	**442**	155
	28,291	25,713

Note: Prepayments mainly include terminal prepayments, power and utilities prepayments, maintenance prepayments, etc.

30 OTHER FINANCIAL ASSETS MEASURED AT AMORTIZED COST

Other financial assets measured at amortized cost primarily include short-term loans granted to China Tower through China Mobile Finance of principal and interest RMB2,502 million (as at 31 December 2020: RMB2,502 million), as well as other short-term loans and debt instrument investments to banks, other financial institutions and other third parties of principal and interest RMB31,641 million (as at 31 December 2020: RMB34,335 million). The interest rates of short-term loans are mutually agreed among the parties with reference to the market interest rates.

31 BANK DEPOSITS

Bank deposits represent term deposits with banks with original maturity exceeding three months. The applicable interest rate is determined in accordance with the benchmark interest rate published by PBOC or with reference to the market interest rate. As at 31 December 2021, interest receivable amounting to RMB3,734 million (as at 31 December 2020: RMB4,461 million) was included in this item.

Annual Report 2021 143 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 32 CASH AND CASH EQUIVALENTS As at 31 December 2021 Million As at 31 December 2020 Million  Bank deposits with original maturity within three months 5,268 8,346  Cash at banks and on hand 238,675 204,383   243,943 212,729  33 ACCOUNTS PAYABLE Accounts payable primarily include payables for expenditure of network expansion, maintenance and support expenses and interconnection expenses, etc.  The aging analysis of accounts payable is as follows: As at 31 December  As at 31 December  2021 2020  Million Million Base on invoice date: Within 180 days 86,545 85,872 181 days to 1 year 28,948 41,316 Over 1 year 37,219 40,802  152,712 167,990  All the accounts payable are expected to be settled within one year or are repayable on demand.

144 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated)34 CONTRACT LIABILITIES    As at As at   31 December 31 December   2021 2020   Million Million  Non-refundable prepaid service fees 17,280 24,654  Unredeemed Reward Program 45,957 40,005  Unused data traffic carried over 13,046 11,156  Others 3,492 3,864   79,775 79,679  Less: non-current portion (707) (651)   79,068 79,028  Contract liabilities would be recognized as operating revenue upon the rendering of services. Almost all of the contract liability balance as at 31 December 2020 was recognized as operating revenue in the consolidated statement of comprehensive income within one year. 35 ACCRUED EXPENSES AND OTHER PAYABLES    As at As at   31 December 31 December   2021 2020   Million Million  Receipts-in-advance 85,292 73,345  Accrued salaries, wages and other benefits 5,463 6,100  Accrued expenses 106,216 93,725  Subscription funds received from issuance of RMB Shares (Note) 48,695 –  Other payables 28,843 27,782   274,509 200,952  Note: As at 31 December 2021, the Company’s RMB Share Issue was in progress, and shares subscription funds received (prior to the deduction of related issuance and professional expenses) amounting to RMB48,695 million.

Annual Report 2021 145 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated)36 DEFERRED REVENUE 2021 Million 2020 Million As at 1 January 8,601 6,861  Additions during the year 1,870 3,435  Recognized in the consolidated statement of comprehensive income (1,984) (1,695)  As at 31 December 8,487 8,601  37SHARE-BASED PAYMENT At the Company’s Annual General Meeting (“AGM”) held on 20 May 2020, the shareholders of the Company approved the adoption of the Share Option Scheme (the “Scheme”), for the grant of share options (“Share Options”) to qualified participants.  The maximum number of shares to be issued upon the exercise of the Share Options granted under the Scheme shall not in aggregate exceed 10% of the total share capital of the Company as at the date of approval of the Scheme at a general meeting of shareholders.  The exercise price of options shall be determined in accordance with the fair market price principle, with the base day for pricing being the grant date. The exercise price shall not be lower than the higher of the following prices: (i) the closing price of the shares on the grant date; and (ii) the average closing price of the shares on the HKEX for the five trading days prior to the grant date. Subject to the satisfaction of the conditions for vesting as provided under the Scheme, the Share Options granted shall be vested in three batches as follows: (i) the first batch (being 40% of the Share Options granted) will be vested on the first trading day after 24 months from the grant date; (ii) the second batch (being 30% of the Share Options granted) will be vested on the first trading day after 36 months from the grant date; and (iii) the third batch (being 30% of the Share Options granted) will be vested on the first trading day after 48 months from the grant date. Vesting period ends ten years from the grant date.  On 12 June 2020 (the “Grant Date”), the Board of Directors of the  Company  approved  the  grant  of  Share  Options representing an aggregate of 305,601,702 shares to 9,914 participants of the Scheme pursuant to the aforementioned authorization, which  represented  1.5%  of  the  Company’s  issued  share  capital.  Participants  are backbone management, technical and business personnel who have a direct impact on the Company’s operating performance and sustainable development. No Share  Options  had  been  granted  to  the  directors, chief executive or substantial shareholders of the Company or any of their related parties. The exercise price  was HK$55.00 per share.  For the year ended 31 December 2021, share options compensation expenses recorded in profit or loss amounted to RMB413 million (2020: RMB232 million).

146 China Mobile Limited

Notes to the consolidated financial statements (Continued)

(Expressed in RMB unless otherwise indicated)

37 SHARE-BASED PAYMENT (CONTINUED)

(a) Movements in share options

Movements in the numbers of share options outstanding and their related weighted average exercise prices are as follows:

	Share option scheme Average exercise prices	Numbers of options
As at 1 January 2020		–
Granted	HK$55.00	305,601,702
Forfeited	HK$55.00	(899,000)
As at 31 December 2020	HK$55.00	304,702,702
As at 1 January 2021	HK$55.00	304,702,702
Forfeited	HK$55.00	(2,605,826)
As at 31 December 2021	HK$55.00	302,096,876
Vested and exercisable as at 31 December 2021		–

For the year ended 31 December 2021, as the condition for vesting of the Share Options had not been satisfied, no Share Options had been vested (2020: Nil), and no ordinary shares had been issued by the Company as none of Share Options was exercisable (2020: Nil).

(b) Share options outstanding

Details of the expiry dates, exercise prices and the respective numbers of share options which remained outstanding as at 31 December 2021 and 2020 are as follows:

Grant Date	Normal exercise period	Exercise price	No. of shares involved in the options outstanding as at 31 December 2021	No. of shares involved in the options outstanding as at 31 December 2020
12 June 2020	12 June 2022-12 June 2030	HK$55.00	120,838,750	121,881,080
12 June 2020	12 June 2023-12 June 2030	HK$55.00	90,629,063	91,410,811
12 June 2020	12 June 2024-12 June 2030	HK$55.00	90,629,063	91,410,811

The options outstanding as at 31 December 2021 had a weighted average remaining contractual life of 8.5 years (as at 31 December 2020: 9.5 years).

Annual Report 2021 147 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 37 SHARE-BASED PAYMENT (CONTINUED) (c) Fair value of share options The Company used the Binomial Model to determine the fair value of the Share Options as at the Grant Date, which is to be recorded in profit or loss over the vesting period. The weighted average fair value of the Share Options granted by the Company was HK$4.00 per share. Other than the exercise price mentioned above, the model inputs to determine the fair value of Share Options granted included: Granted on 12 June 2020 The closing price at the Grant Date HK$54.25 Risk-free interest rate 0.65% Expected dividend yield 5.9% Expected volatility (Note) 21.34% Note: The expected volatility is determined based on the historical average daily trading price volatility of the shares of the Company. 38 CAPITAL, RESERVES AND DIVIDENDS (a) Share capital Ordinary shares, issued and fully paid: Number of shares HK$ Million Equivalent RMB Million As at 1 January and 31 December 2021 and 2020 20,475,482,897 382,263 402,130 The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the Company. All ordinary shares rank equally with regard to the Company’s residual assets.

148 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 38 CAPITAL, RESERVES AND DIVIDENDS (CONTINUED) (b) Dividends (i) Dividends attributable to the year: 2021 2020 Million Million Ordinary interim dividend declared and paid of HK$1.630 (equivalent to approximately RMB1.356) (2020: HK$1.530 (equivalent to approximately RMB1.398)) per share 27,669 27,557 Ordinary final dividend proposed after the balance sheet date of HK$2.430 (equivalent to approximately RMB1.987) (2020: HK$1.760 (equivalent to approximately RMB1.481)) per share 42,443 30,330 70,112 57,887 The proposed ordinary final dividend, which is declared in Hong Kong dollar is translated into RMB with reference to the rate HK$1 = RMB0.81760, being the rate announced by the State Administration of Foreign Exchange in the PRC on 31 December 2021. As the ordinary final dividend was declared after the balance sheet date, such dividend is not recognized as liability as at 31 December 2021. In case of any change in the total number of issued shares of the Company between the date of approval for these financial statements and the record date for the implementation of the 2021 final dividend, the Company intends to keep the total amount of profit distribution unchanged and adjust the amount of dividend per share accordingly. In accordance with the 2009 Notice and the PRC enterprise income tax law, the Company is required to withhold enterprise income tax equal to 10% of any dividend, when it is distributed to non-resident enterprise shareholders whose names appeared on the Company’s register of members, as at the record date for such dividend, and who were not individuals. (ii) Dividends attributable to the previous financial year, approved and paid during the year: 2021 2020 Million Million Ordinary final dividend in respect of the previous financial year, approved and paid during the year, of HK$1.760 (equivalent to approximately RMB1.481) (2020: HK$1.723 (equivalent to approximately RMB1.543)) per share 29,916 32,169

Annual Report 2021 149

Notes to the consolidated financial statements (Continued)
(Expressed in RMB unless otherwise indicated)

38 CAPITAL, RESERVES AND DIVIDENDS (CONTINUED)

(c) Movements in components of equity

The reconciliation between the opening and closing balances of each component of the Group's consolidated equity is set out in the consolidated statement of changes in equity. Details of the changes in the Company's individual components of equity between the beginning and the end of the year are set out below:

	Share capital Million	Capital reserve Million	Other reserves Million	Retained profits Million	Total equity Million
As at 1 January 2020	402,130	–	72	87,698	489,900
Changes in equity for 2020:					
Profit for the year	–	–	–	61,344	61,344
Total comprehensive income for the year	–	–	–	61,344	61,344
Dividends approved in respect of previous year (note 38(b)(ii))	–	–	–	(32,169)	(32,169)
Dividends declared in respect of current year (note 38(b)(i))	–	–	–	(27,557)	(27,557)
Share option scheme – Value of share options	–	232	–	–	232
As at 31 December 2020	402,130	232	72	89,316	491,750
As at 1 January 2021	**402,130**	**232**	**72**	**89,316**	**491,750**
Changes in equity for 2021:					
Profit for the year	**–**	**–**	**–**	**63,058**	**63,058**
Total comprehensive income for the year	**–**	**–**	**–**	**63,058**	**63,058**
Dividends approved in respect of previous year (note 38(b)(ii))	**–**	**–**	**–**	**(29,916)**	**(29,916)**
Dividends declared in respect of current year (note 38(b)(i))	**–**	**–**	**–**	**(27,669)**	**(27,669)**
Share option scheme – Value of share options	**–**	**413**	**–**	**–**	**413**
As at 31 December 2021	**402,130**	**645**	**72**	**94,789**	**497,636**

150 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated)38 CAPITAL, RESERVES AND DIVIDENDS (CONTINUED) Nature and purpose of different reserves Capital reserve The capital reserve mainly comprises the following: RMB295,665 million debit balance brought forward as a result of the elimination of goodwill arising on the acquisition of subsidiaries before 1 January 2001 against the capital reserve; Share of other comprehensive income/(loss) of investments accounted for using the equity method; The changes in fair value of financial assets measured at FVOCI, net of tax, until the financial assets are derecognized; The difference between the consideration and the carrying amounts of net assets of acquired business under business combinations under common control; and The fair value of share options granted to employees of the Group that are recognized in accordance with the accounting policy in note 2 (v)(iii). PRC statutory reserves PRC statutory reserves mainly include statutory surplus reserve and discretionary surplus reserve.In accordance with the Company Law of the PRC, domestic enterprises in the mainland of China  are required to transfer 10% of their profit after taxation, as determined under accounting principles generally accepted in the PRC (“PRC GAAP”), to the statutory surplus reserve until such reserve balance reaches 50% of the registered capital of relevant mainland subsidiaries. Moreover, upon  a resolution made by the shareholders, a certain percentage of domestic enterprises’ profit after taxation, as determined under PRC GAAP, is transferred to the discretionary surplus reserve. During the year, appropriations were made by such subsidiaries to the statutory surplus reserves and discretionary surplus reserves accordingly. The  statutory  and  discretionary  surplus  reserves  can  be  used  to  reduce  previous  years’  losses,    if any, and may be converted into paid-up capital, provided that the statutory reserve after such conversion is not less than 25% of the registered capital of relevant subsidiaries. (iii)Other reserves In accordance with relevant regulations issued by the Ministry of Finance of the PRC, a subsidiary of the Company, China Mobile Finance, is required to set aside a reserve through appropriations of profit after tax according to a certain ratio of the ending balance of its gross risk-bearing assets to cover potential losses against such assets.

Annual Report 2021 151 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated)38 CAPITAL, RESERVES AND DIVIDENDS (CONTINUED) Nature and purpose of different reserves (Continued) Exchange reserve The exchange reserve comprises all foreign currency translation differences arising from the translation of foreign currency denominated financial statements of overseas enterprises. The reserve is dealt with in accordance with the accounting policies set out in note 2(y). Capital management The Group’s primary objectives of capital management are to maintain a reasonable capital structure and to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders. The Group actively and regularly reviews and manages its capital structure to stabilize the capital position and prevent operation risk. Meanwhile, the Group will maximize the shareholders’ return and will make adjustment on the capital structure in accordance with the changes in economic conditions. The Group monitors capital on the basis of liabilities-to-assets ratio. This ratio is calculated as  total liabilities divided by total assets. At the end of reporting period, the Group’s liabilities-to-assets ratio is as follows: As at 31 December    As at    31 December 2021 Million 2020 Million Total assets 1,841,327 1,727,882 Total liabilities 631,035 575,110 Liabilities-to-assets ratio 34.3% 33.3% Except for China Mobile Finance that is subject to certain capital requirements imposed by China Banking and Insurance Regulatory Commission, the Company and its other subsidiaries are not subject to externally imposed capital requirements.

152 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 39  BALANCE SHEET OF THE COMPANY Note As at 31 December 2021 Million As at 31 December 2020    Million Assets Non-current assets  Property, plant and equipment 1 1 Investments in subsidiaries        494,647    494,235  494,648  494,236   Current assets    Amounts due from subsidiaries 6,347        1,346        Prepayments and other current assets 38 Prepaid income tax 5    5Other receivables        1    2        Bank deposits        753    536        Cash and cash equivalents 48,795    294 55,939    2,183        Total assets        550,587    496,419        Equity and liabilities  Liabilities                    Current liabilities    Amount due to a subsidiary            4,234        4,656        Accrued expenses and other payables        48,717    13                52,951    4,669        Total liabilities        52,951    4,669        Equity    Share capital        38(a)        402,130        402,130        Reserves    38(c)    95,506    89,620        Total equity        497,636    491,750        Total equity and liabilities        550,587    496,419        The balance sheet of the Company was approved by the Board of Directors on 23 March 2022 and was signed on its behalf.        Dong Xin    Name of Director        Li Ronghua    Name of Director

Annual Report 2021 153 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 40 RELATED PARTY TRANSACTIONS    Transactions with CMCC Group    The following is a summary of principal related party transactions entered into by the Group with CMCC and its subsidiaries excluding the Group (“CMCC Group”) for the years ended 31 December 2021 and 2020. The majority of these transactions also constitute continuing connected transactions as defined under Chapter 14A of Listing Rules. Further details of these continuing connected transactions are disclosed under the paragraph “Connected Transactions” in the Report of Directors.                Note    2021    Million    2020    Million    Revenue from telecommunications                facilities construction services    (i)    1,607    979    Revenue from comprehensive support services    (ii)    329    280    Technical support services charges    (iii)    271    188    Charges for use of network assets    (iv)    4,341    1,895    Property leasing and management services charges    (v)    1,641    1,365    Additions of right-of-use assets    (v)    712    458    Interest expenses    (vi)    131    170    Net (repayment)/receipts of short-term deposits    (vi)    (7,541)    5,069        The outstanding balances related to transactions with CMCC Group are included in the following accounts captions summarized as follows:            As at    31 December    As at    31 December        2021    2020        Million    Million    Accounts receivable    228    995    Other receivables    –    372    Prepayments and other current assets    1    6    Amount due from ultimate holding company    2,612    1,396    Right-of-use assets    631    679    Lease liabilities    728    770    Accounts payable    2,992    4,770    Accrued expenses and other payables    578    1,696    Amount due to ultimate holding company    23,478    26,714        These amounts arise in the ordinary course of business and with terms determined through mutual negotiation which are fair and reasonable.        Note:        The Group provides telecommunications facilities construction services to CMCC Group for the telecommunications project planning, design, construction, maintenance and other services.        The Group provides comprehensive management, support and other services to CMCC Group.        The Group purchases technical support and other services from CMCC Group.        The Group leases network assets from CMCC Group.        The Group leases offices, retail  outlets  and  machinery  rooms  from  CMCC  Group,  with  additions  of  right-of-use  assets  and charges of property leasing and management services. For the year ended 31 December 2021, property leasing and management  services  charges  include  the  depreciation  of  right-of-use  assets  in  relation  to  the  property  leasing  amounting   to RMB413 million (2020: RMB393 million), charges for property leasing and interest for lease liabilities, etc. amounting  to  RMB1,228 million (2020: RMB972 million). (iv) The amounts represent the bank deposits received from or repaid to CMCC Group and related interest expenses. The interest rate of short-term bank deposits is negotiated based on the benchmark interest rate published by the PBOC.

154 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 40 RELATED PARTY TRANSACTIONS (CONTINUED)    Principal transactions with associates and joint ventures of the Group    The following is a summary of principal related party transactions entered into by the Group with the associates and joint ventures of the Group for the year ended 31 December 2021 and 2020, the terms of which are fair and reasonable.                Note    2021    Million    2020    Million    Revenue from telecommunications services    (i)    796    582    Technical support services charges    (ii)    4,847    2,515    Property leasing and management services revenue    (iii)    33    32    Dividend received        3,927    4,362    Related costs for use of tower assets    (iv)    41,486    41,438    Additions of right-of-use assets    (iv)    4,393    4,168    Increase/(decrease) in cash, cash equivalents and                bank deposits, net    (v)    17,179    (3,228)    Increase/(decrease) in other financial assets measured                at amortized cost    (vi)    304    (3,448)    Purchase of financial assets measured at FVPL    (vii)    18,500    16,250    Disposal of financial assets measured at FVPL    (vii)    14,549    44,414    Interest and other income    (viii)    3,174    969        The outstanding balances related to transactions with the associates and joint ventures of the Group are included in the following accounts captions summarized as follows:            As at    31 December    As at    31 December        2021    2020        Million    Million    Accounts receivable    260    185    Right-of-use assets    20,169    30,355    Other receivables    340    459    Cash, cash equivalents and bank deposits    75,362    56,466    Other financial assets measured at amortized cost    5,783    5,449    Financial assets measured at FVPL    30,623    25,692    Prepayments and other current assets    –    23    Lease liabilities    22,836    37,729    Accounts payable    4,692    4,691    Bills payable    3,534    1,214    Accrued expenses and other payables    9,908    8,228

Annual Report 2021 155 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated)40 RELATED PARTY TRANSACTIONS (CONTINUED)   Principal transactions with associates and joint ventures of the Group (Continued)    Note:        The Group provides telecommunications services to Group’s associates and joint ventures for the telecommunications project planning, design and construction services and telecommunications services.        The Group purchases technical support and other services from the Group’s associates and joint ventures.        The Group provides property leasing and management service to China Tower and other associates and joint ventures.        The amounts primarily represent the right-of-use assets and lease liabilities recognized and other services charges to China Tower for the use of telecommunications towers. For the year ended 31 December 2021, related costs for use of tower assets include the depreciation of right-of-use assets amounting to RMB14,162 million (2020: RMB13,500 million), charges for use of tower assets and the finance cost associated with the lease liabilities, etc. amounting to RMB27,324 million (2020: RMB27,938 million).        The amounts represent the deposits placed with SPD Bank, the interest rate of which is negotiated based on the benchmark interest rate published by PBOC.        The amounts represent the short-term loans granted to China Tower and debt instrument investments placed with SPD Bank. The related interest rates are mutually agreed among both parties with reference to the market interest rates.        The amounts represent the WMPs purchased from SPD Bank and  the  CB  publicly  issued  by  SPD  Bank.  The  return  rates  of  WMPs are determined with reference to market conditions and the fair values of CB are based on quoted market prices (level 1).        The amounts primarily represent interest income from the deposits placed with SPD Bank, the short-term loans granted to China Tower and debt instrument investments placed with SPD Bank, and the income derived from WMPs purchased from SPD Bank and the CB publicly issued by SPD Bank.        Transactions with associates and joint ventures of CMCC Group    In addition, the Group has entered into transactions with associates and joint ventures of CMCC Group during the ordinary course of the Group’s business based on terms comparable to terms of transactions enacted with other entities, the amounts of such transactions and related outstanding balances were not material.

156 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 40 RELATED PARTY TRANSACTIONS (CONTINUED)    Transactions with other government-related entities in the PRC    The Group is a government-related enterprise and operates in an economic regime currently dominated by entities directly or indirectly controlled by the PRC government through government authorities, agencies, affiliations and other organization (collectively referred to as “government-related entities”).        Apart from transactions with CMCC Group (notes 28 and 40(a)) and associates and joint ventures (note 40(b)), the Group has collectively, but not individually, significant transactions with other government- related entities which include but not limited to the following:        rendering and receiving telecommunications services, including interconnection revenue/charges        sharing certain telecommunications network infrastructures and frequency bands of the radio spectrum        purchasing of goods, including use of public utilities        placing of bank deposits and purchasing of investment products        These transactions are conducted during the ordinary course of the Group’s business based on terms comparable to the terms of transactions  enacted  with  other  entities  that  are  not  government-related. The Group prices all its telecommunications  services  and  products  based  on  commercial  negotiations  with reference to rules and regulations stipulated by related authorities of the PRC Government, where applicable. The Group has also established its procurement policies and approval processes for purchases     of products and services, which do not depend on whether the counterparties are government-related entities or not.        For key management personnel remuneration, please refer to note 11.    FINANCIAL RISK MANAGEMENT AND FAIR VALUES MEASUREMENT    Exposure to credit, liquidity, interest rate and foreign currency risks arises in the normal course of the Group’s business. The Group’s exposure to these risks and the financial risk management policies and practices used by the Group to manage these risks are described below:  (a) Credit risk and concentration risk    The Group’s credit risk is primarily attributable to the financial assets in the balance sheet, which mainly include deposits with banks, WMPs (recorded in financial assets measured at FVPL), CB (recorded in financial assets measured at FVPL), accounts receivable, other receivables and other financial assets measured at amortized cost. The maximum exposure to credit risk is represented by the carrying amount of the financial assets.

Annual Report 2021 157 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 41 FINANCIAL RISK MANAGEMENT AND FAIR VALUES MEASUREMENT (CONTINUED)   Credit risk and concentration risk (Continued)    Risk management    Substantially all the Group’s cash at banks, and bank deposits are deposited in financial institutions       in the mainland of China and Hong Kong. The credit risk on liquid funds is limited as the majority of counterparties are financial institutions with high credit ratings assigned by international credit-rating agencies and large state-controlled financial institutions. The Group’s WMPs are issued by major domestic banks and other financial institutions investing in low risk underlying assets, which mainly consist of bank deposits, treasury bond, central bank bill, local government debt, corporate bond or debt with high credit ratings. CB are bonds with AAA credit rating bonds issued by SPD Bank. Other financial assets measured at amortized cost primarily include short-term loans and debt instrument investments with banks and financial institutions with high credit or  short-term  loans  granted  to China Tower, as such, the related credit risk is considered as immaterial.        The accounts receivable of the Group are primarily comprised of receivables due from customers and other telecommunications operators. Accounts receivable from individual customers are spread among an extensive number of customers and the majority of the receivables from individual customers are due for payment within one month from the date of billing. For corporate customers, the credit period granted by the Group is based on the service contract terms, normally not exceeding 1 year. Other receivables primarily comprise receivables due from deposits and guarantees. Management has a credit policy in place and the exposures to these credit risks are monitored on an ongoing basis, taking into account the counter parties’ financial position, the Group’s past experience and other factors. Meanwhile, concentrations of credit risk with respect  to accounts receivables are limited due to the Group’s customer base being large and unrelated.  As such, management considers the aggregate risks arising from the possibility of credit losses is limited and acceptable.        Impairment of financial assets    The Group has 2 types of assets that are subject to expected credit loss model:        Accounts receivable and contract assets        Other financial assets measured at amortized cost        Accounts receivable and contract assets    The Group applies the simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all accounts receivable and contract assets.        To measure the expected credit losses, accounts receivable have been grouped by amounts due from individual customers, corporate customers, and other miscellaneous customer groups based on similar credit risk characteristics and ages.        The expected loss rates are based on the payment profiles of sales over a period before 31 December 2021 or 31 December 2020 respectively and the corresponding historical credit losses experienced within this period. The Group’s expected loss rates are mainly determined based on the corresponding historical credit losses. The Group also has considered the expected changes in macroeconomic factors, such as Consumer Price Index (“CPI”), Producer Price Index (“PPI”) and Gross Domestic Product (“GDP”), and adjusted the historical loss rates based on expected changes in these factors accordingly to reflect current and forward-looking information affecting the ability of the customers to settle the receivables.

158 China Mobile Limited

Notes to the consolidated financial statements (Continued)

(Expressed in RMB unless otherwise indicated)

41 FINANCIAL RISK MANAGEMENT AND FAIR VALUES MEASUREMENT (CONTINUED)

(a) Credit risk and concentration risk (Continued)

(ii) Impairment of financial assets (Continued)

Accounts receivable and contract assets (Continued)

The expected credit loss as at 31 December 2021 and 2020 was determined as follows for each customers group of accounts receivables due from individual customers and corporate customers, respectively:

	Within 30 days Million	31 days to 90 days Million	91 days to 1 year Million	Over 1 year Million
As at 31 December 2021				
Individual customers				
Expected loss rate	**2%**	**20%**	**80%**	**100%**
Gross carrying amount	**2,943**	**790**	**1,518**	**1,420**
Loss allowance	**(59)**	**(158)**	**(1,214)**	**(1,420)**

	Within 180 days Million	181 days to 1 year Million	1 year to 2 years Million	2 years to 3 years Million	Over 3 years Million
As at 31 December 2021					
Corporate customers					
Expected loss rate	**3%**	**25%**	**65%**	**85%**	**100%**
Gross carrying amount	**15,403**	**6,315**	**4,237**	**2,353**	**2,072**
Loss allowance	**(462)**	**(1,579)**	**(2,754)**	**(2,000)**	**(2,072)**

	Within 30 days Million	31 days to 90 days Million	91 days to 1 year Million	Over 1 year Million
As at 31 December 2020				
Individual customers				
Expected loss rate	2%	20%	80%	100%
Gross carrying amount	3,112	846	1,772	1,531
Loss allowance	(62)	(169)	(1,418)	(1,531)

	Within 180 days Million	181 days to 1 year Million	1 year to 2 years Million	2 years to 3 years Million	Over 3 years Million
As at 31 December 2020					
Corporate customers					
Expected loss rate	3%	25%	65%	85%	100%
Gross carrying amount	15,405	6,048	3,361	1,433	1,438
Loss allowance	(462)	(1,512)	(2,185)	(1,218)	(1,438)

As at 31 December 2021 and 2020, the expected loss rates for contract assets are from 2% to 5%.

The expected credit loss of the receivables from other customers is insignificant.

Annual Report 2021 159

Notes to the consolidated financial statements (Continued)

(Expressed in RMB unless otherwise indicated)

41 FINANCIAL RISK MANAGEMENT AND FAIR VALUES MEASUREMENT (CONTINUED)

(a) Credit risk and concentration risk (Continued)

(ii) Impairment of financial assets (Continued)

Accounts receivable and contract assets (Continued)

Expected credit impairment losses on accounts receivable are presented within other operating expenses. Subsequent recoveries of amounts previously written off are credited against the same line item. Individual receivables which were known to be uncollectible were written off by reducing the carrying amount directly.

Other financial assets measured at amortized cost

Other financial assets measured at amortized cost include cash and cash equivalents, bank deposits, restricted bank deposits, other receivables, short-term loans, debt instrument investments and amount due from ultimate holding company, etc. They are considered to be of low credit risk and the relevant expected credit loss is insignificant.

(b) Liquidity risk

Liquidity risk refers to the risk that funds will not be available to meet liabilities as they fall due, and results from timing and amount mismatches of cash inflow and outflow. The Group maintains sufficient cash balances and bank deposits (which are readily convertible to known amounts of cash) to meet its funding needs, including working capital, payments for short-term deposits of CMCC Group received by China Mobile Finance, dividend payments and capital expenditures, etc.

The following table sets out the remaining contractual maturities at the balance sheet date of the Group's financial liabilities, which are based on the undiscounted cash flows (including interest payments computed using contractual rates or, if floating, based on prevailing rates at the balance sheet date) and the earliest date the Group would be required to repay:

	Carrying amount Million	Total contractual undiscounted cash flow Million	Within 1 year or on demand Million	More than 1 year but less than 3 years Million	More than 3 years but less than 5 years Million	More than 5 years Million
As at 31 December 2021						
Accounts payable	152,712	152,712	152,712	–	–	–
Bills payable	12,747	12,747	12,747	–	–	–
Accrued expenses and other payables	264,545	264,545	264,545	–	–	–
Amount due to ultimate holding company	23,478	23,478	23,478	–	–	–
Lease liabilities	56,981	61,776	26,519	19,875	8,552	6,830
Other non-current liabilities	373	425	–	78	75	272
	510,836	515,683	480,001	19,953	8,627	7,102

160 China Mobile Limited

Notes to the consolidated financial statements (Continued)

(Expressed in RMB unless otherwise indicated)

41 FINANCIAL RISK MANAGEMENT AND FAIR VALUES MEASUREMENT (CONTINUED)

(b) Liquidity risk (Continued)

	Carrying amount Million	Total contractual undiscounted cash flow Million	Within 1 year or on demand Million	More than 1 year but less than 3 years Million	More than 3 years but less than 5 years Million	More than 5 years Million
As at 31 December 2020						
Accounts payable	167,990	167,990	167,990	–	–	–
Bills payable	4,561	4,561	4,561	–	–	–
Accrued expenses and other payables	200,952	200,952	200,952	–	–	–
Amount due to ultimate holding company	26,714	26,714	26,714	–	–	–
Lease liabilities	66,633	72,291	23,780	22,927	17,513	8,071
Other non-current liabilities	460	479	–	67	70	342
	467,310	472,987	423,997	22,994	17,583	8,413

(c) Interest rate and fair value risk

The Group consistently monitors the current and potential fluctuation of interest rates in managing the interest rate risk on a reasonable level. As at 31 December 2021, the Group did not have any interest-bearing borrowings at variable rates, but had RMB19,165 million (as at 31 December 2020: RMB26,706 million) of short-term bank deposits placed by CMCC, which were at fixed rate and expose the Group to fair value interest rate risk. The Group determines the amount of its fixed rate borrowings depending on the prevailing market condition. Management does not expect fair value interest rate risk to be high as the interest involved will not be significant.

As at 31 December 2021, total cash and bank deposits balances of the Group amounted to RMB342,201 million (as at 31 December 2020: RMB334,777 million), interest-bearing other financial assets measured at amortized cost amounted to RMB34,426 million (as at 31 December 2020: RMB36,837 million), certificates of deposits amounted to RMB10,010 million (as at 31 December 2020: RMB15,000 million) and WMPs, monetary funds and other investment products amounted to RMB199,741 million (as at 31 December 2020: RMB117,289 million). The interest and other income generated by the assets mentioned above for 2021 was RMB16,361 million (2020: RMB14,332 million) and the average interest rate was 3.00% (2020: 3.02%). Assuming the total cash and bank balances, interest-bearing receivables and WMPs are stable in the coming year and interest rate increases/decreases by 100 basis points, the profit for the year and total equity would approximately increase/decrease by RMB4,396 million (2020: RMB3,779 million).

The carrying amount of the financial instruments carried at amortized cost are not materially different from their respective fair values at the balance sheet dates due to the short-terms or repayable on demand nature.

(d) Foreign currency risk

The Group has foreign currency risk as certain cash and deposits with banks are denominated in foreign currencies, principally Hong Kong dollars and US dollars that is different from the functional currency of the respective group entities. As the amount of the Group's foreign currency cash and deposits with banks represented 1.8% (2020: 3.1%) of the total cash and deposits with banks, the Group considered the related foreign currency risk was immaterial.

Annual Report 2021 161 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 42 CAPITAL COMMITMENTS    The Group’s capital expenditure contracted for as at 31 December but not provided for in the  consolidated financial statements are as follows:            2021    Million    2020    Million    Land and buildings    4,049    8,607    Telecommunications equipment and others    29,510    37,967        33,559    46,574 EVENTS AFTER THE REPORTING PERIOD    RMB Share Issue    On 5 January 2022, the Company completed the RMB Share Issue and issued 845,700,000 RMB Shares (before the exercise of the over-allotment option). On 9 February 2022, the Company further issued 57,067,867 RMB Shares pursuant to the exercise of the over-allotment option. The final number of RMB Shares issued under the RMB Share Issue was 902,767,867 shares, representing 4.22% of the total number of issued shares of the Company immediately after the exercise of the over-allotment option.        Buy back Hong Kong Shares    At the annual general meeting of the Company held on 29 April 2021, the shareholders of the Company granted to the Board of Directors the authority to buy back up to 2,047,548,289 shares listed on the HKEX (the “Hong Kong Shares”). From the balance sheet date to the date of approval of these financial statements, the Company has bought back accumulatively 15,424,000 Hong Kong Shares. Such buy-backs were financed from the Company’s available cash flow or working capital facilities. Proposed dividend    After the balance sheet date, the Board of Directors proposed a final dividend for the year ended 31 December 2021. Further details are disclosed in note 38(b)(i).    COMPARATIVE FIGURES    Certain comparative figures on the consolidated financial statements have been reclassified to conform to the presentation for the year.    ACCOUNTING ESTIMATES AND JUDGEMENTS    Critical estimations and judgements are as follows:  Impairment losses of accounts receivable    The impairment loss allowance of accounts receivable is based on assumptions about risk of default and expected loss rates. The Group assesses these assumptions and selects the inputs to the impairment calculation, based on the Group’s historical credit losses, macroeconomic factors as well as expected changes in these factors at each balance sheet date.

162 China Mobile Limited Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 45 ACCOUNTING ESTIMATES AND JUDGEMENTS (CONTINUED)   Depreciation    Depreciation is calculated to write off the cost of property, plant and equipment, less their estimated residual value, if any, using the straight-line method over their estimated useful lives. The Group reviews the estimated useful lives and residual values of the assets annually in order to determine the amount of depreciation expense to be recorded during any reporting period. The useful lives and residual values are determined based on the Group’s historical experience with similar assets and take into account anticipated technological changes. The depreciation expense for future periods is adjusted if there are significant changes from previous estimates.        Taxation    The Group is subject to income taxes mainly in the mainland of China and Hong Kong. Significant judgment     is required in determining the provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognizes liabilities for anticipated tax issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.        For temporary differences which give rise to deferred tax assets, the Group assesses the likelihood that the deferred tax assets could be recovered. Deferred tax assets are recognized based on the Group’s estimates and assumptions that they will be recovered from taxable income arising from continuing operations in the foreseeable future. Impairment of property, plant and equipment, goodwill, right-of-use assets, other intangible assets and investments accounted for using the equity method    The Group’s property, plant and equipment, goodwill, right-of-use assets, other intangible assets and investments accounted for using the equity method comprise a significant portion of the Group’s total assets. Changes in technology or industry conditions may cause the value of these assets to change. Property, plant        and equipment, right-of-use assets, other intangible assets subject to amortization and investments accounted     for using the equity method,  are  reviewed  at  least  annually  to  determine  whether  there  is  any  indication of impairment. The recoverable amount is estimated whenever events or changes in  circumstances  have  indicated that their carrying amounts may not be recoverable. In addition, for goodwill and other intangible assets with indefinite useful lives, the recoverable amount is estimated annually whether or not there is any indication    of impairment.        The recoverable amount of an asset is the greater of its fair value less costs of disposal and VIU. In assessing VIU, the estimated future cash flows are discounted to their present value using a  pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to  the  asset. The calculation of the estimated future cash flow requires significant judgement relating to level of revenue and amount of operating costs. The Group uses all readily available information in determining an amount that is a reasonable estimation of the recoverable amount, including estimates based on reasonable and supportable assumptions and projections of revenue and operating costs. Changes in these estimates could have a significant impact on the carrying value of the assets and could result in further impairment charge or reversal of impairment in future periods. Additional information for the impairment assessment of goodwill and investments accounted for using the equity method is disclosed in notes 18 and 20, respectively.

Annual Report 2021 163 Notes to the consolidated financial statements (Continued) (Expressed in RMB unless otherwise indicated) 46 POSSIBLE IMPACT OF AMENDMENTS, NEW STANDARDS, INTERPRETATIONS AND DISCLOSURES ISSUED BUT NOT YET EFFECTIVE OR MANDATORY FOR THE YEAR ENDED 31 DECEMBER 2021    Up to the date of issue of these financial statements, the IASB/HKICPA has issued a number of amendments and new standards which are not yet effective or mandatory for the year ended 31 December 2021 and which have not been adopted in these financial statements. Of these developments, the following relate to matters that may be relevant to the Group’s operations and financial statements:        Effective for accounting    periods beginning on or after Amendments to IFRS/HKFRS 3, “Business combinations” – Reference    to the conceptual framework 1 January 2022        Amendments to IAS/HKAS 16, “Property, plant and equipment” – Property,    plant and equipment: Proceeds before intended use 1 January 2022        Amendments to IAS/HKAS 37, “Provisions, Contingent Liabilities and    Contingent Assets” – Onerous contracts – cost of fulfilling a contract 1 January 2022    Annual Improvements to IFRS/HKFRS Standards 2018-2020 Cycle 1 January 2022 IFRS/HKFRS 17 and Amendments to IFRS/HKFRS 17, “Insurance contracts” 1 January 2023 Amendments to IAS/HKAS 1, “Presentation of financial statements” – Classification    of liabilities as current or non-current 1 January 2023        Amendments to IAS/HKAS 1, “Presentation of financial statements” and IFRS/HKFRS Practice Statement 2, “Making materiality judgements” –    Disclosure of accounting policies 1 January 2023        Amendments to IAS/HKAS 8, “Accounting policies, changes in accounting estimates    and errors” – Definition of accounting estimates 1 January 2023 Amendments to IAS/HKAS 12, “Income taxes” – Deferred tax related    to assets and liabilities arising from a single transaction1 January 2023        Amendments to IFRS/HKFRS 10, “Consolidated  Financial  Statements”  and IAS/HKAS 28, “Investments in associates and joint ventures” – Sale or contribution    of assets between an investor and its associate or joint venture To be determined        Management is assessing the impact of such new standards and amendments to standards and will adopt the relevant standards and amendments to standards in the subsequent periods as required.

164 China Mobile Limited FINANCIAL SUMMARY  (Expressed in RMB)   RESULTS   2021 Million 2020 Million 2019 Million 2018 Million 2017 Million Operating revenue Revenue from telecommunications services 751,409 695,692 674,392 670,907 668,351 Revenue from sales of products and others 96,849 72,378 71,525 65,912 72,163  848,258 768,070 745,917 736,819 740,514 Operating expenses      Network operation and support expenses 225,010 206,424 175,810 200,007 192,340 Depreciation and amortization 193,045 172,401 182,818 154,154 150,295 Employee benefit and related expenses 118,680 106,429 102,518 93,939 85,513 Selling expenses 48,243 49,943 52,813 60,326 61,086 Cost of products sold 96,083 73,100 72,565 66,231 73,668 Other operating expenses 49,234 47,039 46,244 40,775 57,486  730,295 655,336 632,768 615,432 620,388 Profit from operations 117,963 112,734 113,149 121,387 120,126 Other gains 8,257 5,602 4,029 2,906 2,389 Interest and other income 16,729 14,341 15,560 15,885 15,883 Finance costs (2,679) (2,996) (3,246) (144) (210) Income from investments accounted for using the equity method  11,914  12,678  12,641  13,861  9,949 Profit before taxation 152,184 142,359 142,133 153,895 148,137 Taxation (35,878) (34,219) (35,342) (35,944) (33,723) PROFIT FOR THE YEAR 116,306 108,140 106,791 117,951 114,414

Annual Report 2021 165

Financial Summary (Continued)

(Expressed in RMB)

RESULTS (CONTINUED)

	2021 Million	2020 Million	2019 Million	2018 Million	2017 Million
Other comprehensive income for the year, net of tax:					
Items that will not be subsequently reclassified to profit or loss					
Changes in the fair value of financial assets measured at fair value through other comprehensive income	**(406)**	957	(75)	(168)	–
Remeasurement of defined benefit liabilities	**(143)**	–	–	–	–
Share of other comprehensive income/(loss) of investments accounted for using the equity method	**7**	(32)	14	60	–
Items that may be subsequently reclassified to profit or loss					
Changes in value of available-for-sale financial assets	**–**	–	–	–	(5)
Currency translation differences	**(882)**	(1,915)	683	1,160	(735)
Share of other comprehensive (loss)/income of investments accounted for using the equity method	**(219)**	(585)	428	1,188	(1,038)
TOTAL COMPREHENSIVE INCOME FOR THE YEAR	**114,663**	106,565	107,841	120,191	112,636
Profit attributable to:					
Equity shareholders of the Company	**116,148**	107,843	106,641	117,781	114,279
Non-controlling interests	**158**	297	150	170	135
PROFIT FOR THE YEAR	**116,306**	108,140	106,791	117,951	114,414
Total comprehensive income attributable to:					
Equity shareholders of the Company	**114,505**	106,268	107,691	120,021	112,501
Non-controlling interests	**158**	297	150	170	135
TOTAL COMPREHENSIVE INCOME FOR THE YEAR	**114,663**	106,565	107,841	120,191	112,636

166 China Mobile Limited Financial Summary (Continued) (Expressed in RMB) ASSETS AND LIABILITIESAs at 31 December 2021 Million As at 31 December 2020 Million As at 31 December 2019 Million As at 31 December 2018 Million As at 31 December 2017 Million Property, plant and equipment 723,305 705,547 674,832 666,496 648,029 Construction in progress 71,742 71,651 67,978 72,180 78,112 Right-of-use assets 55,350 65,091 74,308 – – Land use rights 15,739 16,192 16,489 16,593 16,566 Goodwill 35,344 35,344 35,343 35,343 35,343 Other intangible assets 8,171 7,213 3,475 2,620 1,721 Investments accounted for using the equity method  169,556  161,811  155,228  145,325  132,499 Deferred tax assets 43,216 38,998 32,628 29,654 33,343 Financial assets measured at fair value through other comprehensive income  689  1,111  513  587  – Financial assets measured at fair value through profit or loss  78,600 Available-for-sale financial assets 44 Restricted bank deposits 7,046 8,836 10,063 12,369 6,504 Other non-current assets 37,198 36,345 28,517 19,627 11,756 Current assets 595,371 579,743 529,866 535,116 558,196 Total assets 1,841,327 1,727,882 1,629,240 1,535,910 1,522,113 Current liabilities 582,148 517,274 462,067 474,398 529,982 Lease liabilities – non-current  30,922  42,460  51,635  –  – Deferred revenue – non-current  8,487  8,601  6,861  4,881  2,888 Deferred tax liabilities 2,369 1,668 1,388 822 362 Other non-current liabilities 7,109 5,107 – – – Total liabilities 631,035 575,110 521,951 480,101 533,232 Total equity 1,210,292 1,152,772 1,107,289 1,055,809 988,881

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China Mobile Limited 60/F., The Center, 99 Queen’s Road Central, Hong Kong Tel : (852) 3121 8888 Fax : (852) 3121 8809Website: www.chinamobileltd.com Welcome to China Mobile Limited’s website This annual report is printed on environmentally friendly paper